EXHIBIT (17)(a)(ii)

EATON VANCE ALABAMA MUNICIPALS FUND
EATON VANCE ARKANSAS MUNICIPALS FUND
EATON VANCE GEORGIA MUNICIPALS FUND
EATON VANCE KENTUCKY MUNICIPALS FUND
EATON VANCE LOUISIANA MUNICIPALS FUND
EATON VANCE MARYLAND MUNICIPALS FUND
EATON VANCE MISSOURI MUNICIPALS FUND
EATON VANCE NORTH CAROLINA MUNICIPALS FUND
EATON VANCE OREGON MUNICIPALS FUND
EATON VANCE SOUTH CAROLINA MUNICIPALS FUND
EATON VANCE TENNESSEE MUNICIPALS FUND
EATON VANCE VIRGINIA MUNICIPALS FUND
Supplement to Statement of Additional Information dated January 1, 2009

EATON VANCE CALIFORNIA MUNICIPALS FUND
EATON VANCE MASSACHUSETTS MUNICIPALS FUND
EATON VANCE NATIONAL MUNICIPALS FUND
EATON VANCE NEW YORK MUNICIPALS FUND
EATON VANCE OHIO MUNICIPALS FUND
EATON VANCE RHODE ISLAND MUNICIPALS FUND
Supplement to Statements of Additional Information dated February 1, 2009

EATON VANCE AMT-FREE MUNICIPAL BOND FUND
Supplement to Statement of Additional Information dated May 1, 2009

EATON VANCE HIGH YIELD MUNICIPALS FUND
EATON VANCE INSURED MUNICIPALS FUND
EATON VANCE KANSAS MUNICIPALS FUND
Supplement to Statements of Additional Information dated June 1, 2009

EATON VANCE AMT-FREE LIMITED MATURITY MUNICIPALS FUND
EATON VANCE CALIFORNIA LIMITED MATURITY MUNICIPALS FUND
EATON VANCE MASSACHUSETTS LIMITED MATURITY MUNICIPALS FUND
EATON VANCE NATIONAL LIMITED MATURITY MUNICIPALS FUND
EATON VANCE NEW JERSEY LIMITED MATURITY MUNICIPALS FUND
EATON VANCE NEW YORK LIMITED MATURITY MUNICIPALS FUND
EATON VANCE PENNSYLVANIA LIMITED MATURITY MUNICIPALS FUND
Supplement to Statements of Additional Information dated August 1, 2009

Effective December 1, 2009, each Fund will change its name as follows:

Eaton Vance Alabama Municipal Income Fund
Eaton Vance AMT-Free Limited Maturity Municipal Income Fund
Eaton Vance AMT-Free Municipal Income Fund
Eaton Vance Arkansas Municipal Income Fund
Eaton Vance California Limited Maturity Municipal Income Fund
Eaton Vance California Municipal Income Fund
Eaton Vance Georgia Municipal Income Fund
Eaton Vance High Yield Municipal Income Fund
Eaton Vance Insured Municipal Income Fund
Eaton Vance Kansas Municipal Income Fund
Eaton Vance Kentucky Municipal Income Fund
Eaton Vance Louisiana Municipal Income Fund
Eaton Vance Maryland Municipal Income Fund
Eaton Vance Massachusetts Limited Maturity Municipal Income Fund

Eaton Vance Massachusetts Municipal Income Fund
Eaton Vance Missouri Municipal Income Fund
Eaton Vance National Limited Maturity Municipal Income Fund
Eaton Vance National Municipal Income Fund
Eaton Vance New Jersey Limited Maturity Municipal Income Fund
Eaton Vance New York Limited Maturity Municipal Income Fund
Eaton Vance New York Municipal Income Fund
Eaton Vance North Carolina Municipal Income Fund
Eaton Vance Ohio Municipal Income Fund
Eaton Vance Oregon Municipal Income Fund
Eaton Vance Pennsylvania Limited Maturity Municipal Income Fund
Eaton Vance Rhode Island Municipal Income Fund
Eaton Vance South Carolina Municipal Income Fund
Eaton Vance Tennessee Municipal Income Fund
Eaton Vance Virginia Municipal Income Fund

In addition, the following changes to Eaton Vance Insured Municipals Fund are effective immediately:

1. The following replaces the section entitled “Insured Obligations.” under “Strategies and Risks” in its entirety:

Insured Obligations. Insured municipal obligations held by the Insured Fund (“Insured Fund obligations”) will be insured as to their scheduled payment of principal and interest under (i) an insurance policy obtained by the issuer or underwriter of the obligation at the time of its original issuance (“Issue Insurance”), (ii) an insurance policy obtained by the Insured Fund or a third party subsequent to the obligation’s original issuance (“Secondary Market Insurance”) or (iii) a municipal insurance policy purchased by the Insured Fund (“Mutual Fund Insurance”). Each type of insurance insures the timely payment of interest and principal of the obligation but does not protect the market value of such obligation or the net asset value of the Insured Fund.

Issue Insurance is generally purchased by the issuer or underwriter of the obligation and is non cancellable and effective as long as the securities are unpaid and the insurer remains in business. Secondary Market Insurance allows the Insured Fund or a third party to pay a single premium to insure a obligation as to principal and interest until maturity and to transfer the insurance benefit with the underlying security. Secondary Market Insurance premiums do not result in an expense to the Insured Fund, but are added to the cost basis of the obligation so insured. Mutual Fund Insurance may be purchased from insurance companies that guarantee the timely payment of interest and principal when due on certain Insured obligations that are designated by the insurer as eligible for such insurance. Mutual Fund Insurance may terminate upon the Insured Fund’s sale of the obligation or it may be extended to enhance the marketability of the obligation. To extend a policy, the Insured Fund will pay a single, predetermined premium payable from the proceeds of the sale of that obligation. It is expected that the Insured Fund will extend a policy only if, in the opinion of the Investment Adviser, the net proceeds from the sale of the obligation, as insured, would exceed the proceeds from the sale of that obligation without insurance. The price of Insured Fund obligations insured by Mutual Fund Insurance is expected to be more volatile than the price of Insured Fund obligations insured by Issue or Secondary Market Insurance. To the extent the Insured Fund’s obligations are insured by Mutual Fund Insurance, the price of the Insured Fund’s shares, will be more volatile than if such obligations were otherwise insured.

With respect to the 80% of its net assets which will be insured, the obligations held by the Insured Fund will be insured by insurers having a financial strength rating at least Baa by Moody’s or BBB by S&P or Fitch. See Appendix D for a brief description of the financial strength ratings. Insured Fund will invest at least 65% of its total assets in insured obligations. For purposes of these limitations, the Insured Fund’s investment adviser considers that insurance passes through to any residual interest in a trust that holds such insured municipal securities ("inverse floaters").

The Insured Fund anticipates that under normal conditions all or substantially all of its insured obligations will be subject to Issue Insurance or Secondary Market Insurance. If the Insured Fund purchases Mutual Fund Insurance, premiums are paid by the Insured Fund. These premiums are based on the credit quality and principal amount of the obligation to be insured. If the issuer, underwriter, or other third party purchases the insurance for the obligation, the value of such insurance is generally reflected in a higher market value or purchase price for the obligation. While insurance is intended to reduce financial risk, the cost of such insurance (from higher purchase prices of securities or the payment of insurance premiums) will result in lower yields on the Insured Fund obligations so insured.

2

The Insured Fund may also invest in municipal obligations that are secured by an escrow or trust account which contains securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities, that are backed by the full faith and credit of the United States, and sufficient, in combination with available trustee-held funds, in amount to ensure the payment of interest on and principal of the secured obligation (“collateralized obligations”). Collateralized obligations generally are regarded as having the credit characteristics of the underlying U.S. Government, agency or instrumentality securities. These obligations will not be subject to Issue Insurance, Secondary Market Insurance or Mutual Fund Insurance, but will be considered to be insured obligations for purposes of the Insured Fund’s policy of investing at least 80% of its net assets in insured obligations (but such obligations will not constitute more than 15% of the insured portion of the Insured Fund).

The credit quality of companies which provide such credit enhancements will affect the value of those securities. Although the insurance feature reduces certain financial risks, the premiums for insurance and the higher market price paid for insured obligations may reduce a Fund’s current yield. Insurance generally will be obtained from insurers with a financial strength rating at least Baa by Moody’s or BBB by S&P or Fitch. The insurance does not guarantee the market value of the insured obligation or the net asset value of a Fund’s shares. The Hawaii and Kansas Funds may also purchase municipal bonds that are additionally secured by insurance, bank credit agreements, or escrow accounts.

2. The following replaces the third paragraph under “Insurance” in Appendix F in its entirety:

Insurance will cover the timely payment of interest and principal on obligations and will be obtained from insurers with a claims-paying ability rated at least Baa by Moody's or BBB by S&P or Fitch. Obligations insured by any insurer with such a claims-paying ability rating will generally carry the same rating or credit risk as the insurer. See the Appendix in Part I for a brief description of Moody's, Fitch's and S&P's claims-paying ability ratings. Such insurers must guarantee the timely payment of all principal and interest on obligations as they become due. Such insurance may, however, provide that in the event of non-payment of interest or principal when due with respect to an insured obligation, the insurer is not obligated to make such payment until a specified time period has lapsed (which may be 30 days or more after it has been notified by the Fund that such non-payment has occurred). For these purposes, a payment of principal is due only at final maturity of the obligation and not at the time any earlier sinking fund payment is due. While the insurance will guarantee the timely payment of principal and interest, it does not guarantee the market value of the obligations or the net asset value of the Fund.

November 2, 2009

3

STATEMENT OF ADDITIONAL INFORMATION August 1, 2009

Eaton Vance California Limited Maturity Municipals Fund
Eaton Vance Massachusetts Limited Maturity Municipals Fund
Eaton Vance New Jersey Limited Maturity Municipals Fund
Eaton Vance New York Limited Maturity Municipals Fund
Eaton Vance Ohio Limited Maturity Municipals Fund
Eaton Vance Pennsylvania Limited Maturity Municipals Fund

Two International Place Boston, Massachusetts 02110 1-800-262-1122

This Statement of Additional Information (“SAI”) provides general information about the Funds. Each Fund is a non-diversified open-end management investment company. Each Fund is a series of Eaton Vance Investment Trust (the “Trust”). Capitalized terms used in this SAI and not otherwise defined have the meanings given to them in the prospectus. This SAI contains additional information about:

	Page		Page
Strategies and Risks	2	Purchasing and Redeeming Shares	19
Investment Restrictions	8	Sales Charges	20
Management and Organization	10	Performance	23
Investment Advisory and Administrative Services	15	Taxes	25
Other Service Providers	19	Portfolio Securities Transactions	28
Calculation of Net Asset Value	19	Financial Statements	30

Appendix A: Class A Fees, Performance and Ownership	31	Appendix E: Ratings	74
Appendix B: Class B Fees, Performance and Ownership	35	Appendix F: Eaton Vance Funds Proxy Voting Policy and Procedures	83
Appendix C: Class C Fees, Performance and Ownership	39	Appendix G: Adviser Proxy Voting Policies and Procedures	85
Appendix D: State Specific Information	42

Although each Fund offers only its shares of beneficial interest, it is possible that a Fund (or Class) might become liable for a misstatement or omission in this SAI regarding another Fund (or Class) because the Funds use this combined SAI. The Trustees of the Trust have considered this factor in approving the use of a combined SAI.

This SAI is NOT a prospectus and is authorized for distribution to prospective investors only if preceded or accompanied by the Fund prospectus dated August 1, 2009, as supplemented from time to time, which is incorporated herein by reference. This SAI should be read in conjunction with the prospectus, which may be obtained by calling 1-800-262-1122.

© 2009 Eaton Vance Management

The following defined terms may be used herein: “SEC” for the Securities and Exchange Commission; “CFTC” for the Commodities Futures Trading Commission; “IRS” for the Internal Revenue Service; “Code” for the Internal Revenue Code of 1986, as amended; “1940 Act” for the Investment Company Act of 1940, as amended; “1933 Act” for the Securities Act of 1933, as amended; and “FINRA” for the Financial Industry Regulatory Authority.

STRATEGIES AND RISKS

Primary strategies are defined in the prospectus. The following is a description of the various investment practices that may be engaged in, whether as a primary or secondary strategy, and a summary of certain attendant risks. The investment adviser(s) may not buy any of the following instruments or use any of the following techniques unless it believes that doing so will help achieve the investment objective(s).

Municipal Obligations. Municipal obligations are issued to obtain funds for various public and private purposes. Municipal obligations include bonds as well as tax-exempt commercial paper, project notes and municipal notes such as tax, revenue and bond anticipation notes of short maturity, generally less than three years. While most municipal bonds pay a fixed rate of interest semiannually in cash, there are exceptions. Some bonds pay no periodic cash interest, but rather make a single payment at maturity representing both principal and interest. Bonds may be issued or subsequently offered with interest coupons materially greater or less than those then prevailing, with price adjustments reflecting such deviation.

In general, there are three categories of municipal obligations, the interest on which is exempt from federal income tax and is not a tax preference item for purposes of the alternative minimum tax ("AMT"): (i) certain “public purpose” obligations (whenever issued), which include obligations issued directly by state and local governments or their agencies to fulfill essential governmental functions; (ii) certain obligations issued before August 8, 1986 for the benefit of non-governmental persons or entities; and (iii) certain “private activity bonds” issued after August 7, 1986 which include “qualified Section 501(c)(3) bonds” or refundings of certain obligations included in the second category. In assessing the federal income tax treatment of interest on any municipal obligation, each Fund will rely on an opinion of the issuer’s counsel (when available) and will not undertake any independent verification of the basis for the opinion.

Interest on certain “private activity bonds” issued after August 7, 1986 is exempt from regular federal income tax, but such interest (including a distribution by a Fund derived from such interest) is treated as a tax preference item which could subject the recipient to or increase the recipient’s liability for the AMT. For corporate shareholders, a Fund’s distributions derived from interest on all municipal obligations (whenever issued) are included in “adjusted current earnings” for purposes of the AMT as applied to corporations (to the extent not already included in alternative minimum taxable income as income attributable to private activity bonds).

The two principal classifications of municipal bonds are “general obligation” and “revenue” bonds. Issuers of general obligation bonds include states, counties, cities, towns and regional districts. The proceeds of these obligations are used to fund a wide range of public projects, including the construction or improvement of schools, highways and roads, water and sewer systems and a variety of other public purposes. The basic security of general obligation bonds is the issuer’s pledge of its faith, credit, and taxing power for the payment of principal and interest. The taxes that can be levied for the payment of debt service may be limited or unlimited as to rate and amount.

Revenue bonds are generally secured by the net revenues derived from a particular facility or group of facilities or, in some cases, from the proceeds of a special excise or other specific revenue source. Revenue bonds have been issued to fund a wide variety of capital projects including: electric, gas, water, sewer and solid waste disposal systems; highways, bridges and tunnels; port, airport and parking facilities; transportation systems; housing facilities, colleges and universities and hospitals. Although the principal security behind these bonds varies widely, many provide additional security in the form of a debt service reserve fund whose monies may be used to make principal and interest payments on the issuer’s obligations. Housing finance authorities have a wide range of security including partially or fully insured, rent subsidized and/or collateralized mortgages, and/or the net revenues from housing or other public projects. In addition to a debt service reserve fund, some authorities provide further security in the form of a state’s ability (without legal obligation) to make up deficiencies in the debt service reserve fund. Lease rental revenue bonds issued by a state or local authority for capital projects are normally secured by annual lease rental payments from the state or locality to the authority sufficient to cover debt service on the authority’s obligations. Such payments are usually subject to annual appropriations by the state or locality. Industrial development and pollution control bonds, although nominally issued by municipal authorities, are in most cases revenue bonds and are generally not secured by the taxing power of the municipality, but are usually secured by the revenues derived by the authority from payments of the industrial user or users. Each Fund may on occasion acquire revenue bonds which carry warrants or similar rights covering equity securities. Such warrants or rights may be held indefinitely, but if exercised, each Fund anticipates that it would, under normal circumstances, dispose of any equity securities so acquired within a reasonable period of time.

The obligations of any person or entity to pay the principal of and interest on a municipal obligation are subject to the provisions of bankruptcy, insolvency and other laws affecting the rights and remedies of creditors, such as the Federal Bankruptcy Act, and laws, if any, which may be enacted by Congress or state legislatures extending the time for payment of principal or interest, or both, or imposing other constraints upon enforcement of such obligations. Certain bond structures may be subject to the risk that a taxing authority may issue an adverse ruling regarding tax-exempt status. There is also the possibility that as a result of adverse economic conditions (including unforeseen financial events, natural disasters and other conditions that may affect an issuer’s ability to pay its obligations), litigation or other conditions, the power or ability of any person or entity to pay when due principal of and interest on a municipal obligation may be materially affected or interest and principal previously paid may be required to be refunded. There have been recent instances of defaults and bankruptcies involving municipal obligations which were not foreseen by the financial and investment communities. Each Fund will take whatever action it considers appropriate in the event of anticipated financial difficulties, default or bankruptcy of either the issuer of any municipal obligation or of the underlying source of funds for debt service. Such action may include retaining the services of various persons or firms (including affiliates of the investment adviser) to evaluate or protect any real estate, facilities or other assets securing any such obligation or acquired by a Fund as a result of any such event, and a Fund may also manage (or engage other persons to manage) or otherwise deal with any real estate, facilities or other assets so acquired. Each Fund anticipates that real estate consulting and management services may be required with respect to properties securing various municipal obligations in its portfolio or subsequently acquired by each Fund. Each Fund will incur additional expenditures in taking protective action with respect to portfolio obligations in (or anticipated to be in) default and assets securing such obligations.

The yields on municipal obligations will be dependent on a variety of factors, including purposes of issue and source of funds for repayment, general money market conditions, general conditions of the municipal bond market, size of a particular offering, maturity of the obligation and rating of the issue. The ratings of Moody’s, S&P and Fitch represent their opinions as to the quality of the municipal obligations which they undertake to rate, and in the case of insurers, other factors including the claims-paying ability of such insurer. It should be emphasized, however, that ratings are based on judgment and are not absolute standards of quality. Consequently, municipal obligations with the same maturity, coupon and rating may have different yields while obligations of the same maturity and coupon with different ratings may have the same yield. In addition, the market price of such obligations will normally fluctuate with changes in interest rates, and therefore the net asset value of a Fund will be affected by such changes.

Insured Obligations. Each Fund may purchase municipal obligations that are insured as to their scheduled payment of principal and interest. Such insurance generally will be obtained from insurers having a financial strength rating at least Baa by Moody’s or BBB by S&P or Fitch. Although the insurance feature may reduce some financial risks, the premiums for insurance and the higher market price sometimes paid for insured obligations may reduce a Fund’s current yield. In addition, changes in the ratings of an insurer may affect the value of an insured obligation, and in some cases may even cause the value of a security to be less than a comparable uninsured obligation. See Appendix E for a description of the ratings of S&P and Moody’s. The insurance does not guarantee the market value of the insured obligation or the net asset value of a Fund’s shares.

State-Specific Concentration. For a discussion of the risks associated with investing in municipal obligations of a particular state’s issuers, see “Risks of Concentration” in Appendix D. Each Fund may also invest a total of up to 35% of its net assets in the obligations of Puerto Rico, the U.S. Virgin Islands and Guam. Accordingly, a Fund may be adversely affected by local political and economic conditions and developments within Puerto Rico, the U.S. Virgin Islands and Guam affecting the issuers of such obligations. Each Fund may also invest to a limited extent in obligations issued by the N. Mariana Territories and American Samoa. Information about some of these conditions and developments is included in Appendix D.

Sector Concentration. Each Fund may invest 25% or more of its total assets in municipal obligations in certain sectors. There could be economic, business or political developments or court decisions that adversely affect all municipal obligations in the same sector. In particular, investments in revenue bonds might involve (without limitation) the following risks.

Hospital bond ratings are often based on feasibility studies which contain projections of expenses, revenues and occupancy levels. Among the influences affecting a hospital’s gross receipts and net income available to service its debt are demand for hospital services, the ability of the hospital to provide the services required, management capabilities, economic developments in the service area, efforts by insurers and government agencies to limit rates and expenses, confidence in the hospital, service area economic developments, competition, availability and expense of malpractice insurance, Medicaid and Medicare funding and possible federal legislation limiting the rates of increase of hospital charges.

Electric utilities face problems in financing large construction programs in an inflationary period, cost increases and delay occasioned by safety and environmental considerations (particularly with respect to nuclear facilities), difficulty in obtaining fuel at reasonable prices, and in achieving timely and adequate rate relief from regulatory commissions, effects of energy conservation and limitations on the capacity of the capital market to absorb utility debt.

Industrial development bonds (“IDBs”) are normally secured only by the revenues from the project and not by state or local government tax payments, they are subject to a wide variety of risks, many of which relate to the nature of the specific project. Generally, IDBs are sensitive to the risk of a slowdown in the economy.

Standard tobacco bonds are secured by a single source of revenue, installment payments made by tobacco companies stemming from the settlement of lawsuits brought against them by various states (the “Master Settlement Agreement”). Appropriation backed tobacco bonds are supported by the same Master Settlement Agreement payments as standard tobacco bonds, but are also subject to a state’s pledge that the governor will request an appropriation of funds in its annual budget for debt service if Master Settlement Agreement revenues are insufficient. These payments are not generally fixed but rather are tied to the volume of the company’s U.S. sales of cigarettes. Tobacco bonds are subject to several risks, including the risk that cigarette consumption declines or that a tobacco company defaults on its obligation to make payments to the state. Escrowed tobacco bonds no longer rely on Master Settlement Agreement revenue as security, and are backed by a variety of government securities.

In addition, the airline industry continues to evolve. A number of major carriers have either emerged from bankruptcy or are currently in bankruptcy. Recent problems include, but are not limited to, increased competition, labor and union conflicts, greater security costs and fluctuating jet fuel prices. Court rulings have given some guidance to the viability of collateral structures. However, there is still uncertainty as to the strength of collateral pledged under various security systems.

Certain tax-exempt bonds issued by Native American tribes may be subject to the risk that a taxing authority would determine that the income from such bonds is not eligible for tax-exempt status. In the event of any final adverse ruling to this effect, holders of such bonds may be subject to penalties.

Duration. In pursuing its investment objective each Fund seeks to maintain a dollar weighted average portfolio duration of between three and nine years. Duration represents the dollar weighted average maturity of expected cash flows (i.e., interest and principal payments) on one or more debt obligations, discounted to their present values. The duration of an obligation is usually not more than its stated maturity and is related to the degree of volatility in the market value of the obligation. Maturity measures only the time until a bond or other debt security provides its final payment; it does not take into account the pattern of a security’s payments over time. Duration takes both interest and principal payments into account and, thus, in the investment adviser’s opinion, is a more accurate measure of a municipal obligation’s sensitivity to changes in interest rates. In computing the duration of its portfolio, a Fund will have to estimate the duration of debt obligations that are subject to prepayment or redemption by the issuer, based on projected cash flows from such obligations.

Credit Quality. While municipal obligations rated investment grade or below and comparable unrated municipal obligations may have some quality and protective characteristics, these characteristics can be expected to be offset or outweighed by uncertainties or major risk exposures to adverse conditions. Lower rated and comparable unrated municipal obligations are subject to the risk of an issuer’s inability to meet principal and interest payments on the obligations (credit risk) and may also be subject to greater price volatility due to such factors as interest rate sensitivity, market perception of the creditworthiness of the issuer and general market liquidity (market risk). Lower rated or unrated municipal obligations are also more likely to react to real or perceived developments affecting market and credit risk than are more highly rated obligations, which react primarily to movements in the general level of interest rates.

Municipal obligations held by a Fund which are rated below investment grade but which, subsequent to the assignment of such rating, are backed by escrow accounts containing U.S. Government obligations may be determined by the investment adviser to be of investment grade quality for purposes of the Fund’s investment policies. A Fund may retain in its portfolio an obligation whose rating drops after its acquisition, including defaulted obligations, if such retention is considered desirable by the investment adviser; provided, however, that holdings of obligations rated below Baa or BBB will be no more than 35% of net assets and holdings rated below B will be less than 10% of net assets. In the event the rating of an obligation held by a Fund is downgraded, causing the Fund to exceed this limitation, the investment adviser will (in an orderly fashion within a reasonable period of time) dispose of such obligations as it deems necessary in order to comply with each Fund’s credit quality limitations. In the case of a defaulted obligation, a Fund may incur additional expense seeking recovery of its investment. See “Portfolio of Investments” in the “Financial Statements” incorporated by reference into this SAI with respect to any defaulted obligations held by a Fund.

When a Fund invests in lower rated or unrated municipal obligations, the achievement of the Fund’s goals is more dependent on the investment adviser’s ability than would be the case if the Fund were investing in municipal obligations in the higher rating categories. In evaluating the credit quality of a particular issue, whether rated or unrated, the investment adviser may take into consideration, among other things, the financial resources of the issuer (or, as appropriate, of the underlying source of funds for debt service), its sensitivity to economic conditions and trends, any operating history of and the community support for the facility financed by the issue, the ability of the issuer’s management and regulatory matters. The investment adviser may also purchase structured derivative products with greater or lesser credit risk than the underlying bonds. Such bonds may be rated investment grade, as well as below investment grade. For a description of municipal bond ratings, see Appendix E.

Municipal Leases. Each Fund may invest in municipal leases and participations therein, which arrangements frequently involve special risks. Municipal leases are obligations in the form of a lease, installment purchase or conditional sales contract (which typically provide for the title to the leased asset to pass to the governmental issuer) which is issued by state or local governments to acquire equipment and facilities. Interest income from such obligations is generally exempt from local and state taxes in the state of issuance. “Participations” in such leases are undivided interests in a portion of the total obligation. Participations entitle their holders to receive a pro rata share of all payments under the lease. The obligation of the issuer to meet its obligations under such leases is often subject to the appropriation by the appropriate legislative body, on an annual or other basis, of funds for the payment of the obligations. Investments in municipal leases are thus subject to the risk that the legislative body will not make the necessary appropriation and the issuer will not otherwise be willing or able to meet its obligation.

Certain municipal lease obligations owned by a Fund may be deemed illiquid for the purpose of the Fund’s 15% limitation on investments in illiquid securities, unless determined by the investment adviser, pursuant to guidelines adopted by the Trustees, to be liquid securities for the purpose of such limitation. In determining the liquidity of municipal lease obligations, the investment adviser will consider the factors it believes are relevant to the marketability of the obligation, to the extent that information regarding such factor is available to the investment adviser and pertinent to the liquidity determination, which may include: (1) the willingness of dealers to bid for the obligation; (2) the number of dealers willing to purchase or sell the obligation and the number of other potential buyers; (3) the frequency of trades and quotes for the obligation; (4) the nature of the marketplace trades, including the time needed to dispose of the obligation, the method of soliciting offers, and the mechanics of transfer; (5) the willingness of the governmental issuer to continue to appropriate funds for the payment of the obligation; (6) how likely or remote an event of nonappropriation may be, which depends in varying degrees on a variety of factors, including those relating to the general creditworthiness of the governmental issuer, its dependence on its continuing access to the credit markets, and the importance to the issuer of the equipment, property or facility covered by the lease or contract; (7) the rating, if any, assigned to the obligation and/or the governmental issuer by any nationally recognized statistical rating organization; (8) whether the obligation is insured as to the timely payment of principal and interest; and (9) all factors and information unique to the obligation in determining its liquidity. If the municipal lease obligation is insured as to the timely payment of principal and interest, or if the obligation has an investment grade rating (rated BBB or Baa or higher), the investment adviser will consider the obligation to be liquid. In the event a Fund acquires an unrated municipal lease obligation, the investment adviser will be responsible for determining the credit quality of such obligation on an ongoing basis, including an assessment of the likelihood that the lease may or may not be cancelled.

Zero Coupon Bonds. Zero coupon bonds are debt obligations which do not require the periodic payment of interest and are issued at a significant discount from face value. The discount approximates the total amount of interest the bonds will accrue and compound over the period until maturity at a rate of interest reflecting the market rate of the security at the time of issuance. Each Fund is required to accrue income from zero coupon bonds on a current basis, even though it does not receive that income currently in cash, and each Fund is required to distribute that income for each taxable year. Thus, a Fund may have to sell other investments to obtain cash needed to make income distributions.

When-Issued Securities. New issues of municipal obligations are sometimes offered on a “when-issued” basis, that is, delivery and payment for the securities normally take place within a specified number of days after the date of a Fund’s commitment and are subject to certain conditions such as the issuance of satisfactory legal opinions. Each Fund may also purchase securities on a when-issued basis pursuant to refunding contracts in connection with the refinancing of an issuer’s outstanding indebtedness. Refunding contracts generally require the issuer to sell and a Fund to buy such securities on a settlement date that could be several months or several years in the future. Each Fund may also purchase instruments that give the Fund the option to purchase a municipal obligation when and if issued.

Each Fund will make commitments to purchase when-issued securities only with the intention of actually acquiring the securities, but may sell such securities before the settlement date if it is deemed advisable as a matter of investment strategy. The payment obligation and the interest rate that will be received on the securities are fixed at the time a Fund enters into the purchase commitment. When a Fund commits to purchase a security on a when-issued basis it records the transaction and reflects the value of the security in determining its net asset value. Securities purchased on a when-issued basis and the securities held by a Fund are subject to changes in value based upon the perception of the creditworthiness of the issuer and changes in the level of interest rates (i.e., appreciation when interest rates decline and depreciation when interest rates rise). Therefore, to the extent that a Fund remains substantially fully invested at the same time that it has purchased securities on a when-issued basis, there will be greater fluctuations in the Fund’s net asset value than if it solely set aside cash to pay for when-issued securities.

Credit Derivatives. Each Fund may invest in credit default swaps, total return swaps or credit options. In a credit default swap, the buyer of credit protection (or seller of credit risk) agrees to pay the counterparty a fixed, periodic premium for a specified term. In return, the counterparty agrees to pay a contingent payment to the buyer in the event of an agreed upon credit occurrence with respect to a particular reference entity. In a total return swap, the buyer receives a periodic return equal to the total economic return of a specified security, securities or index, for a specified period of time. In return, the buyer pays the counterparty a variable stream of payments, typically based upon short term interest rates, possibly plus or minus an agreed upon spread. Credit options are options whereby the purchaser has the right, but not the obligation, to enter into a transaction involving either an asset with inherent credit risk or a credit derivative, at terms specified at the initiation of the option. Transactions in derivative instruments involve a risk of loss or depreciation due to: unanticipated adverse changes in securities prices, interest rates, indices, the other financial instruments’ prices or currency exchange rates; the inability to close out a position; default by the counterparty; imperfect correlation between a position and the desired hedge; tax constraints on closing out positions; and portfolio management constraints on securities subject to such transactions. Derivative instruments may sometimes increase or leverage exposure to a particular market risk, thereby increasing price volatility. The counterparties to many derivatives transactions are investment banks (or, if recently restructured, formerly categorized as investment banks), an industry that has recently experienced higher than normal bankruptcies. The risk of counterparty default increases in the event such counterparties undergo bankruptcy or are otherwise part of an industry affected by increased bankruptcy activity.

Redemption, Demand and Put Features and Put Options. Issuers of municipal obligations may reserve the right to call (redeem) the bond. If an issuer redeems securities held by a Fund during a time of declining interest rates, the Fund may not be able to reinvest the proceeds in securities providing the same investment return as the securities redeemed. Also, some bonds may have “put” or “demand” features that allow early redemption by the bondholder. Longer term fixed-rate bonds may give the holder a right to request redemption at certain times (often annually after the lapse of an intermediate term). These bonds are more defensive than conventional long term bonds (protecting to some degree against a rise in interest rates) while providing greater opportunity than comparable intermediate term bonds, because a Fund may retain the bond if interest rates decline.

Liquidity and Protective Put Options. Each Fund may enter into a separate agreement with the seller of the security or some other person granting the Fund the right to put the security to the seller thereof or the other person at an agreed upon price. Each Fund intends to limit this type of transaction to institutions (such as banks or securities dealers) which the investment adviser believes present minimal credit risks and would engage in this type of transaction to facilitate portfolio liquidity or (if the seller so agrees) to hedge against rising interest rates. There is no assurance that this kind of put option will be available to a Fund or that selling institutions will be willing to permit a Fund to exercise a put to hedge against rising interest rates. A Fund does not expect to assign any value to any separate put option which may be acquired to facilitate portfolio liquidity, inasmuch as the value (if any) of the put will be reflected in the value assigned to the associated security; any put acquired for hedging purposes would be valued in good faith under methods or procedures established by the Trustees after consideration of all relevant factors, including its expiration date, the price volatility of the associated security, the difference between the market price of the associated security and the exercise price of the put, the creditworthiness of the issuer of the put and the market prices of comparable put options. Interest income generated by certain bonds having put or demand features may be taxable.

OTC Options. Each Fund may enter into an agreement with a potential buyer of a municipal obligation that gives the buyer the right, but not the obligation, to purchase a municipal obligation held by the Fund at a particular price in the future and is commonly referred to as an over-the-counter option or OTC option. Such agreements will be entered solely to help facilitate the selling of municipal obligations, for instance, if the buyer wishes to lock in a price for a particular municipal obligation subject to performing due diligence on the issue or issuer. The buyer may not pay a premium for such option. Each Fund may enter into such arrangements on up to 5% of the value of such Fund’s assets. There is a risk that the value of a municipal obligation underlying an option may appreciate above the value that the buyer has agreed to pay for the municipal obligation and therefore the Fund would not be entitled to the appreciation above such price.

Variable Rate Obligations. Each Fund may purchase variable rate obligations. Variable rate instruments provide for adjustments in the interest rate at specified intervals (daily, weekly, monthly, semiannually, etc.) based on market conditions and the investor may enjoy the right to “put” the security back to the issuer or its agent. Variable rate obligations normally provide that the holder can demand payment of the obligation on short notice at par with accrued interest and which are frequently secured by letters of credit or other support arrangements provided by banks. To the extent that such letters of credit or other arrangements constitute an unconditional guarantee of the issuer’s obligations, a bank may be treated as the issuer of a security for the purposes of complying with the diversification requirements set forth in Section 5(b) of the 1940 Act and Rule 5b-2 thereunder. A Fund would anticipate using these bonds as cash equivalents pending longer term investment of its funds.

Inverse Floaters. Each Fund may invest in residual interests in a trust that holds municipal securities (“inverse floaters”). The interest rate payable on an inverse floater bears an inverse relationship to the interest rate on another security issued by the trust. Because changes in the interest rate on the other security inversely affect the interest paid on the inverse floater, the value and income of an inverse floater is generally more volatile than that of a fixed rate bond. Inverse floaters have interest rate adjustment formulas which generally reduce or, in the extreme, eliminate the interest paid to a Fund when short-term interest rates rise, and increase the interest paid to a Fund when short-term interest rates fall. Inverse floaters have varying degrees of liquidity, and the market for these securities is relatively volatile. These securities tend to underperform the market for fixed rate bonds in a rising long-term interest rate environment, but tend to outperform the market for fixed rate bonds when long-term interest rates decline.

Although volatile, inverse floaters typically offer the potential for yields exceeding the yields available on fixed rate bonds with comparable credit quality and maturity. These securities usually permit the investor to convert the floating rate to a fixed rate (normally adjusted downward), and this optional conversion feature may provide a partial hedge against rising rates if exercised at an opportune time. While inverse floaters expose a Fund to leverage risk because they provide two or more dollars of bond market exposure for every dollar invested, they are not subject to a Fund’s restrictions on borrowings.

Under certain circumstances, a Fund may enter into a so-called shortfall and forbearance agreement with the sponsor of an inverse floater held by the Fund. Such agreements commit a Fund to reimburse the sponsor of such inverse floater, upon the termination of the trust issuing the inverse floater, the difference between the liquidation value of the underlying security (which is the basis of the inverse floater) and the principal amount due to the holders of the floating rate security issued in conjunction with the inverse floater. Absent a shortfall and forebearance agreement, a Fund would not be required to make such a reimbursement. If a Fund chooses not to enter into such an agreement, the inverse floater could be terminated and the Fund could incur a loss.

Interest Rate Swaps and Forward Rate Contracts. Interest rate swaps involve the exchange by a Fund with another party of their respective commitments to pay or receive interest, e.g., an exchange of fixed rate payments for floating rate payments. A Fund will only enter into interest rate swaps on a net basis, i.e., the two payment streams are netted out with the Fund receiving or paying, as the case may be, only the net amount of the two payments. Each Fund may also enter forward rate contracts. Under these contracts, the buyer locks in an interest rate at a future settlement date. If the interest rate on the settlement date exceeds the lock rate, the buyer pays the seller the difference between the two rates. If the lock rate exceeds the interest rate on the settlement date, the seller pays the buyer the difference between the two rates. Any such gain received by the Fund would be taxable.

If the other party to an interest rate swap or forward rate contract defaults, a Fund’s risk of loss consists of the net amount of payments that the Fund is contractually entitled to receive. The net amount of the excess, if any, of a Fund’s obligations over its entitlements will be maintained in a segregated account by the Fund’s custodian. No Fund will enter into any interest rate swap or forward rate contract unless the claims-paying ability of the other party thereto is considered to be investment grade by the investment adviser. If there is a default by the other party to such a transaction, a Fund will have contractual remedies pursuant to the agreements related to the transaction. These instruments are traded in the over-the-counter market.

Illiquid Obligations. At times, a substantial portion of a Fund’s assets may be invested in securities as to which the Fund, by itself or together with other accounts managed by the investment adviser and its affiliates, holds a major portion or all of such securities. Under adverse market or economic conditions or in the event of adverse changes in the financial condition of the issuer, a Fund could find it more difficult to sell such securities when the investment adviser believes it advisable to do so or may be able to sell such securities only at prices lower than if such securities were more widely held. Under such circumstances, it may also be more difficult to determine the fair value of such securities for purposes of computing a Fund’s net asset value. Illiquid securities may also include those legally restricted as to resale, and securities eligible for resale pursuant to Rule 144A thereunder. Rule 144A securities may be treated as liquid securities if the investment adviser determines that such treatment is warranted. Even if determined to be liquid, holdings of these securities may increase the level of Fund illiquidity if eligible buyers become uninterested in purchasing them.

The secondary market for some municipal obligations issued within a state (including issues which are privately placed with a Fund) is less liquid than that for taxable debt obligations or other more widely traded municipal obligations. No Fund will purchase illiquid securities if more than 15% of its net assets would be invested in securities that are not readily marketable. No established resale market exists for certain of the municipal obligations in which a Fund may invest. The market for obligations rated below investment grade is also likely to be less liquid than the market for higher rated obligations. As a result, a Fund may be unable to dispose of these municipal obligations at times when it would otherwise wish to do so at the prices at which they are valued.

Futures Contracts and Options on Futures Contracts. A change in the level of interest rates may affect the value of the securities held by a Fund (or of securities that a Fund expects to purchase). To hedge against changes in rates or as a substitute for the purchase of securities, a Fund may enter into (i) futures contracts for the purchase or sale of debt securities and (ii) futures contracts on securities indices. All futures contracts entered into by a Fund are traded on exchanges or boards of trade that are licensed and regulated by the CFTC and must be executed through a futures commission merchant or brokerage firm which is a member of the relevant exchange. Each Fund may purchase and write call and put options on futures contracts which are traded on a United States exchange or board of trade. Each Fund will be required, in connection with transactions in futures contracts and the writing of options on futures, to make margin deposits, which will be held by the futures commission merchant through whom the Fund engages in such futures and options transactions.

Some futures contracts and options thereon may become illiquid under adverse market conditions. In addition, during periods of market volatility, a commodity exchange may suspend or limit transactions in an exchange-traded instrument, which may make the instrument temporarily illiquid and difficult to price. Commodity exchanges may also establish daily limits on the amount that the price of a futures contract or futures option can vary from the previous day’s settlement price. Once the daily limit is reached, no trades may be made that day at a price beyond the limit. This may prevent a Fund from closing out positions and limiting its losses.

Each Fund will engage in futures and related options transactions for either hedging or non-hedging purposes. Each Fund will determine that the price fluctuations in the futures contracts and options on futures used for hedging purposes are substantially related to price fluctuations in securities held by the Fund or which it expects to purchase. Each Fund will engage in transactions in futures and related options contracts only to the extent such transactions are consistent with the requirements of the Code, for maintaining qualification of a Fund as a regulated investment company for federal income tax purposes. Each Fund has claimed an exclusion from the definition of a Commodity Pool Operator (“CPO”) under the Commodity Exchange Act and therefore are not subject to registration or regulation as a CPO.

Asset Coverage. To the extent required by SEC guidelines, each Fund will only engage in transactions that expose it to an obligation to another party if it owns either (1) an offsetting (“covered”) position for the same type of financial asset, or (2) cash or liquid securities, segregated with its custodian, with a value sufficient at all times to cover its potential obligations not covered as provided in (1). Assets used as cover or segregated with the custodian cannot be sold while the position(s) requiring cover is open unless replaced with other appropriate assets. As a result, if a large portion of assets is segregated or committed as cover, it could impede portfolio management or the ability to meet redemption requests or other current obligations.

ReFlow Liquidity Program. Each Fund may participate in the ReFlow liquidity program, which is designed to provide an alternative liquidity source for mutual funds experiencing net redemptions of their shares. Pursuant to the program, ReFlow Fund, LLC ("ReFlow") provides participating mutual funds with a source of cash to meet net shareholder redemptions by standing ready each business day to purchase fund shares up to the value of the net shares redeemed by other shareholders that are to settle the next business day. Following purchases of fund shares, ReFlow then generally redeems those shares when the fund experiences net sales, at the end of a maximum holding period determined by ReFlow (currently 28 days) or at other times at ReFlow’s discretion. While ReFlow holds fund shares, it will have the same rights and privileges with respect to those shares as any other shareholder. For use of the ReFlow service, a fund pays a fee to ReFlow each time it purchases fund shares, calculated by applying to the purchase amount a fee rate determined through an automated daily auction among participating mutual funds. The current minimum fee rate is 0.15% of the value of the fund shares purchased by ReFlow although the fund may submit a bid at a higher fee rate if it determines that doing so is in the best interest of fund shareholders. Such fee is allocated among a fund’s share classes based on relative net assets. ReFlow’s purchases of fund shares through the liquidity program are made on an investment-blind basis without regard to the fund’s objective, policies or anticipated performance. ReFlow will purchase Class A shares at net asset value and will not be subject to any sales charge, investment minimum or redemption fee applicable to such shares. Investments in a Fund by ReFlow in connection with the ReFlow liquidity program are not subject to the round trip limitation described in "Restrictions on Excessive Trading and Market Timing" under "Purchasing Shares" in the prospectus. In accordance with federal securities laws, ReFlow is prohibited from acquiring more than 3% of the outstanding voting securities of a fund. The investment adviser believes that the program assists in stabilizing a Fund’s net assets to the benefit of the Fund and its shareholders. To the extent a Fund’s net assets do not decline, the investment adviser may also benefit.

Temporary Investments. Cash equivalents are highly liquid, short-term securities such as commercial paper, time deposits, certificates of deposit, short-term notes and short-term U.S. Government obligations. These securities may be subject to federal income, state income and/or other taxes.

Portfolio Turnover. Each Fund may sell (and later purchase) securities in anticipation of a market decline (a rise in interest rates) or purchase (and later sell) securities in anticipation of a market rise (a decline in interest rates). Securities may also be purchased and sold based on their relative value in the marketplace. A Fund cannot accurately predict its portfolio turnover rate, but it is anticipated that the annual portfolio turnover rate will generally not exceed 100% (excluding turnover of securities having a maturity of one year or less). A 100% annual turnover rate could occur, for example, if all the securities held by a Fund were replaced once in a period of one year. A high turnover rate (100% or more) necessarily involves greater expenses to a Fund. Historical turnover rate(s) are included in the Financial Highlights table(s) in the Prospectus.

INVESTMENT RESTRICTIONS

The following investment restrictions of each Fund are designated as fundamental policies and as such cannot be changed without the approval of the holders of a majority of a Fund’s outstanding voting securities, which as used in this SAI means the lesser of: (a) 67% of the shares of a Fund present or represented by proxy at a meeting if the holders of more than 50% of the outstanding shares are present or represented at the meeting; or (b) more than 50% of the outstanding shares of a Fund. Accordingly, each Fund may not:

(1)	Borrow money or issue senior securities except as permitted by the 1940 Act;

(2)	Purchase securities on margin (but the Fund may obtain such short-term credits as may be necessary for the clearance of purchases and sales of securities). The deposit or payment by the Fund of initial or maintenance margin in connection with futures contracts or related options transactions is not considered the purchase of a security on margin;

(3)	Underwrite or participate in the marketing of securities of others, except insofar as it may technically be deemed to be an underwriter in selling a portfolio security under circumstances which may require the registration of the same under the 1933 Act;

(4)	Purchase or sell real estate (including limited partnership interests in real estate but excluding readily marketable interests in real estate investment trusts or readily marketable securities of companies which invest or deal in real estate or securities which are secured by real estate);

(5)	Purchase or sell physical commodities or contracts for the purchase or sale of physical commodities; or

(6)	Make loans to any person except by (a) the acquisition of debt instruments and making portfolio investments, (b) entering into repurchase agreements and (c) lending portfolio securities.

In connection with Restriction (1) above, the 1940 Act currently permits investment companies to borrow money so long as there is 300% asset coverage of the borrowing (i.e., borrowings do not exceed one-third of the investment company’s total assets after subtracting liabilities other than the borrowings). There is no current intent to borrow money except for the limited purposes described in the prospectus.

Notwithstanding the investment policies and restrictions of each Fund, the Fund may invest all of its investable assets in an open-end management investment company with substantially the same investment objective, policies and restrictions as the Fund.

The following nonfundamental investment policies have been adopted by each Fund. A nonfundamental investment policy may be changed by the Trustees with respect to a Fund without approval by the Fund’s shareholders. Each Fund will not:

  make short sales of securities or maintain a short position, unless at all times when a short position is open (i) it owns an equal amount of such securities or securities convertible into or exchangeable, without payment of any further consideration, for securities of the same issue as, and equal in amount to, the securities sold short or (ii) it holds in a segregated account cash or other liquid securities (to the extent required under the 1940 Act) in an amount equal to the current market value of the securities sold short, and unless not more than 25% of its net assets (taken at current value) is held as collateral for such sales at any one time; or
  invest more than 15% of net assets in investments which are not readily marketable, including restricted securities and repurchase agreements maturing in more than seven days. Restricted securities for the purposes of this limitation do not include securities eligible for resale pursuant to Rule 144A under the 1933 Act and commercial paper issued pursuant to Section 4(2) of said Act that the Board of Trustees, or its delegate, determines to be liquid. Any such determination by a delegate will be made pursuant to procedures adopted by the Board. When investing in Rule 144A securities, the level of portfolio illiquidity may be increased to the extent that eligible buyers become uninterested in purchasing such securities.

No Fund will invest 25% or more of its total assets in any one industry. For purposes of the foregoing policy, securities of the U.S. Government, its agencies, or instrumentalities are not considered to represent industries. Municipal obligations backed by the credit of a governmental entity are also not considered to represent industries. However, municipal obligations backed only by the assets and revenues of non-governmental users may for this purpose be deemed to be issued by such non-governmental users. The foregoing 25% limitation would apply to these issuers. As discussed in the prospectus and this SAI, a Fund may invest more than 25% of its total assets in certain economic sectors, such as revenue bonds, housing, hospitals and other health care facilities, utilities and industrial development bonds. Each Fund reserves the right to invest more than 25% of total assets in each of these sectors.

For purposes of a Fund’s investment restrictions and diversification status, the determination of the “issuer” of any obligation, including inverse floaters, will be made by the Fund’s investment adviser on the basis of the characteristics of the obligation and other relevant factors, the most significant of which is the source of funds committed to meeting interest and principal payments of such obligations. A Fund’s investments in inverse floaters and similar securities described in the prospectus and this SAI will not be considered borrowing for purposes of a Fund’s restrictions on borrowing described herein and in the prospectus.

Whenever an investment policy or investment restriction set forth in the prospectus or this SAI states a maximum percentage of assets that may be invested in any security or other asset, or describes a policy regarding quality standards, such percentage limitation or standard shall be determined immediately after and as a result of the acquisition by a Fund of such security or asset. Accordingly, any later increase or decrease resulting from a change in values, assets or other circumstances or any subsequent rating change made by a rating service (or as determined by the investment adviser if the security is not rated by a rating agency), will not compel a Fund to dispose of such security or other asset. However, a Fund must always be in compliance with the borrowing policy and limitation on investing in illiquid securities set forth above. If a sale of securities is required to comply with the 15% limit on illiquid securities, such sales will be made in an orderly manner with consideration of the best interests of shareholders.

MANAGEMENT AND ORGANIZATION

Fund Management. The Trustees of the Trust are responsible for the overall management and supervision of the affairs of the Trust. The Trustees and officers of the Trust are listed below. Except as indicated, each individual has held the office shown or other offices in the same company for the last five years. Trustees and officers of the Trust hold indefinite terms of office. The “Noninterested Trustees” consist of those Trustees who are not “interested persons” of the Trust, as that term is defined under the 1940 Act. The business address of each Trustee and officer is Two International Place, Boston, Massachusetts 02110. As used in this SAI, “EVC” refers to Eaton Vance Corp., “EV” refers to Eaton Vance, Inc. and “EVD” refers to Eaton Vance Distributors, Inc. (see "Principal Underwriter" under "Other Service Providers"). EVC and EV are the corporate parent and trustee, respectively, of Eaton Vance and BMR. Each officer affiliated with Eaton Vance may hold a position with other Eaton Vance affiliates that is comparable to his or her position with Eaton Vance listed below.

				Number of Portfolios
				in Fund Complex
	Trust	Term of Office and		Overseen By
Name and Date of Birth	Position(s)	Length of Service	Principal Occupation(s) During Past Five Years	Trustee(1)	Other Directorships Held

Interested Trustee

THOMAS E. FAUST JR.	Trustee	Since 2007	Chairman, Chief Executive Officer and President of EVC, Director and	175	Director of EVC
5/31/58			President of EV, Chief Executive Officer and President of Eaton Vance
			and BMR, and Director of EVD. Trustee and/or officer of 175
			registered investment companies and 4 private investment
			companies managed by Eaton Vance or BMR. Mr. Faust is an
			interested person because of his positions with BMR, Eaton Vance,
			EVC, EVD and EV, which are affiliates of the Trust.

Noninterested Trustees

BENJAMIN C. ESTY	Trustee	Since 2005	Roy and Elizabeth Simmons Professor of Business Administration,	175	None
1/2/63			Harvard University Graduate School of Business Administration.

ALLEN R. FREEDMAN	Trustee	Since 2007	Former Chairman (2002-2004) and a Director (1983-2004) of	175	Director of Assurant, Inc.
4/3/40			Systems & Computer Technology Corp. (provider of software to higher		(insurance provider), and
			education). Formerly, a Director of Loring Ward International (fund		Stonemor Partners L.P. (owner
			distributor) (2005-2007). Formerly, Chairman and a Director of		and operator of cemeteries)
			Indus International, Inc. (provider of enterprise management
			software to the power generating industry) (2005-2007).

WILLIAM H. PARK	Trustee	Since 2003	Vice Chairman, Commercial Industrial Finance Corp. (specialty	175	None
9/19/47			finance company) (since 2006). Formerly, President and Chief
			Executive Officer, Prizm Capital Management, LLC (investment
			management firm) (2002-2005).

RONALD A. PEARLMAN	Trustee	Since 2003	Professor of Law, Georgetown University Law Center.	175	None
7/10/40

HELEN FRAME PETERS	Trustee	Since 2008	Professor of Finance, Carroll School of Management, Boston College.	175	Director of Federal Home Loan
3/22/48			Adjunct Professor of Finance, Peking University, Beijing, China (since		Bank of Boston (a bank for banks)
			2005).		and BJ’s Wholesale Club, Inc.
					(wholesale club retailer), Trustee
					of SPDR Index Shares Funds and
					SPDR Series Trust (exchange
					traded funds)

10

Number of Portfolios
in Fund Complex
	Trust	Term of Office and		Overseen By
Name and Date of Birth	Position(s)	Length of Service	Principal Occupation(s) During Past Five Years	Trustee(1)	Other Directorships Held

HEIDI L. STEIGER	Trustee	Since 2007	Managing Partner, Topridge Associates LLC (global wealth	175	Director of Nuclear Electric
7/8/53			management firm) (since 2008); Senior Adviser (since 2008),		Insurance Ltd. (nuclear insurance
			President (2005-2008), Lowenhaupt Global Advisors, LLC (global		provider), Aviva USA
			wealth management firm). Formerly, President and Contributing		(insurance provider) and CIFG
			Editor, Worth Magazine (2004-2005). Formerly, Executive Vice		(family of financial guaranty
			President and Global Head of Private Asset Management (and various		companies)
other positions), Neuberger Berman (investment firm) (1986-2004).

LYNN A. STOUT	Trustee	Since 1998	Paul Hastings Professor of Corporate and Securities Law (since 2006)	175	None
9/14/57			and Professor of Law (2001-2006), University of California at Los
Angeles School of Law.

RALPH F. VERNI	Chairman of	Chairman	Consultant and private investor.	175	None
1/26/43	the Board and	of the Board
	Trustee	since 2007
and Trustee
since 2005

(1)	Includes both master and feeder funds in a master-feeder structure.

Principal Officers who are not Trustees
Term of Office and
Name and Date of Birth	Trust Position(s)	Length of Service	Principal Occupation(s) During Past Five Years

CYNTHIA J. CLEMSON	President	Since 2005	Vice President of Eaton Vance and BMR. Officer of 92 registered investment companies
3/2/63			managed by Eaton Vance or BMR.

WILLIAM H. AHERN, JR.	Vice President	Since 2004	Vice President of Eaton Vance and BMR. Officer of 76 registered investment companies
7/28/59			managed by Eaton Vance or BMR.

CRAIG R. BRANDON	Vice President	Since 2004	Vice President of Eaton Vance and BMR. Officer of 45 registered investment companies
12/21/66			managed by Eaton Vance or BMR.

ROBERT B. MACINTOSH	Vice President	Since 1993	Vice President of Eaton Vance and BMR. Officer of 92 registered investment companies
1/22/57			managed by Eaton Vance or BMR.

THOMAS M. METZOLD	Vice President	Since 2004	Vice President of Eaton Vance and BMR. Officer of 46 registered investment companies
8/3/58			managed by Eaton Vance or BMR.

ADAM A. WEIGOLD	Vice President	Since 2007	Vice President of Eaton Vance and BMR. Officer of 72 registered investment companies
3/22/75			managed by Eaton Vance or BMR.

BARBARA E. CAMPBELL	Treasurer	Since 2005	Vice President of Eaton Vance and BMR. Officer of 175 registered investment companies
6/19/57			managed by Eaton Vance or BMR.

MAUREEN A. GEMMA	Secretary and Chief Legal	Secretary since 2007 and	Vice President of Eaton Vance and BMR. Officer of 175 registered investment companies
5/24/60	Officer	Chief Legal Officer since	managed by Eaton Vance or BMR.
2008

PAUL M. O’NEIL	Chief Compliance Officer	Since 2004	Vice President of Eaton Vance and BMR. Officer of 175 registered investment companies
7/11/53			managed by Eaton Vance or BMR.

The Board of Trustees of the Trust have several standing Committees, including the Governance Committee, the Audit Committee, the Portfolio Management Committee, the Compliance Reports and Regulatory Matters Committee and the Contract Review Committee (formerly, the Special Committee). Each of the Committees are comprised of only noninterested Trustees.

Mmes. Stout (Chair), Peters and Steiger, and Messrs. Esty, Freedman, Park, Pearlman and Verni are members of the Governance Committee. The purpose of the Governance Committee is to consider, evaluate and make recommendations to the Board of Trustees with respect to the structure, membership and operation of the Board of Trustees and the Committees thereof, including the nomination and selection of noninterested Trustees and a Chairperson of the Board of Trustees and the compensation of such persons. During the fiscal year ended March 31, 2009, the Governance Committee convened seven times.

The Governance Committee will, when a vacancy exists or is anticipated, consider any nominee for noninterested Trustee recommended by a shareholder if such recommendation is submitted in writing to the Governance Committee, contains sufficient background information concerning the candidate, including evidence the candidate is willing to serve as a noninterested Trustee if selected for the position, and is received in a sufficiently timely manner.

Messrs. Park (Chair) and Verni, and Mmes. Steiger and Stout are members of the Audit Committee. The Board of Trustees has designated Mr. Park, a noninterested Trustee, as audit committee financial expert. The Audit Committee’s purposes are to (i) oversee each Fund’s accounting and financial reporting processes, its internal control over financial reporting, and, as appropriate, the internal control over financial reporting of certain service providers; (ii) oversee or, as appropriate, assist Board oversight of the quality and integrity of each Fund’s financial statements and the independent audit thereof; (iii) oversee, or, as appropriate, assist Board oversight of, each Fund’s compliance with legal and regulatory requirements that relate to each Fund’s accounting and financial reporting, internal control over financial reporting and independent audits; (iv) approve prior to appointment the engagement and, when appropriate, replacement of the independent registered public accounting firm, and, if applicable, nominate the independent registered public accounting firm to be proposed for shareholder ratification in any proxy statement of a Fund; (v) evaluate the qualifications, independence and performance of the independent registered public accounting firm and the audit partner in charge of leading the audit; and (vi) prepare, as necessary, audit committee reports consistent with the requirements of applicable SEC and stock exchange rules for inclusion in the proxy statement of a Fund. During the fiscal year ended March 31, 2009, the Audit Committee convened five times.

Messrs. Verni (Chair), Esty, Freedman, Park and Pearlman, and Ms. Peters are currently members of the Contract Review Committee. The purposes of the Contract Review Committee are to consider, evaluate and make recommendations to the Board of Trustees concerning the following matters: (i) contractual arrangements with each service provider to the Funds, including advisory, sub-advisory, transfer agency, custodial and fund accounting, distribution services and administrative services; (ii) any and all other matters in which any service provider (including Eaton Vance or any affiliated entity thereof) has an actual or potential conflict of interest with the interests of the Funds or investors therein; and (iii) any other matter appropriate for review by the noninterested Trustees, unless the matter is within the responsibilities of the other Committees of the Board of Trustees. During the fiscal year ended March 31, 2009, the Contract Review Committee convened seven times.

Messrs. Esty (Chair) and Freedman, and Ms. Peters are currently members of the Portfolio Management Committee. The purposes of the Portfolio Management Committee are to: (i) assist the Board of Trustees in its oversight of the portfolio management process employed by the Funds and their investment adviser and sub-adviser(s), if applicable, relative to the Funds’ stated objective(s), strategies and restrictions; (ii) assist the Board of Trustees in its oversight of the trading policies and procedures and risk management techniques applicable to the Funds; and (iii) assist the Board of Trustees in its monitoring of the performance results of all Funds, giving special attention to the performance of certain Funds that it or the Board of Trustees identifies from time to time. During the fiscal year ended March 31, 2009, the Portfolio Management Committee convened five times.

Mr. Pearlman (Chair) and Mmes. Steiger and Stout are currently members of the Compliance Reports and Regulatory Matters Committee. The purposes of the Compliance Reports and Regulatory Matters Committee are to: (i) assist the Board of Trustees in its oversight role with respect to compliance issues and certain other regulatory matters affecting the Funds; (ii) serve as a liaison between the Board of Trustees and the Funds’ Chief Compliance Officer (the “CCO”); and (iii) serve as a “qualified legal compliance committee” within the rules promulgated by the SEC. During the fiscal year ended March 31, 2009, the Compliance Reports and Regulatory Matters Committee convened six times.

Share Ownership. The following table shows the dollar range of equity securities beneficially owned by each Trustee in each Fund and in all Eaton Vance Funds overseen by the Trustee as of December 31, 2008.

Dollar Range of Equity Securities Owned by
	Benjamin C.	Thomas E	Allen R.	William H.	Ronald A.	Helen Frame	Heidi L.
Fund Name	Esty(2)	Faust Jr.(1)	Freedman(2)	Park(2)	Pearlman(2)	Peters(2)	Steiger(2)	Lynn A. Stout(2)	Ralph F. Verni(2)
California Fund	None	None	None	None	None	None	None	None	None
Massachusetts Fund	None	None	None	None	None	None	None	None	None
New Jersey Fund	None	None	None	None	None	None	None	None	None
New York Fund	None	None	None	None	None	None	None	None	None
Ohio Fund	None	None	None	None	None	None	None	None	None
Pennsylvania Fund	None	None	None	None	None	None	None	None	None

Aggregate Dollar
Range of Equity
Securities Owned in
all Registered Funds
Overseen by Trustee
in the Eaton Vance
Family of Funds	over $100,000	over $100,000	over $100,000	over $100,000(3)	over $100,000	None	None	over $100,000(3)	over $100,000(3)

(1) Interested Trustee.

(2) Noninterested Trustees.

(3) Includes shares which may be deemed to be beneficially owned through the Trustee Deferred Compensation Plan.

As of December 31, 2008, no noninterested Trustee or any of their immediate family members owned beneficially or of record any class of securities of EVC, EVD or any person controlling, controlled by or under common control with EVC or EVD.

During the calendar years ended December 31, 2007 and December 31, 2008, no noninterested Trustee (or their immediate family members) had:

(1)	Any direct or indirect interest in Eaton Vance, EVC, EVD or any person controlling, controlled by or under common control with EVC or EVD;

(2)	Any direct or indirect material interest in any transaction or series of similar transactions with (i) the Trust or any
Fund; (ii) another fund managed by EVC, distributed by EVD or a person controlling, controlled by or under common control with EVC or EVD; (iii) EVC or EVD; (iv) a person controlling, controlled by or under common control with EVC or EVD; or (v) an officer of any of the above; or

(3)	Any direct or indirect relationship with (i) the Trust or any Fund; (ii) another fund managed by EVC, distributed by
EVD or a person controlling, controlled by or under common control with EVC or EVD; (iii) EVC or EVD; (iv) a person controlling, controlled by or under common control with EVC or EVD; or (v) an officer of any of the above.

During the calendar years ended December 31, 2007 and December 31, 2008, no officer of EVC, EVD or any person controlling, controlled by or under common control with EVC or EVD served on the Board of Directors of a company where a noninterested Trustee of the Trust or any of their immediate family members served as an officer.

Trustees of the Funds who are not affiliated with the investment adviser may elect to defer receipt of all or a percentage of their annual fees in accordance with the terms of a Trustees Deferred Compensation Plan (the “Trustees’ Plan”). Under the Trustees’ Plan, an eligible Trustee may elect to have his or her deferred fees invested by the Funds in the shares of one or more funds in the Eaton Vance Family of Funds, and the amount paid to the Trustees under the Trustees’ Plan will be determined based upon the performance of such investments. Deferral of Trustees’ fees in accordance with the Trustees’ Plan will have a negligible effect on the assets, liabilities, and net income per share of the Funds, and will not obligate the Funds to retain the services of any Trustee or obligate the Funds to pay any particular level of compensation to the Trustee. The Trust does not have a retirement plan for Trustees.

The fees and expenses of the Trustees of the Trust are paid by the Funds (and other series of the Trust). (A Trustee of the Trust who is a member of the Eaton Vance organization receives no compensation from the Trust.) During the fiscal year ended March 31, 2009, the Trustees of the Trust earned the following compensation in their capacities as Trustees from the Trust. For the year ended December 31, 2008, the Trustees earned the following compensation in their capacities as Trustees of the funds in the Eaton Vance fund complex(1):

	Benjamin C.	Allen R.	William H.	Ronald A.	Helen Frame	Heidi L.	Lynn A.	Ralph F.
Source of Compensation	Esty	Freedman	Park	Pearlman	Peters(1)	Steiger	Stout	Verni
Trust(2)	$5,560	$5,225	$5,523	$5,560	$ 1,914	$5,225	$5,578	$7,256
Trust and Fund Complex(1)	$212,500	$204,167	$209,167(3)	$212,500	$204,167	$204,167	$224,167(4)	$319,167(5)

(1)	As of August 1, 2009, the Eaton Vance fund complex consists of 175 registered investment companies or series thereof. Ms. Peters was elected as a Trustee effective November 17, 2008, and thus the compensation figures listed for the Trust and Fund Complex are estimated for the calendar year ended December 31, 2008 based on amounts she would have received if she had been a Trustee for the full 2008 calendar year. Norton H. Reamer retired as a Trustee on July 1, 2008. For the fiscal year ended March 31, 2009, Mr. Reamer received Trustees fees of $2,150 from the Trust. For the calendar year ended December 31, 2008, Mr. Reamer received $166,667 from the Trust and Fund Complex.
(2)	The Trust consisted of 8 Funds as of March 31, 2009.
(3)	Includes $80,000 of deferred compensation.
(4)	Includes $45,000 of deferred compensation.
(5)	Includes $157,500 of deferred compensation.

Organization. Each Fund is a series of the Trust, which was organized under Massachusetts law as a business trust on October 23, 1985 and is operated as an open-end management investment company. The Trust may issue an unlimited number of shares of beneficial interest (no par value per share) in one or more series (such as a Fund). The Trustees of the Trust have divided the shares of each Fund into multiple classes. Each class represents an interest in a Fund, but is subject to different expenses, rights and privileges. The Trustees have the authority under the Declaration of Trust to create additional classes of shares with differing rights and privileges. When issued and outstanding, shares are fully paid and nonassessable by the Trust. Shareholders are entitled to one vote for each full share held. Fractional shares may be voted proportionately. Shares of a Fund will be voted together except that only shareholders of a particular class may vote on matters affecting only that class. Shares have no preemptive or conversion rights and are freely transferable. In the event of the liquidation of a Fund, shareholders of each class are entitled to share pro rata in the net assets attributable to that class available for distribution to shareholders.

As permitted by Massachusetts law, there will normally be no meetings of shareholders for the purpose of electing Trustees unless and until such time as less than a majority of the Trustees of the Trust holding office have been elected by shareholders. In such an event the Trustees then in office will call a shareholders’ meeting for the election of Trustees. Except for the foregoing circumstances and unless removed by action of the shareholders in accordance with the Trust’s By-laws, the Trustees shall continue to hold office and may appoint successor Trustees. The Trust’s By-laws provide that no person shall serve as a Trustee if shareholders holding two-thirds of the outstanding shares have removed him or her from that office either by a written declaration filed with the Trust’s custodian or by votes cast at a meeting called for that purpose. The By-laws further provide that under certain circumstances the shareholders may call a meeting to remove a Trustee and that the Trust is required to provide assistance in communication with shareholders about such a meeting.

The Trust’s Declaration of Trust may be amended by the Trustees when authorized by vote of a majority of the outstanding voting securities of the Trust, the financial interests of which are affected by the amendment. The Trustees may also amend the Declaration of Trust without the vote or consent of shareholders to change the name of the Trust or any series or to make such other changes (such as reclassifying series or classes of shares or restructuring the Trust) as do not have a materially adverse effect on the financial interests of shareholders or if they deem it necessary to conform it to applicable federal or state laws or regulations. The Trust’s Bylaws provide that the Trust will indemnify its Trustees and officers against liabilities and expenses incurred in connection with any litigation or proceeding in which they may be involved because of their offices with the Trust. However, no indemnification will be provided to any Trustee or officer for any liability to the Trust or shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

The Trust or any series or class thereof may be terminated by: (1) the affirmative vote of the holders of not less than two-thirds of the shares outstanding and entitled to vote at any meeting of shareholders of the Trust or the appropriate series or class thereof, or by an instrument or instruments in writing without a meeting, consented to by the holders of two-thirds of the shares of the Trust or a series or class thereof, provided, however, that, if such termination is recommended by the Trustees, the vote of a majority of the outstanding voting securities of the Trust or a series or class thereof entitled to vote thereon shall be sufficient authorization; or (2) by means of an instrument in writing signed by a majority of the Trustees, to be followed by a written notice to shareholders stating that a majority of the Trustees has determined that the continuation of the Trust or a series or a class thereof is not in the best interest of the Trust, such series or class or of their respective shareholders.

Under Massachusetts law, if certain conditions prevail, shareholders of a Massachusetts business trust (such as the Trust) could be deemed to have personal liability for the obligations of the Trust. Numerous investment companies registered under the 1940 Act have been formed as Massachusetts business trusts, and management is not aware of an instance where such liability has been imposed. The Trust’s Declaration of Trust contains an express disclaimer of liability on the part of Fund shareholders and the Trust’s By-laws provide that the Trust shall assume the defense on behalf of any Fund shareholders. The Declaration of Trust also contains provisions limiting the liability of a series or class to that series or class. Moreover, the Trust’s By-laws also provide for indemnification out of Fund property of any shareholder held personally liable solely by reason of being or having been a shareholder for all loss or expense arising from such liability. The assets of each Fund are readily marketable and will ordinarily substantially exceed its liabilities. In light of the nature of each Fund’s business and the nature of its assets, management believes that the possibility of the Fund’s liability exceeding its assets, and therefore the shareholder’s risk of personal liability, is remote.

Proxy Voting Policy. The Board of Trustees of the Trust adopted a proxy voting policy and procedures (the “Fund Policy”), pursuant to which the Trustees have delegated proxy voting responsibility to the investment adviser and adopted the proxy voting policies and procedures of the investment adviser (the “Policies”). An independent proxy voting service has been retained to assist in the voting of Fund proxies through the provision of vote analysis, implementation and recordkeeping and disclosure services. The Trustees will review each Fund’s proxy voting records from time to time and will annually consider approving the Policies for the upcoming year. For a copy of the Fund Policy and Adviser Policies, see Appendix F and Appendix G, respectively. Information on how each Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available (1) without charge, upon request, by calling 1-800-262-1122, and (2) on the SEC’s website at http://www.sec.gov.

INVESTMENT ADVISORY AND ADMINISTRATIVE SERVICES

Investment Advisory Services. The investment adviser manages the investments and affairs of each Fund and provides related office facilities and personnel subject to the supervision of the Trust’s Board of Trustees. The investment adviser furnishes investment research, advice and supervision, furnishes an investment program and determines what securities will be purchased, held or sold by each Fund and what portion, if any, of the Fund’s assets will be held uninvested. Each Investment Advisory Agreement requires the investment adviser to pay the salaries and fees of all officers and Trustees of the Trust who are members of the investment adviser’s organization and all personnel of the investment adviser performing services relating to research and investment activities.

For a description of the compensation that each Fund pays the investment adviser, see the prospectus. The following table sets forth the net assets of each Fund and the advisory fees for the three fiscal years ended March 31, 2009.

		Advisory Fee for Fiscal Years Ended
Fund	Net Assets at 3/31/09	3/31/09	3/31/08	3/31/07
California	$22,697,542	$140,139	$173,877	$160,284
Massachusetts	60,321,830	275,000	273,953	296,500
New Jersey	42,912,918	183,876	175,330	185,238
New York	87,914,751	402,634	421,846	428,445
Ohio	19,165,981	85,697	88,625	84,287
Pennsylvania	50,894,819	235,037	234,165	240,304

Each Investment Advisory Agreement with the investment adviser continues in effect from year to year so long as such continuance is approved at least annually (i) by the vote of a majority of the noninterested Trustees of the Trust cast in person at a meeting specifically called for the purpose of voting on such approval and (ii) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund. Each Agreement may be terminated at any time without penalty on sixty (60) days’ written notice by the Board of Trustees of either party, or by vote of the majority of the outstanding voting securities of the Fund, and the Agreement will terminate automatically in the event of its assignment. Each Agreement provides that the investment adviser may render services to others. Each Agreement also provides that the investment adviser shall not be liable for any loss incurred in connection with the performance of its duties, or action taken or omitted under the Agreement, in the absence of willful misfeasance, bad faith, gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties thereunder, or for any losses sustained in the acquisition, holding or disposition of any security or other investment.

Information About BMR and Eaton Vance. BMR and Eaton Vance are business trusts organized under the laws of The Commonwealth of Massachusetts. Eaton Vance, Inc. (“EV”) serves as trustee of BMR and Eaton Vance. EV and Eaton Vance are wholly-owned subsidiaries of Eaton Vance Corp. (“EVC”), a Maryland corporation and publicly-held holding company. BMR is an indirect subsidiary of EVC. EVC through its subsidiaries and affiliates engages primarily in investment management, administration and marketing activities. The Directors of EVC are Thomas E. Faust Jr., Ann E. Berman, Leo I. Higdon, Jr., Dorothy E. Puhy, Duncan W. Richardson, Winthrop H. Smith, Jr. and Richard A. Spillane Jr. All shares of the outstanding Voting Common Stock of EVC are deposited in a Voting Trust, the Voting Trustees of which are Mr. Faust, Jeffrey P. Beale, Cynthia J. Clemson, Maureen A. Gemma, Lisa Jones, Brian D. Langstraat, Michael R. Mach, Robert B. MacIntosh, Frederick S. Marius, Thomas M. Metzold, Scott H. Page, Mr. Richardson, Walter A. Row, III, G. West Saltonstall, Judith A. Saryan, David M. Stein, Payson F. Swaffield, Mark S. Venezia, Michael W. Weilheimer, Robert J. Whelan and Matthew J. Witkos (all of whom are officers of Eaton Vance or its affiliates). The Voting Trustees have unrestricted voting rights for the election of Directors of EVC. All of the outstanding voting trust receipts issued under said Voting Trust are owned by certain of the officers of BMR and Eaton Vance who are also officers, or officers and Directors of EVC and EV. As indicated under “Management and Organization,” all of the officers of the Trust (as well as Mr. Faust who is also a Trustee) hold positions in the Eaton Vance organization.

Code of Ethics. The investment adviser, principal underwriter, and each Fund have adopted Codes of Ethics governing personal securities transactions. Under the Codes, employees of Eaton Vance and the principal underwriter may purchase and sell securities (including securities held or eligible for purchase by a Fund) subject to the provisions of the Codes and certain employees are also subject to pre-clearance, reporting requirements and other procedures.

Portfolio Managers. The portfolio manager of each Fund is listed below. Each portfolio manager manages other investment companies and/or investment accounts in addition to a Fund. The following tables show, as of each Fund’s most recent fiscal year end, the number of accounts the portfolio manager managed in each of the listed categories and the total assets in the accounts managed within each category. The table also shows the number of accounts with respect to which the advisory fee is based on the performance of the account, if any, and the total assets in those accounts.

	Number of	Total Assets of	Number of Accounts	Total Assets of Accounts
California Limited Fund	All Accounts	All Accounts*	Paying a Performance Fee	Paying a Performance Fee*
Cynthia J. Clemson
Registered Investment Companies	9	$2,218.3	0	$0
Other Pooled Investment Vehicles	0	$ 0	0	$0
Other Accounts	0	$ 0	0	$0

	Number of	Total Assets of	Number of Accounts	Total Assets of Accounts
Massachusetts Limited Fund	All Accounts	All Accounts*	Paying a Performance Fee	Paying a Performance Fee*
William H. Ahern
Registered Investment Companies	14	$1,663.1	0	$0
Other Pooled Investment Vehicles	0	$ 0	0	$0
Other Accounts	0	$ 0	0	$0

	Number of	Total Assets of	Number of Accounts	Total Assets of Accounts
New Jersey Limited Fund	All Accounts	All Accounts*	Paying a Performance Fee	Paying a Performance Fee*
Craig R. Brandon
Registered Investment Companies	12	$2,481.0	0	$0
Other Pooled Investment Vehicles	0	$ 0	0	$0
Other Accounts	0	$ 0	0	$0

	Number of	Total Assets of	Number of Accounts	Total Assets of Accounts
New York Limited Fund	All Accounts	All Accounts*	Paying a Performance Fee	Paying a Performance Fee*
William H. Ahern
Registered Investment Companies	14	$1,663.1	0	$0
Other Pooled Investment Vehicles	0	$ 0	0	$0
Other Accounts	0	$ 0	0	$0

	Number of	Total Assets of	Number of Accounts	Total Assets of Accounts
Ohio Limited Fund	All Accounts	All Accounts*	Paying a Performance Fee	Paying a Performance Fee*
William H. Ahern
Registered Investment Companies	14	$1,663.1	0	$0
Other Pooled Investment Vehicles	0	$ 0	0	$0
Other Accounts	0	$ 0	0	$0

	Number of	Total Assets of	Number of Accounts	Total Assets of Accounts
Pennsylvania Limited Fund	All Accounts	All Accounts*	Paying a Performance Fee	Paying a Performance Fee*
Adam A. Weigold
Registered Investment Companies	12	$956.1	0	$0
Other Pooled Investment Vehicles	0	$ 0	0	$0
Other Accounts	0	$ 0	0	$0

* In millions of dollars.

The following table shows the dollar value of shares of a Fund beneficially owned by its portfolio manager as of the Fund’s most recent fiscal year ended March 31, 2009 and in the Eaton Vance Family of Funds as of December 31, 2008. The purpose of each Fund is to provide tax-exempt income to persons subject to taxation in a particular state. In most cases, a Fund’s portfolio manager is not subject to such taxation. In addition, in most cases, Fund shares are not registered for sale in the state of the portfolio manager’s residence.

Aggregate Dollar Range of Equity
	Dollar Range of Equity Securities	Securities Owned in all Registered Funds in
Fund Name and Portfolio Manager	Owned in the Fund	the Eaton Vance Family of Funds
California Limited Fund
Cynthia J. Clemson	None	$500,001 - $1,000,000
Massachusetts Limited Fund
William H. Ahern	None	$500,001 - $1,000,000
New Jersey Limited Fund
Craig R. Brandon	None	$100,001 - $500,000
New York Limited Fund
William H. Ahern	None	$500,001 - $1,000,000
Ohio Limited Fund
William H. Ahern	None	$500,001 - $1,000,000
Pennsylvania Limited Fund
Adam A. Weigold	None	$100,001 - $500,000

It is possible that conflicts of interest may arise in connection with a portfolio manager’s management of a Fund’s investments on the one hand and the investments of other accounts for which the portfolio manager is responsible on the other. For example, a portfolio manager may have conflicts of interest in allocating management time, resources and investment opportunities among the Fund and other accounts he or she advises. In addition, due to differences in the investment strategies or restrictions between a Fund and the other accounts, a portfolio manager may take action with respect to another account that differs from the action taken with respect to the Fund. In some cases, another account managed by a portfolio manager may compensate the investment adviser based on the performance of the securities held by that account. The existence of such a performance based fee may create additional conflicts of interest for the portfolio manager in the allocation of management time, resources and investment opportunities. Whenever conflicts of interest arise, the portfolio manager will endeavor to exercise his or her discretion in a manner that he or she believes is equitable to all interested persons. The investment adviser has adopted several policies and procedures designed to address these potential conflicts including: a code of ethics; and policies which govern the investment adviser’s trading practices, including among other things the aggregation and allocation of trades among clients, brokerage allocation, cross trades and best execution.

Compensation Structure for BMR. Compensation of the investment adviser’s portfolio managers and other investment professionals has three primary components: (1) a base salary, (2) an annual cash bonus, and (3) annual stock-based compensation consisting of options to purchase shares of EVC’s nonvoting common stock and restricted shares of EVC’s nonvoting common stock. The investment adviser’s investment professionals also receive certain retirement, insurance and other benefits that are broadly available to the investment adviser’s employees. Compensation of the investment adviser’s investment professionals is reviewed primarily on an annual basis. Cash bonuses, stock-based compensation awards, and adjustments in base salary are typically paid or put into effect at or shortly after the October 31st fiscal year end of EVC.

Method to Determine Compensation. The investment adviser compensates its portfolio managers based primarily on the scale and complexity of their portfolio responsibilities and the total return performance of managed funds and accounts versus appropriate peer groups or benchmarks. In addition to rankings within peer groups of funds on the basis of absolute performance, consideration may also be given to relative risk-adjusted performance. Risk-adjusted performance measures include, but are not limited to, the Sharpe Ratio. Performance is normally based on periods ending on the September 30th preceding fiscal year end. Fund performance is normally evaluated primarily versus peer groups of funds as determined by Lipper Inc. and/or Morningstar, Inc. When a fund’s peer group as determined by Lipper or Morningstar is deemed by the investment adviser’s management not to provide a fair comparison, performance may instead be evaluated primarily against a custom peer group. In evaluating the performance of a fund and its manager, primary emphasis is normally placed on three-year performance, with secondary consideration of performance over longer and shorter periods. For funds that are tax-managed or otherwise have an objective of after-tax returns, performance is measured net of taxes. For other funds, performance is evaluated on a pre-tax basis. For funds with an investment objective other than total return (such as current income), consideration will also be given to the fund’s success in achieving its objective. For managers responsible for multiple funds and accounts, investment performance is evaluated on an aggregate basis, based on averages or weighted averages among managed funds and accounts. Funds and accounts that have performance-based advisory fees are not accorded disproportionate weightings in measuring aggregate portfolio manager performance.

The compensation of portfolio managers with other job responsibilities (such as heading an investment group or providing analytical support to other portfolios) will include consideration of the scope of such responsibilities and the managers’ performance in meeting them.

The investment adviser seeks to compensate portfolio managers commensurate with their responsibilities and performance, and competitive with other firms within the investment management industry. The investment adviser participates in investment-industry compensation surveys and utilizes survey data as a factor in determining salary, bonus and stock-based compensation levels for portfolio managers and other investment professionals. Salaries, bonuses and stock-based compensation are also influenced by the operating performance of the investment adviser and its parent company. The overall annual cash bonus pool is based on a substantially fixed percentage of pre-bonus operating income. While the salaries of the investment adviser’s portfolio managers are comparatively fixed, cash bonuses and stock-based compensation may fluctuate significantly from year to year, based on changes in manager performance and other factors as described herein. For a high performing portfolio manager, cash bonuses and stock-based compensation may represent a substantial portion of total compensation.

Administrative Services. As indicated in the prospectus, Eaton Vance serves as administrator of each Fund, but currently receives no compensation for providing administrative services to the Fund. Under its Administrative Services Agreement, Eaton Vance has been engaged to administer each Fund’s affairs, subject to the supervision of the Trustees of the Trust, and shall furnish office space and all necessary office facilities, equipment and personnel for administering the affairs of each Fund.

Sub-Transfer Agency Services. Eaton Vance also serves as sub-transfer agent for each Fund. As sub-transfer agent, Eaton Vance performs the following services directly on behalf of a Fund: (1) provides call center services to financial intermediaries and shareholders; (2) answers written inquiries related to shareholder accounts (matters relating to portfolio management, distribution of shares and other management policy questions will be referred to a Fund); (3) furnishes an SAI to any shareholder who requests one in writing or by telephone from a Fund; and (4) processes transaction requests received via telephone. For the sub-transfer agency services it provides, Eaton Vance receives an aggregate annual fee equal to the lesser of $2.5 million or the actual expenses incurred by Eaton Vance in the performance of those services. This fee is paid to Eaton Vance by a Fund’s transfer agent from fees it receives from the Eaton Vance funds. Each Fund will pay a pro rata share of such fee. For the fiscal year ended March 31, 2009, the transfer agent accrued for or paid to Eaton Vance the following amounts for sub-transfer agency services performed on behalf of each Fund:

California	Massachusetts	New Jersey	New York	Ohio	Pennsylvania
$573	$1,749	$1,034	$2,283	$448	$1,375

Expenses. Each Fund is responsible for all expenses not expressly stated to be payable by another party (such as expenses required to be paid pursuant to an agreement with the investment adviser, the principal underwriter or the administrator). In the case of expenses incurred by the Trust, each Fund is responsible for its pro rata share of those expenses. The only expenses of a Fund allocated to a particular class are those incurred under the Distribution Plan applicable to that class, the fee paid to the principal underwriter for handling repurchase transactions and certain other class-specific expenses.

OTHER SERVICE PROVIDERS

Principal Underwriter. Eaton Vance Distributors, Inc. (“EVD”), Two International Place, Boston, MA 02110 is the principal underwriter of each Fund. The principal underwriter acts as principal in selling shares under a Distribution Agreement with the Trust. The expenses of printing copies of prospectuses used to offer shares and other selling literature and of advertising are borne by the principal underwriter. The fees and expenses of qualifying and registering and maintaining qualifications and registrations of a Fund and its shares under federal and state securities laws are borne by the Fund. The Distribution Agreement is renewable annually by the Trust’s Board of Trustees (including a majority of the noninterested Trustees who have no direct or indirect financial interest in the operation of the Distribution Plan or the Distribution Agreement), may be terminated on sixty days’ notice either by such Trustees or by vote of a majority of the outstanding Class A, Class B and Class C shares or on six months’ notice by the principal underwriter and is automatically terminated upon assignment. The principal underwriter distributes shares on a “best efforts” basis under which it is required to take and pay for only such shares as may be sold. EVD is a direct, wholly-owned subsidiary of EVC. Mr. Faust is a Director of EVD.

Custodian. State Street Bank and Trust Company ("State Street"), 200 Clarendon Street, Boston, MA 02116, serves as custodian to each Fund. State Street has custody of all cash and securities of a Fund, maintains the general ledger of each Fund and computes the daily net asset value of shares of each Fund. In such capacity it attends to details in connection with the sale, exchange, substitution, transfer or other dealings with each Fund’s investments, receives and disburses all funds and performs various other ministerial duties upon receipt of proper instructions from the Trust. State Street provides services in connection with the preparation of shareholder reports and the electronic filing of such reports with the SEC. EVC and its affiliates and their officers and employees from time to time have transactions with various banks, including State Street. It is Eaton Vance’s opinion that the terms and conditions of such transactions were not and will not be influenced by existing or potential custodial or other relationships between each Fund and such banks.

Independent Registered Public Accounting Firm. Deloitte & Touche LLP, 200 Berkeley Street, Boston, MA 02116, is the independent registered public accounting firm of each Fund, providing audit related services and assistance and consultation with respect to the preparation of filings with the SEC.

Transfer Agent. PNC Global Investment Services, P.O. Box 9653, Providence, RI 02940-9653, serves as transfer and dividend disbursing agent for each Fund.

CALCULATION OF NET ASSET VALUE

The net asset value of each Fund is computed by State Street (as agent and custodian for each Fund) by subtracting the liabilities of the Fund from the value of its total assets. Each Fund will be closed for business and will not price its respective shares on the following business holidays and any other business day that the New York Stock Exchange (the "Exchange") is closed: New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

Inasmuch as the market for municipal obligations is a dealer market with no central trading location or continuous quotation system, it is not feasible to obtain last transaction prices for most municipal obligations held by a Fund, and such obligations, including those purchased on a when-issued basis, will normally be valued on the basis of valuations furnished by a pricing service. The pricing service uses information with respect to transactions in bonds, quotations from bond dealers, market transactions in comparable securities, various relationships between securities, and yield to maturity in determining value. Taxable obligations, if any, are normally valued on the basis of valuations furnished by a pricing service. Open futures positions on debt securities are valued at the most recent settlement prices, unless such price does not reflect the fair value of the contract, in which case the positions will be valued by or at the direction of the Trustees. Other assets are valued at fair value using methods determined in good faith by or at the direction of the Trustees considering relevant factors, data and information including the market value of freely tradable securities of the same class in the principal market on which such securities are normally traded.

PURCHASING AND REDEEMING SHARES

Additional Information About Purchases. Fund shares are offered for sale only in states where they are registered. Fund shares are continuously offered through investment dealers which have entered into agreements with the principal underwriter. Shares of a Fund are sold at the offering price, which is the net asset value plus the initial sales charge, if any. The Fund receives the net asset value. The principal underwriter receives the sales charge, all or a portion of which may be reallowed to the investment dealers responsible for selling Fund shares. The sales charge table in the prospectus is applicable to purchases of a Fund alone or in combination with purchases of certain other funds offered by the principal underwriter, made at a single time by (i) an individual, or an individual, his or her spouse and their children under the age of twenty-one, purchasing shares for his or their own account, and (ii) a trustee or other fiduciary purchasing shares for a single trust estate or a single fiduciary account. The table is also presently applicable to (1) purchases of Class A shares pursuant to a written Statement of Intention; or (2) purchases of Class A shares pursuant to the Right of Accumulation and declared as such at the time of purchase. See “Sales Charges”.

In connection with employee benefit or other continuous group purchase plans, a Fund may accept initial investments of less than the minimum investment amount on the part of an individual participant. In the event a shareholder who is a participant of such a plan terminates participation in the plan, his or her shares will be transferred to a regular individual account. However, such account will be subject to the right of redemption by a Fund as described below.

Suspension of Sales. The Trust may, in its absolute discretion, suspend, discontinue or limit the offering of one or more of its classes of shares at any time. In determining whether any such action should be taken, the Trust’s management intends to consider all relevant factors, including (without limitation) the size of a Fund or class, the investment climate and market conditions, the volume of sales and redemptions of shares, and (if applicable) the amount of uncovered distribution charges of the principal underwriter. The Class A, Class B and Class C Distribution Plans may continue in effect and payments may be made under the Plans following any such suspension, discontinuance or limitation of the offering of shares; however, there is no contractual obligation to continue any Plan for any particular period of time. Suspension of the offering of shares would not, of course, affect a shareholder’s ability to redeem shares.

Additional Information About Redemptions. The right to redeem shares of a Fund can be suspended and the payment of the redemption price deferred when the Exchange is closed (other than for customary weekend and holiday closings), during periods when trading on the Exchange is restricted as determined by the SEC, or during any emergency as determined by the SEC which makes it impracticable for a Fund to dispose of its securities or value its assets, or during any other period permitted by order of the SEC for the protection of investors.

Due to the high cost of maintaining small accounts, the Trust reserves the right to redeem accounts with balances of less than $750. Prior to such a redemption, shareholders will be given 60 days’ written notice to make an additional purchase. However, no such redemption would be required by the Trust if the cause of the low account balance was a reduction in the net asset value of shares. No CDSC or redemption fees, if applicable, will be imposed with respect to such involuntary redemptions.

While normally payments will be made in cash for redeemed shares, the Trust, subject to compliance with applicable regulations, has reserved the right to pay the redemption price of shares of a Fund, either totally or partially, by a distribution in kind of readily marketable securities. The securities so distributed would be valued pursuant to the valuation procedures described in this SAI. If a shareholder received a distribution in kind, the shareholder could incur brokerage or other charges in converting the securities to cash.

Systematic Withdrawal Plan. The transfer agent will send to the shareholder regular monthly or quarterly payments of any permitted amount designated by the shareholder based upon the value of the shares held. The checks will be drawn from share redemptions and hence, may require the recognition of taxable gain or loss. Income dividends and capital gains distributions in connection with withdrawal plan accounts will be credited at net asset value as of the record date for each distribution. Continued withdrawals in excess of current income will eventually use up principal, particularly in a period of declining market prices. A shareholder may not have a withdrawal plan in effect at the same time he or she has authorized Bank Automated Investing or is otherwise making regular purchases of Fund shares. The shareholder, the transfer agent or the principal underwriter may terminate the withdrawal plan at any time without penalty.

Other Information. A Fund’s net asset value per share is normally rounded to two decimal places. In certain situations (such as a merger, share split or a purchase or sale of shares that represents a significant portion of a share class), the administrator may determine to extend the calculation of the net asset value per share to additional decimal places to ensure that neither the value of the Fund nor a shareholder’s shares is diluted materially as the result of a purchase or sale or other transaction.

In circumstances where a financial intermediary has entered into an agreement with a Fund or its principal underwriter to exchange shares from one class of the Fund to another, such exchange shall be permitted and any applicable redemption fee will not be imposed in connection with such transaction, provided that the class of shares acquired in the exchange is subject to the same redemption fee. In connection with the exemption from the Funds’ policies to discourage short-term trading and market timing and the applicability of any redemption fee to a redemption, asset allocation programs include any investment vehicle that allocates its assets among investments in concert with changes in a model portfolio and any asset allocation programs that may be sponsored by Eaton Vance or its affiliates.

SALES CHARGES

Dealer Commissions. The principal underwriter may, from time to time, at its own expense, provide additional incentives to investment dealers which employ registered representatives who sell Fund shares and/or shares of other funds distributed by the principal underwriter. In some instances, such additional incentives may be offered only to certain investment dealers whose representatives sell or are expected to sell significant amounts of shares. In addition, the principal underwriter may from time to time increase or decrease the sales commissions payable to investment dealers. The principal underwriter may allow, upon notice to all investment dealers with whom it has agreements, discounts up to the full sales charge during the periods specified in the notice. During periods when the discount includes the full sales charge, such investment dealers may be deemed to be underwriters as that term is defined in the 1933 Act.

Purchases at Net Asset Value. Class A shares may be sold at net asset value to current and retired Directors and Trustees of Eaton Vance funds and portfolios; to clients (including custodial, agency, advisory and trust accounts) and current and retired officers and employees of Eaton Vance, its affiliates and other investment advisers and sub-advisers of Eaton Vance sponsored funds; and to such persons’ spouses, parents, siblings and lineal descendants and their beneficial accounts. Such shares may also be issued at net asset value (1) in connection with the merger (or similar transaction) of an investment company (or series or class thereof) or personal holding company with a Fund (or class thereof), (2) to investors making an investment as part of a fixed fee program whereby an entity unaffiliated with the investment adviser provides investment services, such as management, brokerage and custody, (3) to investment advisors, financial planners or other intermediaries who place trades for their own accounts or the accounts of their clients and who charge a management, consulting or similar ongoing fee for their services; clients of such investment advisors, financial planners or other intermediaries who place trades for their own accounts if the accounts are linked to the master account of such investment advisor, financial planner or other intermediary on the books and records of the broker or agent; financial intermediaries who have entered into an agreement with the principal underwriter to offer Class A shares through a no-load platform, (4) to officers and employees of the Fund custodian and the transfer agent and (5) in connection with the ReFlow liquidity program. Class A shares may also be sold at net asset value to registered representatives and employees of investment dealers. Sales charges generally are waived because either (i) there is no sales effort involved in the sale of shares or (ii) the investor is paying a fee (other than the sales charge) to the investment dealer involved in the sale. Any new or revised sales charge or CDSC waiver will be prospective only.

Waiver of Investment Minimums. In addition to waivers described in the prospectus, minimum investment amounts are waived for current and retired Directors and Trustees of Eaton Vance funds and portfolios, clients (including custodial, agency, advisory and trust accounts), current and retired officers and employees of Eaton Vance, its affiliates and other investment advisers and sub-advisers of Eaton Vance sponsored funds, and for such persons’ spouses, parents, siblings and lineal descendants and their beneficial accounts. The minimum initial investment amount is also waived for officers and employees of a Fund’s custodian and transfer agent. Investments in a Fund by ReFlow in connection with the ReFlow liquidity program are also not subject to the minimum investment amount.

Statement of Intention. If it is anticipated that $100,000 or more of Class A shares and shares of other funds exchangeable for Class A shares of another Eaton Vance fund will be purchased within a 13-month period, the Statement of Intention section of the account application should be completed so that shares may be obtained at the same reduced sales charge as though the total quantity were invested in one lump sum. Shares eligible for the right of accumulation (see below) as of the date of the Statement and purchased during the 13-month period will be included toward the completion of the Statement. If you make a Statement of Intention, the transfer agent is authorized to hold in escrow sufficient shares (5% of the dollar amount specified in the Statement) which can be redeemed to make up any difference in sales charge on the amount intended to be invested and the amount actually invested. A Statement of Intention does not obligate the shareholder to purchase or the Fund to sell the full amount indicated in the Statement.

If the amount actually purchased during the 13-month period is less than that indicated in the Statement, the shareholder will be requested to pay the difference between the sales charge applicable to the shares purchased and the sales charge paid under the Statement of Intention. If the payment is not received in 20 days, the appropriate number of escrowed shares will be redeemed in order to realize such difference. If the total purchases during the 13-month period are large enough to qualify for a lower sales charge than that applicable to the amount specified in the Statement, all transactions will be computed at the expiration date of the Statement to give effect to the lower sales charge. Any difference will be refunded to the shareholder in cash or applied to the purchase of additional shares, as specified by the shareholder. This refund will be made by the investment dealer and the principal underwriter. If at the time of the recomputation, the investment dealer for the account has changed, the adjustment will be made only on those shares purchased through the current investment dealer for the account.

Right of Accumulation. Under the right of accumulation, the applicable sales charge level is calculated by aggregating the dollar amount of the current purchase and the value (calculated at the maximum current offering price) of shares owned by the shareholder. Shares of Eaton Vance Cash Management Fund and Eaton Vance Tax Free Reserves cannot be accumulated for purposes of this privilege. The sales charge on the shares being purchased will then be applied at the rate applicable to the aggregate. Share purchases eligible for the right of accumulation are described under "Sales Charges" in the prospectus. For any such discount to be made available at the time of purchase a purchaser or his or her investment dealer must provide the principal underwriter (in the case of a purchase made through an investment dealer) or the transfer agent (in the case of an investment made by mail) with sufficient information to permit verification that the purchase order qualifies for the accumulation privilege. Confirmation of the order is subject to such verification. The right of accumulation privilege may be amended or terminated at any time as to purchases occurring thereafter.

Conversion Feature. Class B shares held for the longer of (i) four years or (ii) the time at which the CDSC applicable to such shares expires will automatically convert to Class A shares. For purposes of this conversion, all distributions paid on Class B shares which the shareholder elects to reinvest in Class B shares will be considered to be held in a separate sub-account. Upon the conversion of Class B shares not acquired through the reinvestment of distributions, a pro rata portion of the Class B shares held in the sub-account will also convert to Class A shares. This portion will be determined by the ratio that the Class B shares being converted bears to the total of Class B shares (excluding shares acquired through reinvestment) in the account. This conversion feature is subject to the continuing availability of a ruling from the Internal Revenue Service or an opinion of counsel that the conversion is not taxable for federal income tax purposes.

Distribution Plans

The Trust has in effect a compensation-type Distribution Plan (the “Class A Plan”) pursuant to Rule 12b-1 under the 1940 Act for Class A shares. The Class A Plan is designed to (i) finance activities which are primarily intended to result in the distribution and sales of Class A shares and to make payments in connection with the distribution of such shares and (ii) pay service fees for personal services and/or the maintenance of shareholder accounts to the principal underwriter, investment dealers and other persons. The distribution and service fees payable under the Class A Plan shall not exceed 0.25% of the average daily net assets attributable to Class A shares for any fiscal year. Class A distribution and service fees are paid monthly in arrears. For the distribution and service fees paid by Class A shares, see Appendix A.

The Trust also has in effect compensation-type Distribution Plans (the “Class B and Class C Plans”) pursuant to Rule 12b-1 under the 1940 Act for each Fund’s Class B and Class C shares. On each sale of shares (excluding reinvestment of distributions) a Class will pay the principal underwriter amounts representing (i) sales commissions equal to 3% (in the case of California, Massachusetts, New Jersey, New York and Pennsylvania Funds) and 3.5% (in the case of the Ohio Fund) for Class B shares and 6.25% for Class C shares of the amount received by a Fund for each Class share sold and (ii) interest at the rate of 1% over the prime rate then reported in The Wall Street Journal applied to the outstanding amounts owed to the principal underwriter, so-called “uncovered distribution charges”. Each Class pays the principal underwriter a distribution fee, accrued daily and paid monthly, at an annual rate not exceeding 0.75% of its average daily net assets to finance the distribution of its shares. Such fees compensate the principal underwriter for the sales commissions paid by it to investment dealers on the sale of shares, for other distribution expenses (such as personnel, overhead, travel, printing and postage) and for interest expenses. The principal underwriter currently pays an up-front sales commission (except on exchange transactions and reinvestments) of 3.0% of the purchase price of Class B shares and 0.85% of the purchase price of Class C shares, and an up-front service fee of 0.15% on Class C shares. Distribution fees paid by a Class and CDSCs paid to the Fund by redeeming Class shareholders reduce the outstanding uncovered distribution charges of the Class. Whenever there are no outstanding uncovered distribution charges of a Class, the Class discontinues payment of distribution fees.

The Trustees of the Trust believe that each Plan will be a significant factor in the expected growth of each Fund’s assets, and will result in increased investment flexibility and advantages which have benefited and will continue to benefit the Fund and its shareholders. The Eaton Vance organization will profit by reason of the operation of each Class B and Class C Plan through an increase in Fund assets and if at any point in time the aggregate amounts received by the principal underwriter pursuant to the Plans and from CDSCs have exceeded the total expenses incurred in distributing Class B and Class C shares. Because payments to the principal underwriter under the Class B and Class C Plans are limited, uncovered distribution charges (sales expenses of the principal underwriter plus interest, less the above fees and CDSCs received by it) may exist indefinitely. For sales commissions, CDSCs and uncovered distribution charges, see Appendix B and Appendix C.

The Class B and Class C Plans also authorize the payment of service fees to the principal underwriter, investment dealers and other persons in amounts not exceeding an annual rate of 0.25% of its average daily net assets for personal services, and/or the maintenance of shareholder accounts. For Class B, this fee is paid monthly in arrears based on the value of shares sold by such persons. For Class C, investment dealers currently receive (a) a service fee (except on exchange transactions and reinvestments) at the time of sale equal to 0.15% of the purchase price of Class C shares sold by such dealer, and (b) monthly service fees approximately equivalent to 1/12 of 0.15% of the value of Class C shares sold by such dealer. During the first year after a purchase of Class C shares, the principal underwriter will retain the service fee as reimbursement for the service fee payment made to investment dealers at the time of sale. For the service fees paid, see Appendix B and Appendix C.

A Plan continues in effect from year to year so long as such continuance is approved at least annually by the vote of both a majority of (i) the noninterested Trustees of the Trust who have no direct or indirect financial interest in the operation of the Plan or any agreements related to the Plan (the “Plan Trustees”) and (ii) all of the Trustees then in office. A Plan may be terminated at any time by vote of a majority of the Plan Trustees or by a vote of a majority of the outstanding voting securities of the applicable Class. Quarterly Trustee review of a written report of the amount expended under the Plan and the purposes for which such expenditures were made is required. A Plan may not be amended to increase materially the payments described therein without approval of the shareholders of the affected Class and the Trustees. So long as a Plan is in effect, the selection and nomination of the noninterested Trustees shall be committed to the discretion of such Trustees. The Trustees, including the Plan Trustees, initially approved the current Plan(s) on June 23, 1997 (June 16, 2003 in the case of the Class C Plan for the California Fund and November 14, 2005 in the case of the Class C Plan for the New Jersey and Ohio Funds). Any Trustee of the Trust who is an “interested” person of the Trust has an indirect financial interest in a Plan because his or her employer (or affiliates thereof) receives distribution and/or service fees under the Plan or agreements related thereto.

PERFORMANCE

Performance Calculations. Average annual total return before deduction of taxes (“pre-tax return”) is determined by multiplying a hypothetical initial purchase order of $1,000 by the average annual compound rate of return (including capital appreciation/ depreciation, and distributions paid and reinvested) for the stated period and annualizing the result. The calculation assumes (i) that all distributions are reinvested at net asset value on the reinvestment dates during the period, (ii) the deduction of the maximum of any initial sales charge from the initial $1,000 purchase, (iii) a complete redemption of the investment at the end of the period, and (iv) the deduction of any applicable CDSC at the end of the period.

Average annual total return after the deduction of taxes on distributions is calculated in the same manner as pre-tax return except the calculation assumes that any federal income taxes due on distributions are deducted from the distributions before they are reinvested. Average annual total return after the deduction of taxes on distributions and taxes on redemption also is calculated in the same manner as pre-tax return except the calculation assumes that (i) any federal income taxes due on distributions are deducted from the distributions before they are reinvested and (ii) any federal income taxes due upon redemption are deducted at the end of the period. After-tax returns are based on the highest federal income tax rates in effect for individual taxpayers as of the time of each assumed distribution and redemption (taking into account their tax character), and do not reflect the impact of state and local taxes. In calculating after-tax returns, the net value of any federal income tax credits available to shareholders is applied to reduce federal income taxes payable on distributions at or near year-end and, to the extent the net value of such credits exceeds such distributions, is then assumed to be reinvested in additional Fund shares at net asset value on the last day of the fiscal year in which the credit was generated or, in the case of certain tax credits, on the date on which the year-end distribution is paid. For pre-tax and after-tax total return information, see Appendix A, Appendix B and Appendix C.

In addition to the foregoing total return figures, each Fund may provide pre-tax and after-tax annual and cumulative total return, as well as the ending redeemable cash value of a hypothetical investment. If shares are subject to a sales charge, total return figures may be calculated based on reduced sales charges or at net asset value. These returns would be lower if the full sales charge was imposed. After-tax returns may also be calculated using different tax rate assumptions and taking into account state and local income taxes as well as federal taxes.

Yield is computed pursuant to a standardized formula by dividing the net investment income per share earned during a recent thirty-day period by the maximum offering price (including the maximum of any initial sales charge) per share on the last day of the period and annualizing the resulting figure. Net investment income per share is calculated from the yields to maturity of all debt obligations held based on prescribed methods, reduced by accrued expenses for the period with the resulting number being divided by the average daily number of shares outstanding and entitled to receive distributions during the period. Yield figures do not reflect the deduction of any applicable CDSC, but assume the maximum of any initial sales charge. (Actual yield may be affected by variations in sales charges on investments.) A tax-equivalent yield is computed by using the tax-exempt yield and dividing by one minus a stated tax rate. The stated tax rate will reflect the federal income and certain state and local (if any) taxes applicable to investors in a particular tax bracket and may reflect certain assumptions relating to tax exemptions and deductions. The tax-equivalent yield will differ for investors in other tax brackets or for whom the assumed exemptions and deductions are not available. Tax-equivalent yield is designed to show the approximate yield a taxable investment would have to earn to produce an after-tax yield equal to the tax-exempt yield.

Disclosure of Portfolio Holdings and Related Information. The Board of Trustees has adopted policies and procedures (the “Policies”) with respect to the disclosure of information about portfolio holdings of each Fund. Pursuant to the Policies, information about portfolio holdings of a Fund may not be disclosed to any party except as follows:

• Disclosure made in filings with the SEC and posted on the Eaton Vance website: In accordance with rules established by the SEC, each Fund sends semiannual and annual reports to shareholders that contain a complete list of portfolio holdings as of the end of the second and fourth fiscal quarters, respectively, within 60 days of quarter-end. Each Fund also discloses complete portfolio holdings as of the end of the first and third fiscal quarters on Form N-Q, which is filed with the SEC within 60 days of quarter-end. Each Fund’s complete portfolio holdings as reported in annual and semiannual reports and on Form N-Q are available for viewing on the SEC website at http://www.sec.gov and may be reviewed and copied at the SEC’s public reference room (information on the operation and terms of usage of the SEC public reference room is available at http://www.sec.gov/info/edgar/prrrules.htm or by calling 1-800-SEC-0330).
Generally within five business days of filing with the SEC, each Fund’s portfolio holdings as reported in annual and semiannual reports and on Form N-Q also are available on Eaton Vance’s website at www.eatonvance.com and are available upon request at no cost by contacting Eaton Vance at 1-800-262-1122. Each Fund will also post a complete list of its portfolio holdings as of each calendar quarter end on the Eaton Vance website within 30 days of calendar quarter end.
• Disclosure of certain portfolio characteristics: Each Fund may also post information about certain portfolio characteristics (such as top ten holdings and asset allocation information) as of the most recent calendar quarter end on the Eaton Vance website approximately ten business days after the calendar quarter end. Such information is also available upon request by contacting Eaton Vance at 1-800-262-1122.
• Confidential disclosure for a legitimate Fund purpose: Portfolio holdings may be disclosed, from time to time as necessary, for a legitimate business purpose of a Fund, believed to be in the best interests of the Fund and its shareholders, provided there is a duty or an agreement that the information be kept confidential. Any such confidentiality agreement includes provisions intended to impose a duty not to trade on the non-public information. The Policies permit disclosure of portfolio holdings information to the following: 1) affiliated and unaffiliated service providers that have a legal or contractual duty to keep such information confidential, such as employees of the investment adviser (including portfolio managers and, in the case of a Portfolio, the portfolio manager of any account that invests in the Portfolio), the administrator, custodian, transfer agent, principal underwriter, etc. described herein and in the prospectus; 2)
other persons who owe a fiduciary or other duty of trust or confidence to the Fund (such as Fund legal counsel and independent registered public accounting firm); or 3) persons to whom the disclosure is made in advancement of a legitimate business purpose of a Fund and who have expressly agreed in writing to maintain the disclosed information in confidence and to use it only in connection with the legitimate business purpose underlying the arrangement. Such persons may include securities lending agents which may receive information from time to time regarding selected holdings which may be loaned by a Fund, credit rating agencies (such as Moody’s Investor Services, Inc. and Standard
& Poor’s Ratings Group), statistical ratings agencies (such as Morningstar, Inc.), analytical service providers engaged by the investment adviser (such as Advent, Bloomberg L.P., Evare, Factset, McMunn Associates, Inc. and The Yield Book,
Inc.), proxy evaluation vendors (such as Institutional Shareholder Servicing Inc.), pricing services (such as LSTA/LPC
Mark-to-Market Pricing Service, WM Company Reuters Information Services, Pricing Direct, State Street Derivatives
Pricing Service, FT Interactive Data Corp. and Standard & Poor’s Securities Evaluation Service, Inc.), which receive information as needed to price a particular holding, translation services, lenders under Fund credit facilities (such as
Citibank, N.A.), consultants and, for purposes of facilitating portfolio transactions, investment dealers and other intermediaries (such as national and regional municipal bond dealers and mortgage-backed securities dealers). These entities receive portfolio information on an as needed basis in order to perform the service for which they are being engaged. If required in order to perform their duties, this information will be provided in real time or as soon as practical thereafter. Additional categories of disclosure involving a legitimate business purpose may be added to this list upon the authorization of a Fund’s Board of Trustees. In addition, in connection with a redemption in kind, the redeeming shareholder may be required to agree to keep the information about the securities to be so distributed confidential, except to the extent necessary to dispose of the securities.
• Historical portfolio holdings information: From time to time, each Fund may be requested to provide historic portfolio holdings information that has not been made public previously. In such case, the requested information may be provided if: the information is requested for due diligence or another legitimate purpose; the requested portfolio holdings are for a period that is no more recent than the date of the portfolio holdings posted to the Eaton Vance website; a Fund’s portfolio manager and Eaton Vance’s Chief Equity or Chief Income Investment Officer (as appropriate) have reviewed the request and do not believe the dissemination of the information requested would disadvantage Fund shareholders; and
the Chief Compliance Officer ("CCO") has reviewed the request to ensure that the disclosure of the requested information does not give rise to a conflict of interest between Fund shareholders and an affiliated service provider.

The Fund, the investment adviser and principal underwriter will not receive any monetary or other consideration in connection with the disclosure of information concerning a Fund’s portfolio holdings.

The Policies may not be waived, or exception made, without the consent of the CCO of the Fund. The CCO may not waive or make exception to the Policies unless such waiver or exception is consistent with the intent of the Policies, which is to ensure that disclosure of portfolio information is in the best interest of Fund shareholders. In determining whether to permit a waiver of or exception to the Policies, the CCO will consider whether the proposed disclosure serves a legitimate purpose of a Fund, whether it could provide the recipient with an advantage over Fund shareholders or whether the proposed disclosure gives rise to a conflict of interest between a Fund’s shareholders and its investment adviser, principal underwriter or other affiliated person. The CCO will report all waivers of or exceptions to the Policies to the Trustees at their next meeting. The Trustees may impose additional restrictions on the disclosure of portfolio holdings information at any time.

The Policies are designed to provide useful information concerning a Fund to existing and prospective Fund shareholders while at the same time inhibiting the improper use of portfolio holdings information in trading Fund shares and/or portfolio securities held by a Fund. However, there can be no assurance that the provision of any portfolio holdings information is not susceptible to inappropriate uses (such as the development of “market timing” models), particularly in the hands of highly sophisticated investors, or that it will not in fact be used in such ways beyond the control of the Fund.

TAXES

Each series of the Trust is treated as a separate entity for federal income tax purposes. Each Fund has elected to be treated and intends to qualify each year as a regulated investment company (“RIC”) under Subchapter M of the Code. Accordingly, each Fund intends to satisfy certain requirements relating to sources of its income and diversification of its assets and to distribute substantially all of its net investment income (including tax-exempt income) and net short-term and long-term capital gains (after reduction by any available capital loss carryforwards) in accordance with the timing requirements imposed by the Code, so as to maintain its RIC status and to avoid paying any federal income tax. If a Fund qualifies for treatment as a RIC and satisfies the above-mentioned distribution requirements, it will not be subject to federal income tax on income paid to its shareholders in the form of dividends or capital gain distributions. Each Fund is qualified as a RIC for its fiscal year ended March 31, 2009. Each Fund also seeks to avoid payment of federal excise tax. However, if a Fund fails to distribute in a calendar year substantially all of its ordinary income for such year and substantially all of its capital gain net income for the one-year period ending October 31 (or later if the Fund is permitted so to elect and so elects), plus any retained amount from the prior year, the Fund will be subject to a 4% excise tax on the undistributed amounts.

In order to avoid incurring a federal excise tax obligation, the Code requires that a Fund distribute (or be deemed to have distributed) by December 31 of each calendar year (i) at least 98% of its ordinary income (not including tax-exempt income) for such year, (ii) at least 98% of its capital gain net income (which is the excess of its realized capital gains over its realized capital losses), generally computed on the basis of the one-year period ending on October 31 of such year, after reduction by any available capital loss carryforwards and (iii) 100% of any income and capital gains from the prior year (as previously computed) that was not paid out during such year and on which the Fund paid no federal income tax. If a Fund fails to meet these requirements it will be subject to a nondeductible 4% excise tax on the undistributed amounts. Under current law, provided that a Fund qualifies as a RIC for federal tax purposes, the Fund should not be liable for any income, corporate excise or franchise tax in the Commonwealth of Massachusetts.

If a Fund does not qualify as a RIC for any taxable year, the Fund’s taxable income will be subject to corporate income taxes, and all distributions from earnings and profits, including distributions of net capital gain (if any), will be taxable to the shareholder as ordinary income. However, such distributions will be eligible (i) to be treated as qualified dividend income in the case of shareholders taxed as individuals and (ii) for the dividends received deduction in the case of corporate shareholders. In addition, in order to requalify for taxation as a RIC, the Fund may be required to recognize unrealized gains, pay substantial taxes and interest, and make substantial distributions.

A Fund’s investment in zero coupon and certain other securities will cause it to realize income prior to the receipt of cash payments with respect to these securities. Such income will be accrued daily by the Fund and, in order to avoid a tax payable by the Fund, the Fund may be required to liquidate securities that it might otherwise have continued to hold in order to generate cash so that the Fund may make required distributions to its shareholders.

A Fund may invest to a significant extent in debt obligations that are in the lowest rating categories or are unrated, including debt obligations of issuers not currently paying interest or who are in default. Investments in debt obligations that are at risk of or in default present special tax issues for a Fund. Tax rules are not entirely clear about issues such as when a Fund may cease to accrue interest, original issue discount or market discount, when and to what extent deductions may be taken for bad debts or worthless securities and how payments received on obligations in default should be allocated between principal and income.

Distributions by a Fund of net tax-exempt interest income that are properly designated as “exempt-interest dividends” may be treated by shareholders as interest excludable from gross income for federal income tax purposes under Section 103(a) of the Code. In order for a Fund to be entitled to pay the tax-exempt interest income as exempt-interest dividends to its shareholders, the Fund must and intends to satisfy certain requirements, including the requirement that, at the close of each quarter of its taxable year, at least 50% of the value of its total assets consists of obligations the interest on which is exempt from regular federal income tax under Code Section 103(a). Interest on certain municipal obligations may be taxable for purposes of the federal AMT and for state and local purposes. In addition, corporate shareholders must include the full amount of exempt-interest dividends in computing the preference items for the purposes of the AMT. Shareholders of a Fund are required to report tax-exempt interest on their federal income tax returns.

For taxable years beginning on or before December 31, 2010, distributions of investment income designated by a Fund as derived from “qualified dividend income” will be taxed in the hands of individual shareholders at the rates applicable to long-term capital gains, provided holding period and other requirements are met at both the shareholder and Fund level. It is not expected a significant portion of Fund distributions would be derived from qualified dividend income.

Tax-exempt distributions received from a Fund are taken into account in determining, and may increase, the portion of social security and certain railroad retirement benefits that may be subject to federal income tax.

Interest on indebtedness incurred or continued by a shareholder to purchase or carry shares of a Fund is not deductible to the extent it is deemed related to the Fund’s distributions of tax-exempt interest. Further, entities or persons who are “substantial users” (or persons related to “substantial users”) of facilities financed by industrial development or private activity bonds should consult their tax advisers before purchasing shares of a Fund. “Substantial user” is defined in applicable Treasury regulations to include a “non-exempt person” who regularly uses in its trade or business a part of a facility financed from the proceeds of industrial development bonds, and the same definition should apply in the case of private activity bonds.

Any recognized gain or income attributable to market discount on long-term tax-exempt municipal obligations (i.e., obligations with a term of more than one year) purchased after April 30, 1993 (except to the extent of a portion of the discount attributable to original issue discount), is taxable as ordinary income. A long-term debt obligation is generally treated as acquired at a market discount if purchased after its original issue at a price less than (i) the stated principal amount payable at maturity, in the case of an obligation that does not have original issue discount or (ii) in the case of an obligation that does have original issue discount, the sum of the issue price and any original issue discount that accrued before the obligation was purchased, subject to a de minimis exclusion.

From time to time proposals have been introduced before Congress for the purpose of restricting or eliminating the federal income tax exemption for interest on certain types of municipal obligations, and it can be expected that similar proposals may be introduced in the future. Under federal tax legislation enacted in 1986, the federal income tax exemption for interest on certain municipal obligations was eliminated or restricted. As a result of any such future legislation, the availability of municipal obligations for investment by a Fund and the value of the securities held by it may be affected. It is possible that events occurring after the date of issuance of municipal obligations, or after a Fund’s acquisition of such an obligation, may result in a determination that the interest paid on that obligation is taxable, even retroactively.

In the course of managing its investments, a Fund may realize some short-term and long-term capital gains (and/or losses) as well as other taxable income. Any distributions by a Fund of its share of such capital gains (after reduction by any capital loss carryforwards) or other taxable income would be taxable to shareholders of the Fund. However, it is expected that such amounts, if any, would normally be insubstantial in relation to the tax-exempt interest earned by the Fund.

A Fund’s investments in options, futures contracts, hedging transactions, forward contracts (to the extent permitted) and certain other transactions will be subject to special tax rules (including mark-to-market, constructive sale, straddle, wash sale, short sale and other rules), the effect of which may be to accelerate income to a Fund, defer Fund losses, cause adjustments in the holding periods of Fund securities, convert capital gain into ordinary income and convert short-term capital losses into long-term capital losses. These rules could therefore affect the amount, timing and character of distributions to investors.

As a result of entering into swap contracts, a Fund may make or receive periodic net payments. A Fund may also make or receive a payment when a swap is terminated prior to maturity through an assignment of the swap or other closing transaction. Periodic net payments will generally constitute ordinary income or deductions, while termination of a swap will generally result in capital gain or loss (which will be a long-term capital gain or loss if a Fund has been a party to a swap for more than one year). With respect to certain types of swaps, a Fund may be required to currently recognize income or loss with respect to future payments on such swaps or may elect under certain circumstances to mark such swaps to market annually for tax purposes as ordinary income or loss. The tax treatment of many types of credit default swaps is uncertain.

Any loss realized upon the sale or exchange of Fund shares with a tax holding period of six months or less will be disallowed to the extent of any distributions treated as tax-exempt interest with respect to such shares and if the loss exceeds the disallowed amount, will be treated as a long-term capital loss to the extent of any distributions treated as long-term capital gain with respect to such shares. In addition, all or a portion of a loss realized on a redemption or other disposition of Fund shares may be disallowed under “wash sale” rules to the extent the shareholder acquired other shares of the same Fund (whether through the reinvestment of distributions or otherwise) within the period beginning 30 days before the redemption of the loss shares and ending 30 days after such date. Any disallowed loss will result in an adjustment to the shareholder’s tax basis in some or all of the other shares acquired.

Sales charges paid upon a purchase of shares subject to a front-end sales charge cannot be taken into account for purposes of determining gain or loss on a redemption or exchange of the shares before the 91st day after their purchase to the extent a sales charge is reduced or eliminated in a subsequent acquisition of Fund shares (or shares of another fund) pursuant to the reinvestment or exchange privilege. Any disregarded amounts will result in an adjustment to the shareholder’s tax basis in some or all of any other shares acquired.

Dividends and distributions on a Fund’s shares are generally subject to federal income tax as described herein to the extent they do not exceed the Fund’s realized income and gains, even though such dividends and distributions may economically represent a return of a particular shareholder’s investment. Such distributions are likely to occur in respect of shares purchased at a time when the Fund’s net asset value reflects gains that are either unrealized, or realized but not distributed. Such realized gains may be required to be distributed even when a Fund’s net asset value also reflects unrealized losses. Certain distributions declared in October, November or December and paid in the following January will be taxed to shareholders as if received on December 31 of the year in which they were declared.

In general, dividends (other than capital gain dividends and exempt-interest dividends) paid to a shareholder that is not a “U.S. person” within the meaning of the Code (a “foreign person”) are subject to withholding of U.S. federal income tax at a rate of 30% (or lower applicable treaty rate).

For taxable years beginning before January 1, 2010, properly-designated dividends are generally exempt from U.S. federal withholding tax where they (i) are paid in respect of a Fund’s “qualified net interest income” (generally, a Fund’s U.S. source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which the Fund is at least a 10% shareholder, reduced by expenses that are allocable to such income) or (ii) are paid in respect of a Fund’s “qualified short-term capital gains” (generally, the excess of a Fund’s net short-term capital gain over the Fund’s long-term capital loss for such taxable year). However, depending on its circumstances, a Fund may designate all, some or none of its potentially eligible dividends as such qualified net interest income or as qualified short-term capital gains and/or treat such dividends, in whole or in part, as ineligible for this exemption from withholding. In order to qualify for this exemption from withholding, a non-U.S. shareholder will need to comply with applicable certification requirements relating to its non-U.S. status (including, in general, furnishing an IRS Form W-8BEN or substitute Form). In the case of shares held through an intermediary, the intermediary may withhold even if a Fund designates the payment as qualified net interest income or qualified short-term capital gain. Non-U.S. shareholders should contact their intermediaries with respect to the application of these rules to their accounts.

For taxable years beginning before January 1, 2010, distributions that a Fund designates as “short-term capital gain dividends” or “long-term capital gain dividends” may not be treated as such to a recipient foreign shareholder if the distribution is attributable to gain received from the sale or exchange of U.S. real property or an interest in a U.S. real property holding corporation and the foreign shareholder has not owned more than 5% of the outstanding shares of a Fund at any time during the one-year period ending on the date of distribution. Such distributions will be subject to 30% withholding by a Fund and will be treated as ordinary dividends to the foreign shareholder.

If a Fund’s direct or indirect interests in U.S. real property were to exceed certain levels, a foreign shareholder realizing gains upon redemption from a Fund could be subject to the 35% withholding tax and U.S. filing requirements unless more than 50% of the Fund’s shares were owned by U.S. persons at such time or unless the foreign person had not held more than 5% of the Fund’s outstanding shares throughout either such person’s holding period for the redeemed shares or, if shorter, the previous five years. It is not expected that a significant portion of the Fund’s distributions will be attributable to gains from sale or exchange of U.S. real property interests.

Amounts paid by a Fund to individuals and certain other shareholders who have not provided the Fund with their correct taxpayer identification number (“TIN”) and certain certifications required by the IRS as well as shareholders with respect to whom the Fund has received certain information from the IRS or a broker, may be subject to “backup” withholding of federal income tax arising from the Fund’s taxable dividends and other distributions as well as the proceeds of redemption transactions (including repurchases and exchanges), at a rate of 28% for amounts paid through 2010. The backup withholding rate will be 31% for amounts paid thereafter. An individual’s TIN is generally his or her social security number. Backup withholding is not an additional tax and any amount withheld may be credited against a shareholder’s U.S. federal income tax liability.

Under Treasury regulations, if a shareholder realizes a loss on disposition of a Fund’s shares of $2 million or more for an individual shareholder or $10 million or more for a corporate shareholder, the shareholder must file with the IRS a disclosure statement on Form 8886. Direct shareholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, shareholders of a RIC are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances. Under certain circumstances, certain tax-exempt entities and their managers may be subject to excise tax if they are parties to certain reportable transactions.

The foregoing discussion does not address all of the special tax rules applicable to certain classes of investors, such as tax-exempt entities, foreign investors, insurance companies and financial institutions. Shareholders should consult their own tax advisers with respect to special tax rules that may apply in their particular situations, as well as the federal, state, local, and, where applicable, foreign tax consequences of investing in a Fund.

See Appendix D for state tax information for certain states.

PORTFOLIO SECURITIES TRANSACTIONS

Decisions concerning the execution of portfolio security transactions, including the selection of the market and the broker-dealer firm, are made by BMR, each Fund’s investment adviser. Each Fund is responsible for the expenses associated with its portfolio transactions. The investment adviser is also responsible for the execution of transactions for all other accounts managed by it. The investment adviser places the portfolio security transactions for execution with one or more broker-dealer firms. The investment adviser uses its best efforts to obtain execution of portfolio security transactions at prices which in the investment adviser’s judgment are advantageous to the client and at a reasonably competitive spread or (when a disclosed commission is being charged) at reasonably competitive commission rates. In seeking such execution, the investment adviser will use its best judgment in evaluating the terms of a transaction, and will give consideration to various relevant factors, including without limitation the full range and quality of the broker-dealer firm’s services including the responsiveness of the firm to the investment adviser, the size and type of the transaction, the nature and character of the market for the security, the confidentiality, speed and certainty of effective execution required for the transaction, the general execution and operational capabilities of the broker-dealer firm, the reputation, reliability, experience and financial condition of the firm, the value and quality of the services rendered by the firm in other transactions, and the reasonableness of the spread or commission, if any. In addition, the investment adviser may consider the receipt of Proprietary Research Services (as defined below), provided it does not compromise the investment adviser’s obligation to seek best overall execution for a Fund. The investment adviser may engage in portfolio brokerage transactions with a broker-dealer firm that sells shares of Eaton Vance funds, provided such transactions are not directed to that firm as compensation for the promotion or sale of such shares.

Municipal obligations, including state obligations, purchased and sold by each Fund are generally traded in the over-the-counter market on a net basis (i.e., without commission) through broker-dealers and banks acting for their own account rather than as brokers, or otherwise involve transactions directly with the issuer of such obligations. Such firms attempt to profit from such transactions by buying at the bid price and selling at the higher asked price of the market for such obligations, and the difference between the bid and asked price is customarily referred to as the spread. Each Fund may also purchase municipal obligations from underwriters, and dealers in fixed-price offerings, the cost of which may include undisclosed fees and concessions to the underwriters. On occasion it may be necessary or appropriate to purchase or sell a security through a broker on an agency basis, in which case the Fund will incur a brokerage commission. Although spreads or commissions on portfolio security transactions will, in the judgment of the investment adviser, be reasonable in relation to the value of the services provided, spreads or commissions exceeding those which another firm might charge may be paid to firms who were selected to execute transactions on behalf of each Fund and the investment adviser’s other clients for providing brokerage and research services to the investment adviser.

Pursuant to the safe harbor provided in Section 28(e) of the Securities Exchange Act of 1934, as amended, a broker or dealer who executes a portfolio transaction may receive a commission that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the investment adviser determines in good faith that such compensation was reasonable in relation to the value of the brokerage and research services provided. This determination may be made either on the basis of that particular transaction or on the basis of the overall responsibility which the investment adviser and its affiliates have for accounts over which they exercise investment discretion. Brokerage and research services may include advice as to the value of securities, the advisability of investing in, purchasing, or selling securities, and the availability of securities or purchasers or sellers of securities; furnishing analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy and the performance of accounts; effecting securities transactions and performing functions incidental thereto (such as clearance and settlement); and the “Research Services” referred to in the next paragraph. The investment adviser may also receive Research Services from underwriters and dealers in fixed-price offerings.

It is a common practice of the investment advisory industry and of the advisers of investment companies, institutions and other investors to receive research, analytical, statistical and quotation services, data, information and other services, products and materials which assist such advisers in the performance of their investment responsibilities (“Research Services”) from broker-dealer firms that execute portfolio transactions for the clients of such advisers and from affiliates of executing broker-dealers. Investment advisers also commonly receive Research Services from research providers that are not affiliated with an executing broker-dealer, but which have entered into payment arrangements involving an executing broker-dealer (“Third Party Research Services”). In a typical Third Party Research Services arrangement involving transactions in municipal obligations, an executing broker-dealer enters into an arrangement with an investment adviser pursuant to which the investment adviser receives a credit for portfolio transactions executed for its clients through that broker-dealer. These credits are referred to herein as “research credits” and are primarily generated as the result of acquisitions of new issuances of municipal obligations in fixed-price offerings. The amount of the research credit generated as the result of a particular transaction is typically a negotiated percentage of the offering price of the municipal obligations. The investment adviser may use research credits to acquire Third Party Research Services, which are then paid for by the executing broker-dealer. The investment adviser may receive Research Services and Third Party Research Services consistent with the foregoing.

Research Services received by the investment adviser may include, but are not limited to, such matters as general economic, political, business and market information, industry and company reviews, evaluations of securities and portfolio strategies and transactions, technical analysis of various aspects of the securities markets, recommendations as to the purchase and sale of securities and other portfolio transactions, certain financial, industry and trade publications, certain news and information services, and certain research oriented computer software, data bases and services. Any particular Research Service obtained through a broker-dealer may be used by the investment adviser in connection with client accounts other than those accounts which pay commissions to such broker-dealer. Any such Research Service may be broadly useful and of value to the investment adviser in rendering investment advisory services to all or a significant portion of its clients, or may be relevant and useful for the management of only one client’s account or of a few clients’ accounts, or may be useful for the management of merely a segment of certain clients’ accounts, regardless of whether any such account or accounts paid commissions to the broker-dealer through which such Research Service was obtained. The investment adviser evaluates the nature and quality of the various Research Services obtained through broker-dealer firms and may attempt to allocate sufficient portfolio security transactions to such firms to ensure the continued receipt of Research Services which the investment adviser believes are useful or of value to it in rendering investment advisory services to its clients.

Since May 1, 2004, if the investment adviser uses research credits generated from a Fund securities transactions to pay for Third Party Research Services (as described above), the investment adviser has agreed to reduce the advisory fee payable by a Fund by the amount of such research credits. However, the investment adviser generally does not expect to acquire Third Party Research Services with research credits.

Some executing broker-dealers develop and make available directly to their brokerage customers proprietary Research Services (“Proprietary Research Services”). As a general matter, broker-dealers bundle the cost of Proprietary Research Services with trade execution services rather than charging separately for each. In such circumstances, the cost or other value of the Proprietary Research Services cannot be determined. The advisory fee paid by a Fund will not be reduced in connection with the receipt of Proprietary Research Services by the investment adviser.

The investment companies sponsored by the investment adviser or its affiliates may allocate trades in such offerings to acquire information relating to the performance, fees and expenses of such companies and other mutual funds, which information is used by the Trustees of such companies to fulfill their responsibility to oversee the quality of the services provided by various entities, including the investment adviser, to such companies. Such companies may also pay cash for such information.

Municipal obligations considered as investments for a Fund may also be appropriate for other investment accounts managed by the investment adviser or its affiliates. Whenever decisions are made to buy or sell securities by a Fund and one or more of such other accounts simultaneously, the investment adviser will allocate the security transactions (including “new” issues) in a manner which it believes to be equitable under the circumstances. As a result of such allocations, there may be instances where a Fund will not participate in a transaction that is allocated among other accounts. If an aggregated order cannot be filled completely, allocations will generally be made on a pro rata basis. An order may not be allocated on a pro rata basis where, for example: (i) consideration is given to portfolio managers who have been instrumental in developing or negotiating a particular investment; (ii) consideration is given to an account with specialized investment policies that coincide with the particulars of a specific investment; (iii) pro rata allocation would result in odd-lot or de minimis amounts being allocated to a portfolio or other client; or (iv) where the investment adviser reasonably determines that departure from a pro rata allocation is advisable. While these aggregation and allocation policies could have a detrimental effect on the price or amount of the securities available to a Fund from time to time, it is the opinion of the Trustees of the Trust that the benefits from the investment adviser organization outweigh any disadvantage that may arise from exposure to simultaneous transactions.

The following table shows brokerage commissions paid during three fiscal years ended March 31, 2009, 2008 and 2007, as well as the amount of Fund security transactions for the most recent fiscal year (if any) that were directed to firms that provided some Research Services to the investment adviser or its affiliates, and the commissions paid in connection therewith. As described above, the investment adviser may consider the receipt of Research Services in selecting a broker-dealer firm, provided it does not compromise the investment adviser’s obligation to seek best overall execution.

					Commissions Paid on
				Amount of Transactions	Transactions
		Brokerage Commissions Paid		Directed to Firms	Directed to Firms
		for the Fiscal Year Ended		Providing Research	Providing Research
Fund	3/31/09	3/31/08	3/31/07	3/31/09	3/31/09
California	$1,792	$2,142	$2,525	$0	$0
Massachusetts	3,332	3,598	4,929	0	0
New Jersey	1,876	2,531	3,152	0	0
New York	5,453	6,307	6,760	0	0
Ohio	795	973	1,344	0	0
Pennsylvania	2,422	2,979	4,019	0	0

As of March 31, 2009, each Fund held no securities of its “regular brokers or dealers”, as that term is defined in Rule 10b-1 of the 1940 Act.

FINANCIAL STATEMENTS

The audited financial statements of, and the report of the independent registered public accounting firm for the Funds, appear in the Funds’ most recent annual report to shareholders and are incorporated by reference into this SAI. A copy of the annual report accompanies this SAI.

Householding. Consistent with applicable law, duplicate mailings of shareholder reports and certain other Fund information to shareholders residing at the same address may be eliminated.

APPENDIX A

Class A Fees, Performance & Ownership

Sales Charges and Distribution and Service Fees. For the fiscal year ended March 31, 2009, the following table shows (1) total sales charges paid by each Fund, (2) sales charges paid to investment dealers, (3) sales charges paid to the principal underwriter, (4) CDSC payments to the principal underwriter, (5) total distribution and service fees paid by each Fund, and (6) distribution and service fees paid to investment dealers. Distribution and service fees that were not paid to investment dealers were retained by the principal underwriter.

						Distribution and
			Sales Charges to	CDSC Paid to	Total Distribution	Service Fees Paid
	Total Sales	Sales Charges to	Principal	Principal	and Service	to Investment
Fund	Charges Paid	Investment Dealers	Underwriter	Underwriter	Fees Paid	Dealers
California	$17,486	$15,138	$2,348	$25,000	$43,975	$31,419
Massachusetts	35,333	31,236	4,097	3,000	70,873	53,169
New Jersey	60,795	58,706	2,089	30	60,787	46,907
New York	47,566	44,323	3,243	7,000	101,095	81,482
Ohio	36,325	32,282	4,043	0	28,724	23,870
Pennsylvania	47,001	41,799	5,201	1,000	57,811	44,001

For the fiscal years ended March 31, 2008 and March 31, 2007, the following total sales charges were paid on sales of Class A, of which the principal underwriter received the following amounts. The balance of such amounts was paid to investment dealers.

	March 31, 2008	March 31, 2008	March 31, 2007	March 31, 2007
	Total Sales	Sales Charges to	Total Sales	Sales Charges to
Fund	Charges Paid	Principal Underwriter	Charges Paid	Principal Underwriter
California	$41,301	$1,134	$26,180	$1,441
Massachusetts	42,678	4,915	47,537	5,171
New Jersey	39,908	2,978	22,569	2,774
New York	57,790	3,538	133,923	3,067
Ohio	30,883	1,639	38,467	2,557
Pennsylvania	19,392	1,470	25,080	3,123

Performance Information. The tables below indicate the average annual total return (both before and after taxes) on a hypothetical investment of $1,000 in this Class of shares for the periods shown in each table. Any performance presented with an asterisk (*) includes the effect of subsidizing expenses. Performance would have been lower without subsidies.

Total returns are historical and are calculated by determining the percentage change in net asset value or public offering price with all distributions reinvested. Each Fund’s past performance (both before and after taxes) is no guarantee of future results. Investment return and principal value of Fund shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Performance is for the stated time period only; due to market volatility, a Fund’s current performance may be lower or higher than the quoted return. For the Fund’s performance as of the most recent month-end, please refer to www.eatonvance.com.

About Returns After Taxes. After-tax returns are calculated using certain assumptions. After-tax returns are calculated using the highest historical individual federal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on a shareholder’s tax situation and the actual characterization of distributions, and may differ from those shown. After-tax returns are not relevant to shareholders who hold shares in tax-deferred accounts or to shares held by non-taxable entities. Return After Taxes on Distributions for a period may be the same as Return Before Taxes for that period because no taxable distributions were made during that period, or because the taxable portion of distributions made during the period was insignificant. Also, Return After Taxes on Distributions and the Sale of Fund Shares for a period may be greater than or equal to Return After Taxes on Distributions for the same period because of losses realized on the sale of Fund shares. A portion of the distributions made in the current year may be recharacterized as taxable after year-end.

California Fund	Length of Period Ended March 31, 2009
Average Annual Total Return:	One Year	Five Years	Ten Years
Before Taxes and Excluding Maximum Sales Charge	–3.67%	1.14%	2.88%
Before Taxes and Including Maximum Sales Charge	–5.83%	0.68%	2.65%
After Taxes on Distributions and Excluding Maximum Sales Charge	–3.79%	1.11%	2.85%
After Taxes on Distributions and Including Maximum Sales Charge	–5.94%	0.66%	2.62%
After Taxes on Distributions and Redemption and Excluding Maximum Sales Charge	–1.15%	1.51%	3.02%
After Taxes on Distributions and Redemption and Including Maximum Sales Charge	–2.59%	1.12%	2.81%

Massachusetts Fund	Length of Period Ended March 31, 2009
Average Annual Total Return:	One Year	Five Years	Ten Years
Before Taxes and Excluding Maximum Sales Charge	–0.50%	1.83%	3.22%
Before Taxes and Including Maximum Sales Charge	–2.74%	1.37%	2.98%
After Taxes on Distributions and Excluding Maximum Sales Charge	–0.62%	1.80%	3.20%
After Taxes on Distributions and Including Maximum Sales Charge	–2.86%	1.34%	2.97%
After Taxes on Distributions and Redemption and Excluding Maximum Sales Charge	0.85%	2.07%	3.32%
After Taxes on Distributions and Redemption and Including Maximum Sales Charge	–0.64%	1.67%	3.11%

New Jersey Fund	Length of Period Ended March 31, 2009
Average Annual Total Return:	One Year	Five Years	Ten Years
Before Taxes and Excluding Maximum Sales Charge	–0.39%	1.95%	3.22%
Before Taxes and Including Maximum Sales Charge	–2.65%	1.48%	2.98%
After Taxes on Distributions and Excluding Maximum Sales Charge	–0.51%	1.92%	3.19%
After Taxes on Distributions and Including Maximum Sales Charge	–2.77%	1.45%	2.95%
After Taxes on Distributions and Redemption and Excluding Maximum Sales Charge	0.96%	2.18%	3.31%
After Taxes on Distributions and Redemption and Including Maximum Sales Charge	–0.54%	1.78%	3.10%

New York Fund	Length of Period Ended March 31, 2009
Average Annual Total Return:	One Year	Five Years	Ten Years
Before Taxes and Excluding Maximum Sales Charge	–2.56%	1.22%	3.07%
Before Taxes and Including Maximum Sales Charge	–4.71%	0.76%	2.84%
After Taxes on Distributions and Excluding Maximum Sales Charge	–2.69%	1.19%	3.05%
After Taxes on Distributions and Including Maximum Sales Charge	–4.83%	0.73%	2.82%
After Taxes on Distributions and Redemption and Excluding Maximum Sales Charge	–0.42%	1.58%	3.21%
After Taxes on Distributions and Redemption and Including Maximum Sales Charge	–1.84%	1.18%	3.00%

Ohio Fund	Length of Period Ended March 31, 2009
Average Annual Total Return:	One Year	Five Years	Ten Years
Before Taxes and Excluding Maximum Sales Charge	1.26%	1.94%	3.04%
Before Taxes and Including Maximum Sales Charge	–1.05%	1.48%	2.81%
After Taxes on Distributions and Excluding Maximum Sales Charge	1.15%	1.92%	3.02%
After Taxes on Distributions and Including Maximum Sales Charge	–1.16%	1.46%	2.79%
After Taxes on Distributions and Redemption and Excluding Maximum Sales Charge	2.01%	2.17%	3.15%
After Taxes on Distributions and Redemption and Including Maximum Sales Charge	0.49%	1.77%	2.95%

Pennsylvania Fund	Length of Period Ended March 31, 2009
Average Annual Total Return:	One Year	Five Years	Ten Years
Before Taxes and Excluding Maximum Sales Charge	0.83%	2.25%	3.41%
Before Taxes and Including Maximum Sales Charge	–1.43%	1.80%	3.17%
After Taxes on Distributions and Excluding Maximum Sales Charge	0.70%	2.23%	3.39%
After Taxes on Distributions and Including Maximum Sales Charge	–1.55%	1.77%	3.16%
After Taxes on Distributions and Redemption and Excluding Maximum Sales Charge	1.80%	2.47%	3.50%
After Taxes on Distributions and Redemption and Including Maximum Sales Charge	0.30%	2.07%	3.30%

Control Persons and Principal Holders of Securities. At July 1, 2009, the Trustees and officers of the Trust, as a group, owned in the aggregate less than 1% of the outstanding shares of this Class of a Fund. In addition, as of the same date, the following person(s) held the share percentage indicated below, which was owned either (i) beneficially by such person(s) or (ii) of record by such person(s) on behalf of customers who are the beneficial owners of such shares and as to which such record owner(s) may exercise voting rights under certain limited circumstances:

California	Merrill Lynch, Pierce, Fenner & Smith, Inc.	Jacksonville, FL	25.2%
	Citigroup Global Markets, Inc.	Owings Mills, MD	6.2%
	Morgan Stanley	Jersey City, NJ	6.0%
Massachusetts	Merrill Lynch, Pierce, Fenner & Smith, Inc.	Jacksonville, FL	8.1%
	John Coughlin & Priscilla Coughlin JTWROS	Topsfield, MA	7.5%
	Citigroup Global Markets, Inc.	Owings Mills, MD	5.8%
New Jersey	Merrill Lynch, Pierce, Fenner & Smith, Inc.	Jacksonville, FL	19.6%
	Citigroup Global Markets, Inc.	Owings Mills, MD	6.6%
New York	Citigroup Global Markets, Inc.	Owings Mills, MD	16.2%
	Merrill Lynch, Pierce, Fenner & Smith, Inc.	Jacksonville, FL	8.6%
	UBS Financial Services Inc. FBO William M. Birch	New York, NY	8.0%
	Morgan Stanley	Jersey City, NJ	7.7%
Ohio	Merrill Lynch, Pierce, Fenner & Smith, Inc.	Jacksonville, FL	16.5%
	UBS Financial Services Inc. FBO A&F Machine Products Co. Inc.	Berea, OH	11.9%
	NFS LLC FEBO Donald C. Brown	Akron, OH	5.4%

Pennsylvania	Charles Schwab & CO. Inc.	San Francisco, CA	16.1%
	Merrill Lynch, Pierce, Fenner & Smith, Inc.	Jacksonville, FL	15.0%
	Citigroup Global Markets, Inc.	Owings Mills, MD	8.7%
	Special Custody Acct. for the Exclusive Benefit of Customers Omnibus
	Account	Louisville, KY	5.7%

To the knowledge of the Trust, no other person owned of record or beneficially 5% or more of the outstanding shares of this Class of a Fund as of such date.

APPENDIX B

Class B Fees, Performance & Ownership

Distribution and Service Fees. For the fiscal year ended March 31, 2009, the following table shows (1) sales commissions paid by the principal underwriter to investment dealers on sales of Class B shares, (2) distribution fees paid to the principal underwriter under the Distribution Plan, (3) CDSC payments to the principal underwriter, (4) uncovered distribution charges under the Distribution Plan (dollar amount and as a percentage of net assets attributable to Class B), (5) service fees paid under the Distribution Plan, and (6) service fees paid to investment dealers. The service fees paid by the Fund that were not paid to investment dealers were retained by the principal underwriter.

	Commission Paid	Distribution Fee				Service Fees
	by Principal	Paid to	CDSC Paid to			Paid to
	Underwriter to	Principal	Principal	Uncovered Distribution	Service	Investment
Fund	Investment Dealers	Underwriter	Underwriter	Charges	Fees	Dealers
California	$ 0	$5,599	$70	$545,000 (63.4%)	$1,116	$1,049
Massachusetts	2,310	9,398	2,100	567,000 (66.4%)	1,880	1,747
New Jersey	1,092	5,201	1,000	564,000 (87.1%)	1,040	996
New York	21,407	12,961	4,600	867,000 (43.9%)	2,593	1,997
Ohio	300	1,206	0	891,000 (475.4%)	241	229
Pennsylvania	4,027	6,273	2,100	377,000 (68.5%)	1,255	1,113

Performance Information. The tables below indicate the average annual total return (both before and after taxes) on a hypothetical investment of $1,000 in this Class of shares for the periods shown in each table. Any performance presented with an asterisk (*) includes the effect of subsidizing expenses. Performance would have been lower without subsidies.

Total returns are historical and are calculated by determining the percentage change in net asset value or public offering price with all distributions reinvested. Each Fund’s past performance (both before and after taxes) is no guarantee of future results. Investment return and principal value of Fund shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Performance is for the stated time period only; due to market volatility, a Fund’s current performance may be lower or higher than the quoted return. For the Fund’s performance as of the most recent month-end, please refer to www.eatonvance.com.

About Returns After Taxes. After-tax returns are calculated using certain assumptions. After-tax returns are calculated using the highest historical individual federal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on a shareholder’s tax situation and the actual characterization of distributions, and may differ from those shown. After-tax returns are not relevant to shareholders who hold shares in tax-deferred accounts or to shares held by non-taxable entities. Return After Taxes on Distributions for a period may be the same as Return Before Taxes for that period because no taxable distributions were made during that period, or because the taxable portion of distributions made during the period was insignificant. Also, Return After Taxes on Distributions and the Sale of Fund Shares for a period may be greater than or equal to Return After Taxes on Distributions for the same period because of losses realized on the sale of Fund shares. A portion of the distributions made in the current year may be recharacterized as taxable after year-end.

California Fund	Length of Period Ended March 31, 2009
Average Annual Total Return:	One Year	Five Years	Ten Years
Before Taxes and Excluding Maximum Sales Charge	–4.42%	0.38%	2.10%
Before Taxes and Including Maximum Sales Charge	–7.20%	0.38%	2.10%
After Taxes on Distributions and Excluding Maximum Sales Charge	–4.52%	0.36%	2.07%
After Taxes on Distributions and Including Maximum Sales Charge	–7.30%	0.36%	2.07%
After Taxes on Distributions and Redemption and Excluding Maximum Sales Charge	–1.89%	0.76%	2.24%
After Taxes on Distributions and Redemption and Including Maximum Sales Charge	–3.70%	0.76%	2.24%

Massachusetts Fund	Length of Period Ended March 31, 2009
Average Annual Total Return:	One Year	Five Years	Ten Years
Before Taxes and Excluding Maximum Sales Charge	–1.15%	1.08%	2.43%
Before Taxes and Including Maximum Sales Charge	–4.03%	1.08%	2.43%
After Taxes on Distributions and Excluding Maximum Sales Charge	–1.24%	1.05%	2.42%
After Taxes on Distributions and Including Maximum Sales Charge	–4.12%	1.05%	2.42%
After Taxes on Distributions and Redemption and Excluding Maximum Sales Charge	0.18%	1.32%	2.53%
After Taxes on Distributions and Redemption and Including Maximum Sales Charge	–1.69%	1.32%	2.53%

New Jersey Fund	Length of Period Ended March 31, 2009
Average Annual Total Return:	One Year	Five Years	Ten Years
Before Taxes and Excluding Maximum Sales Charge	–1.05%	1.21%	2.44%
Before Taxes and Including Maximum Sales Charge	–3.92%	1.21%	2.44%
After Taxes on Distributions and Excluding Maximum Sales Charge	–1.14%	1.19%	2.42%
After Taxes on Distributions and Including Maximum Sales Charge	–4.02%	1.19%	2.42%
After Taxes on Distributions and Redemption and Excluding Maximum Sales Charge	0.29%	1.45%	2.54%
After Taxes on Distributions and Redemption and Including Maximum Sales Charge	–1.58%	1.45%	2.54%

New York Fund	Length of Period Ended March 31, 2009
Average Annual Total Return:	One Year	Five Years	Ten Years
Before Taxes and Excluding Maximum Sales Charge	–3.31%	0.45%	2.28%
Before Taxes and Including Maximum Sales Charge	–6.11%	0.45%	2.28%
After Taxes on Distributions and Excluding Maximum Sales Charge	–3.41%	0.43%	2.26%
After Taxes on Distributions and Including Maximum Sales Charge	–6.22%	0.43%	2.26%
After Taxes on Distributions and Redemption and Excluding Maximum Sales Charge	–1.14%	0.82%	2.42%
After Taxes on Distributions and Redemption and Including Maximum Sales Charge	–2.97%	0.82%	2.42%

Ohio Fund	Length of Period Ended March 31, 2009
Average Annual Total Return:	One Year	Five Years	Ten Years
Before Taxes and Excluding Maximum Sales Charge	0.39%	1.15%	2.26%
Before Taxes and Including Maximum Sales Charge	–2.54%	1.15%	2.26%
After Taxes on Distributions and Excluding Maximum Sales Charge	0.29%	1.13%	2.24%
After Taxes on Distributions and Including Maximum Sales Charge	–2.63%	1.13%	2.24%
After Taxes on Distributions and Redemption and Excluding Maximum Sales Charge	1.20%	1.39%	2.38%
After Taxes on Distributions and Redemption and Including Maximum Sales Charge	–0.71%	1.39%	2.38%

Pennsylvania Fund	Length of Period Ended March 31, 2009
Average Annual Total Return:	One Year	Five Years	Ten Years
Before Taxes and Excluding Maximum Sales Charge	0.06%	1.48%	2.62%
Before Taxes and Including Maximum Sales Charge	–2.85%	1.48%	2.62%
After Taxes on Distributions and Excluding Maximum Sales Charge	–0.04%	1.46%	2.61%
After Taxes on Distributions and Including Maximum Sales Charge	–2.95%	1.46%	2.61%
After Taxes on Distributions and Redemption and Excluding Maximum Sales Charge	1.05%	1.71%	2.72%
After Taxes on Distributions and Redemption and Including Maximum Sales Charge	–0.84%	1.71%	2.72%

Control Persons and Principal Holders of Securities. At July 1, 2009, the Trustees and officers of the Trust, as a group, owned in the aggregate less than 1% of the outstanding shares of this Class of a Fund. In addition, as of the same date, the following person(s) held the share percentage indicated below, which was owned either (i) beneficially by such person(s) or (ii) of record by such person(s) on behalf of customers who are the beneficial owners of such shares and as to which such record owner(s) may exercise voting rights under certain limited circumstances:

California	NFS LLC FEBO Morry Klein TT, The Klein Family Trust	San Diego, CA	49.7%
	Merrill Lynch, Pierce, Fenner & Smith, Inc.	Jacksonville, FL	9.0%
	Oppenheimer & Co. Inc. FBO Gina Seamon	Lake Forest, CA	8.2%
	First Clearing LLC, Edward J. Baker Family Trust, Edward J. Baker TTEE	Laguna Woods, CA	5.7%
	First Clearing, LLC, Diane Lane Revocable Trust, Diane Lane TTEE	Beverly Hills, CA	5.7%
	NFS LLC FEBO Prezant Company, Inc.	San Mateo, CA	5.1%
Massachusetts	Citigroup Global Markets, Inc.	Owings Mills, MD	14.2%
	NFS LLC FEBO Paula J. Malzone, Michal Quinn	Braintree, MA	9.8%
	NFS LLC FEBO Barbara Mahn, Mark McCue TREE, The Henry H. Mahn Family
	Trust	North Reading, MA	8.0%
	Pershing LLC	Jersey City, NJ	6.4%
	Pershing LLC	Jersey City, NJ	5.8%
	Pershing LLC	Jersey City, NJ	5.1%
New Jersey	Elizabeth Chirichiello, Michele Chirichiello, JTTEN	Pequannock, NJ	15.1%
	RBC Capital Markets Corp. FBO Dr. Robert D. Rento	Little Falls, NJ	12.5%
	First Clearing, LLC - Donna Van Biert	Park Ridge, NJ	10.3%
	Special Custody Acct for The Exclusive Benefit of Customers Omnibus
	Account	Louisville, KY	6.3%
	LPL Financial Services	San Diego, CA	5.5%
New York	Merrill Lynch, Pierce, Fenner & Smith, Inc.	Jacksonville, FL	11.1%
	UBS Financial Services Inc., FBO Carole Weiss	Ardsley, NY	7.5%
	NFS LLC FEBO Aldona M. Fogarascher, TOD William M. Flogarascher	East Meadow, NY	5.3%
Ohio	RBC Capital Markets Corp. FBO Paul Gregory Farkas	West Chester, OH	24.0%
	UBS Financial Services Inc. FBO Sherrie I. Manson & William D. Manson JTTEN	University Heights, OH	18.1%
	First Clearing, LLC - Jeff Ludt & Paula Ludt Jt Wros	Poland, OH	18.0%
	NFS LLC FEBO Cheryl A. Hershberger, Robert L. Herschberger	Wadsworth, OH	8.8%
	Pershing LLC	Jersey City, NY	6.1%
	NFS LLC FEBO Hollace Dunne TOD Irene Haus	Cleveland, OH	5.4%

Pennsylvania	Pershing LLC	Jersey City, NJ	29.9%
	NFS LLC FEBO Constance E. West	Bryn Mawr, PA	7.6%
	Pershing LLC	Jersey City, NJ	6.7%
	First Clearing, LLC - Mark F. Wolfskill	Robesonia, PA	6.7%
	First Clearing, LLC - The Bjornstad Revocable Trust	New Hope, PA	5.5%

Beneficial owners of 25% or more of the Class are presumed to be in control of the the Class for purposes of voting on certain matters submitted to shareholders.

To the knowledge of the Trust, no other person owned of record or beneficially 5% or more of the outstanding shares of this Class of a Fund as of such date.

APPENDIX C

Class C Fees, Performance & Ownership

Distribution and Service Fees. For the fiscal year ended March 31, 2009, the following table shows (1) sales commissions paid by the principal underwriter to investment dealers on sales of Class C shares, (2) distribution fees paid to the principal underwriter under the Distribution Plan, (3) CDSC payments to the principal underwriter, (4) uncovered distribution charges under the Distribution Plan (dollar amount and as a percentage of net assets attributable to Class C), (5) service fees paid under the Distribution Plan, and (6) service fees paid to investment dealers. The service fees paid by the Fund that were not paid to investment dealers were retained by the principal underwriter.

	Commission Paid
	by Principal	Distribution Fee	CDSC Paid to			Service Fees
	Underwriter to	Paid to	Principal	Uncovered Distribution	Service	Paid to
Fund	Investment Dealers	Principal Underwriter	Underwriter	Charges	Fees	Investment Dealers
California	$5,674	$13,585	$300	$124,000 (6.8%)	$2,717	$1,676
Massachusetts	81,982	97,194	600	4,970,000 (39.4%)	19,439	17,721
New Jersey	4,957	2,586	2,400	41,000 (7.9%)	517	1,604
New York	154,421	174,109	6,400	6,249,000 (27.4%)	34,822	34,569
Ohio	4,844	2,338	1,200	30,000 (4.5%)	469	1,462
Pennsylvania	82,336	96,586	2,800	6,098,000 (43.9%)	19,317	20,937

Performance Information. The tables below indicate the average annual total return (both before and after taxes) on a hypothetical investment in shares of $1,000. For New Jersey Fund and Ohio Fund, total return prior to August 1, 2006 and for California Fund, total return prior to March 23, 2005 reflects the total return of Class B adjusted to reflect the Class C sales charge. Any performance presented with an asterisk (*) includes the effect of subsidizing expenses. Performance would have been lower without subsidies.

Total returns are historical and are calculated by determining the percentage change in net asset value or public offering price with all distributions reinvested. Each Fund’s past performance (both before and after taxes) is no guarantee of future results. Investment return and principal value of Fund shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Performance is for the stated time period only; due to market volatility, a Fund’s current performance may be lower or higher than the quoted return. For the Fund’s performance as of the most recent month-end, please refer to www.eatonvance.com.

About Returns After Taxes. After-tax returns are calculated using certain assumptions. After-tax returns are calculated using the highest historical individual federal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on a shareholder’s tax situation and the actual characterization of distributions, and may differ from those shown. After-tax returns are not relevant to shareholders who hold shares in tax-deferred accounts or to shares held by non-taxable entities. Return After Taxes on Distributions for a period may be the same as Return Before Taxes for that period because no taxable distributions were made during that period, or because the taxable portion of distributions made during the period was insignificant. Also, Return After Taxes on Distributions and the Sale of Fund Shares for a period may be greater than or equal to Return After Taxes on Distributions for the same period because of losses realized on the sale of Fund shares. A portion of the distributions made in the current year may be recharacterized as taxable after year-end.

California Fund	Length of Period Ended March 31, 2009
Average Annual Total Return:	One Year	Five Years	Ten Years
Before Taxes and Excluding Maximum Sales Charge	–4.35%	0.37%	2.09%
Before Taxes and Including Maximum Sales Charge	–5.28%	0.37%	2.09%
After Taxes on Distributions and Excluding Maximum Sales Charge	–4.45%	0.35%	2.07%
After Taxes on Distributions and Including Maximum Sales Charge	–5.37%	0.35%	2.07%
After Taxes on Distributions and Redemption and Excluding Maximum Sales Charge	–1.84%	0.75%	2.24%
After Taxes on Distributions and Redemption and Including Maximum Sales Charge	–2.44%	0.75%	2.24%
Class C commenced operations March 23, 2005.

Massachusetts Fund	Length of Period Ended March 31, 2009
Average Annual Total Return:	One Year	Five Years	Ten Years
Before Taxes and Excluding Maximum Sales Charge	–1.22%	1.06%	2.45%
Before Taxes and Including Maximum Sales Charge	–2.18%	1.06%	2.45%
After Taxes on Distributions and Excluding Maximum Sales Charge	–1.31%	1.03%	2.44%
After Taxes on Distributions and Including Maximum Sales Charge	–2.27%	1.03%	2.44%
After Taxes on Distributions and Redemption and Excluding Maximum Sales Charge	0.14%	1.30%	2.55%
After Taxes on Distributions and Redemption and Including Maximum Sales Charge	–0.49%	1.30%	2.55%

New Jersey Fund	Length of Period Ended March 31, 2009
Average Annual Total Return:	One Year	Five Years	Ten Years
Before Taxes and Excluding Maximum Sales Charge	–1.24%	1.17%	2.42%
Before Taxes and Including Maximum Sales Charge	–2.20%	1.17%	2.42%
After Taxes on Distributions and Excluding Maximum Sales Charge	–1.34%	1.14%	2.28%
After Taxes on Distributions and Including Maximum Sales Charge	–2.30%	1.14%	2.28%
After Taxes on Distributions and Redemption and Excluding Maximum Sales Charge	0.16%	1.40%	2.40%
After Taxes on Distributions and Redemption and Including Maximum Sales Charge	–0.46%	1.40%	2.40%
Class C commenced operations August 1, 2006.

New York Fund	Length of Period Ended March 31, 2009
Average Annual Total Return:	One Year	Five Years	Ten Years
Before Taxes and Excluding Maximum Sales Charge	–3.22%	0.45%	2.29%
Before Taxes and Including Maximum Sales Charge	–4.16%	0.45%	2.29%
After Taxes on Distributions and Excluding Maximum Sales Charge	–3.32%	0.43%	2.28%
After Taxes on Distributions and Including Maximum Sales Charge	–4.26%	0.43%	2.28%
After Taxes on Distributions and Redemption and Excluding Maximum Sales Charge	–1.09%	0.82%	2.43%
After Taxes on Distributions and Redemption and Including Maximum Sales Charge	–1.69%	0.82%	2.43%

Ohio Fund	Length of Period Ended March 31, 2009
Average Annual Total Return:	One Year	Five Years	Ten Years
Before Taxes and Excluding Maximum Sales Charge	0.39%	1.11%	2.24%
Before Taxes and Including Maximum Sales Charge	–0.59%	1.11%	2.24%
After Taxes on Distributions and Excluding Maximum Sales Charge	0.29%	1.08%	2.10%
After Taxes on Distributions and Including Maximum Sales Charge	–0.68%	1.08%	2.10%
After Taxes on Distributions and Redemption and Excluding Maximum Sales Charge	1.20%	1.34%	2.24%
After Taxes on Distributions and Redemption and Including Maximum Sales Charge	0.56%	1.34%	2.24%
Class C commenced operations August 1, 2006.

Pennsylvania Fund	Length of Period Ended March 31, 2009
Average Annual Total Return:	One Year	Five Years	Ten Years
Before Taxes and Excluding Maximum Sales Charge	–0.01%	1.46%	2.62%
Before Taxes and Including Maximum Sales Charge	–0.98%	1.46%	2.62%
After Taxes on Distributions and Excluding Maximum Sales Charge	–0.11%	1.44%	2.61%
After Taxes on Distributions and Including Maximum Sales Charge	–1.08%	1.44%	2.61%
After Taxes on Distributions and Redemption and Excluding Maximum Sales Charge	1.01%	1.68%	2.72%
After Taxes on Distributions and Redemption and Including Maximum Sales Charge	0.38%	1.68%	2.72%

Control Persons and Principal Holders of Securities. At July 1, 2009, the Trustees and officers of the Trust, as a group, owned in the aggregate less than 1% of the outstanding shares of this Class of a Fund. In addition, as of the same date, the following person(s) held the share percentage indicated below, which was owned either (i) beneficially by such person(s) or (ii) of record by such person(s) on behalf of customers who are the beneficial owners of such shares and as to which such record owner(s) may exercise voting rights under certain limited circumstances:

California	Merrill Lynch, Pierce, Fenner & Smith, Inc.	Jacksonville, FL	29.0%
	Morgan Stanley	Jersey City, NJ	17.5%
	Citigroup Global Markets, Inc.	Owings Mills, MD	6.8%
	First Clearing, LLC, the Hatambeiki and Khatiblou Living Trust	Walnut Creek, CA	6.1%
	First Clearing, LLC, Ernesto F. Alejandro & Jane B. Alejandro JTTEN	Los Altos, CA	5.1%
Massachusetts	Merrill Lynch, Pierce, Fenner & Smith, Inc.	Jacksonville, FL	11.7%

	Pershing LLC	Jersey City, NJ	6.8%
New Jersey	First Clearing, LLC, Swapan Biswas & Sameera Biswas JT WROS	Coral Springs, FL	11.3%
	Special Custody Acct for the Exclusive Benefit of Customers Omnibus
	Account	Louisville, KY	9.1%
	Pershing LLC	Jersey City, NJ	9.0%
	UBS Financial Services Inc. FBO Barbara Wall	Cliffside Park, NJ	8.6%
	UBS Financial Services Inc. FBO Michael Wall	Cliffside Park, NJ	8.6%

	Citigroup Global Markets, Inc.	Owings Mills, MD	7.5%
	First Clearing, LLC, Elizabeth Ann Fullerton & William Hoyt Fullerton	Fanwood, NJ	7.1%
	RBC Capital Markets Corp0. FBO Martin W. Skylar, Carole Skylar	Bloomfield, NJ	5.1%
New York	Merrill Lynch, Pierce, Fenner & Smith, Inc.	Jacksonville, FL	21.9%

Ohio	UBS Financial Services Inc. FBO Corlen Realty Corp.	Beachwood, OH	27.3%
	NFSC FEBO John F. Wolber TTEE, John F. Wolber Trust	Cincinnati, OH	15.4%
	UBS Financial Services Inc. FBO Ronna Willis	Cincinnati, OH	13.7%
	UBS Financial Services Inc. FBO Ronna Willis Parents Trust Income	Cincinnati, OH	9.5%
	Pershing LLC	Jersey City, NJ	7.6%
	Primevest Financial Services FBO David R. McDermott	St. Cloud, MN	6.6%
Pennsylvania	Merrill Lynch, Pierce, Fenner & Smith, Inc.	Jacksonville, FL	41.7%
	Citigroup Global Markets, Inc.	Owings Mills, MD	6.0%

Beneficial owners of 25% or more of the Class are presumed to be in control of the the Class for purposes of voting on certain matters submitted to shareholders.

To the knowledge of the Trust, no other person owned of record or beneficially 5% or more of the outstanding shares of this Class of a Fund as of such date.

APPENDIX D

STATE SPECIFIC INFORMATION

Risks of Concentration. The following information as to certain state specific considerations is given to investors in view of a Fund’s policy of concentrating its investments in particular state issuers. Such information supplements the information in the prospectus. It is derived from sources that are generally available to investors and is believed to be accurate. Such information constitutes only a brief summary, does not purport to be a complete description and is based on information from official statements relating to securities offerings of issuers of each particular state. The Trust has not independently verified this information.

The bond ratings provided in the prospectus are current as of the date of the prospectus and are based on economic conditions which may not continue; moreover, there can be no assurance that particular bond issues may not be adversely affected by changes in economic, political or other conditions. Unless stated otherwise, the ratings indicated are for obligations of the state. A state’s political subdivisions may have different ratings which are unrelated to the ratings assigned to state obligations.

CALIFORNIA

General Economic Conditions

Population and Economy of the State. The State of California (the “State”) is by far the most populous state in the nation, over 60 percent larger than the second-ranked state according to the 2000 U.S. Census. The State’s July 1, 2008 population of about 38.1 million represented over 12 percent of the total United States population.

California’s economy, the largest among the 50 states and one of the largest and most diverse in the world, has major components in high technology, trade, entertainment, agriculture, manufacturing, government, tourism, construction and services. The relative proportion of the various components of the California economy closely resembles the make-up of the national economy.

Falling home prices, limited credit availability, shrinking investment values, and growing job losses, among other factors, weighed heavily on the national and California economies in 2008, and continue to do so in 2009. Consumer spending—the core of both economies—and business investment trended downward in the second half of 2008 and are continuing downward in 2009. Late in 2008, the United States was officially deemed to be in a recession that began in December 2007. As of April 2009, unemployment in the State was 11 percent compared to 6.6 percent a year earlier.

California personal income is estimated to have grown by 3.7 percent in 2008, as compared to 5.9 percent in 2007. Taxable sales are projected to have declined by 4.5 percent in 2008.

California home building and residential real estate markets continued to slow in 2007 and 2008. At the end of October 2008, single-family residential permits were down 44 percent from October 2007. Existing single-family detached home sales were the exception to the downward trend in home building and residential real estate markets, rising in October 2008 to more than twice the rate of sales posted a year earlier. Weakening home prices contributed to the improvement in sales. Home sales increased 49.2 percent in April 2009 compared with the same period a year ago, while the median price of an existing home declined 36.5 percent.

Current Financial Stress and State Budget

The State is currently experiencing significant financial stress. As a result of continuing weakness in the State economy, State tax revenues are significantly below amounts projected in the 2008 Budget Act. In December 2008, the Governor identified a budget gap between expected revenues and expenditure obligations in excess of $41 billion for the two fiscal years 2008-09 and 2009-10. After protracted negotiations and revisions to the 2008 Budget Act, the 2009 Budget Act and related legislation were adopted by the Legislature on February 19, 2009, and signed by the Governor on February 20, 2009.

As originally enacted, the 2008-09 State Budget projected General Fund revenues for fiscal year 2007-08 of $103.027 billion and revenues for fiscal year 2008-09 of $101.991 billion. However, it is widely acknowledged that by the time of passage of the 2008-09 State Budget, revenue estimates were already too optimistic, in light of continuing weak performance in the California economy and unprecedented adverse developments in the global and national financial markets, particularly after September 15, 2008. The Governor declared a fiscal emergency in December 2008, and called three concurrent special legislative sessions in order to address a budget deficit officially estimated to be $41.7 billion by fiscal year-end 2009-10, absent further actions on revenues and expenditures.

Although the Governor signed the 2009-10 Budget Act on February 20, 2009, much of the budget depended on the results of the May 19 election and on revenue and expenditure projections for 2008-09 that are now out of date. Ordinarily, the Governor’s January budget proposal undergoes a major revision in May as revenue and expenditure figures for the current year become available. The Governor released his May Revision of the adopted 2009-10 budget on May 14, 2009. The May Revision indicated that due to further deterioration in State revenue projections, a 2009-10 budget shortfall of approximately $15.4 billion would occur regardless of the outcome of the May 19 election, and anticipated that failure of the May 19 ballot measures would cause the budget shortfall to increase to approximately $21.3 billion without further budget actions.

The ballot measures failed to win the necessary majority vote for passage at the May 19 election. According to the State’s Legislative Analyst (“LAO”), the ballot measures would have provided $5.8 billion to the State’s general fund in 2009-10 through the securitization and sale of future rights to State lottery revenues and diversion to general fund purposes of tax revenues that were previously dedicated by voter initiative to childhood development and mental health services. (The other propositions were expected to primarily affect State budgets beyond 2009-10.) In response to worsening revenue projections and the election results, the May Revision proposes the following budgetary measures, among numerous others: Revenues: accelerate State income tax withholding (+$1.7 billion) and personal and corporation estimated tax payments (+$610 million); sell a portion of the State Compensation Insurance Fund (+$1.0 billion); new oil leases off the Santa Barbara coast (+$100 million). Expenditures: cut and defer K-14 education funding (Proposition 98) by an aggregate $5.3 billion in 2008-09 and 2009-10; cut $1.02 billion from 2008-09 California State University and University of California funding; cut in-home medical care ($301.5 million); transfer the undocumented immigrant prison population to federal custody and maintain other convicted criminals in county jails ($282 million); cut substance abuse treatment funding ($108 million). Borrowing: divert $1.98 billion in local property tax revenues to the State, to be repaid within three years under Proposition 1A of 2004 (“Proposition 1A of 2004” or “Proposition 1A”). Additional changes include spending cuts, revenue enhancements, and shifting revenues and expenditures among programs and years.

LAO Budget Overview

On May 21, 2009, LAO released an analysis of the May Revision entitled “Overview of the 2009-10 May Revision” (the “LAO Overview”). The LAO Overview states that the Governor’s estimate of the budget problem that now needs to be addressed is reasonable. However, based on updated estimates of general fund revenues and expenditures, the LAO projects that the budget shortfall might actually be $24.3 billion, $3 billion more than estimated by the Governor. The LAO recommends, among other things, not issuing $5.5 billion of revenue anticipation warrants, increasing community college fees to take advantage of recently expanded tax credits available to students, and reducing State employee salaries.

State Cash Position

The weak economy resulted in a dramatic reduction in State tax revenues, as compared to projections made in connection with the adoption of the 2008 Budget Act.

The sharp drop in revenues at the start of the 2008-09 fiscal year resulted in a significant depletion of cash resources to pay the State’s obligations. The State Controller is using cash management tools at his disposal to ensure that available cash resources will be used to pay the obligations of the highest priorities under the State Constitution and laws, including payments to public schools and universities, and debt service on bonds and notes. On February 1, 2009, the State Controller started to defer for 30 days, payments from the State General Fund of personal income and bank and corporate tax refunds, as well as payments for specified State operations, local assistance, vendors who do business with the State, trial courts and programs for the mentally ill, blind, disabled, and elderly. While payments deferred in February were repaid in full by the end of March 2009, the State is facing continued cash flow pressures. The State issued an additional $500 million of revenue anticipation notes in late March 2009, which will mature in June 2009, and does not anticipate the need for additional cash flow borrowings in fiscal year 2008-09. In addition, the State intends to access external markets or take other cash management actions at the beginning of the 2009-10 fiscal year to obtain sufficient cash to pay all its ongoing obligations. The State’s cash flow difficulties have resulted in the lowering of ratings on its outstanding revenue anticipation notes, and are contributing to adverse rating actions on other State debt.

The long delay between the identification of the budget gap, and enactment of the February 2009 Budget Package, combined with severe disruptions in the municipal bond and other capital markets starting in the fall of 2008, prevented the State from selling long-term bonds and limited its ability to sell short-term revenue anticipation notes. As a result of the cash pressure facing the State, on December 17, 2008, the Pooled Money Investment Board voted to significantly curtail loans from the State’s Pooled Money Investment Account (“PMIA”) thereby postponing or stopping construction on thousands of projects Statewide. The PMIA customarily made such loans to provide temporary funding for infrastructure projects prior to permanent financing through the issuance of State general obligation bonds or lease revenue bonds.

Governor Schwarzenegger also ordered unpaid furloughs of State employees each month, commencing on February 1, 2009, as well as layoffs of State agency and department employees to reduce General Fund payroll expenditures by up to 10 percent. Various litigation has been brought challenging the furlough program.

Future Budgets

It cannot be predicted what actions will be taken in the future by the State Legislature and the Governor to deal with the deteriorating fiscal situation. The State budget will continue to be affected by national and State economic conditions and other factors.

Ratings

 As of March 2009, the following ratings for the State of California general obligation bonds have been received from Moody’s Investors Service, Inc. (“Moody’s”), Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) and Fitch, Inc. (“Fitch”):

Fitch	Moody’s	S&P
A	A2	A

These ratings apply to the State only and are not indicative of the ratings assigned to local governments, such as counties, cities, school districts and other local agencies.

Any explanation of the significance of such ratings may be obtained only from the rating agency furnishing such ratings. There is no assurance that such ratings will continue for any given period of time or that they will not be revised downward or withdrawn entirely if, in the judgment of the particular rating agency, circumstances so warrant.

Local Governments

General. The primary units of local government in California are the 58 counties, which range in population from approximately 1,100 in Alpine County to approximately 10 million in Los Angeles County. Counties are responsible for the provision of many basic services, including indigent health care, welfare, jails, and public safety in unincorporated areas. There are also 480 incorporated cities in California and thousands of special districts formed for education, utilities, and other services. The fiscal condition of local governments has been constrained since Proposition 13, which added Article XIIIA to the State Constitution, was approved by California voters in 1978. Proposition 13 reduced and limited the future growth of property taxes and limited the ability of local governments to impose “special taxes” (those devoted to a specific purpose) without two-thirds voter approval. Proposition 218, another constitutional amendment enacted by initiative in 1996, further limited the ability of local governments to raise taxes, fees, and other exactions. Counties, in particular, have had fewer options to raise revenues than many other local government entities, while they have been required to maintain many services.

In the aftermath of Proposition 13, the State provided aid to local governments from the General Fund to make up some of the loss of property tax moneys, including assuming principal responsibility for funding K-12 schools and community colleges. During the recession of the early 1990s, the Legislature reduced the post-Proposition 13 aid to local government entities other than K-12 schools and community colleges by requiring cities and counties to transfer some of their property tax revenues to school districts. However, the Legislature also provided additional funding sources, such as sales taxes, and reduced certain mandates for local services funded by cities and counties.

The 2004 Budget Act, related legislation and the enactment of Proposition 1A in 2004 (described below) dramatically changed the State-local fiscal relationship. These constitutional and statutory changes implemented an agreement negotiated between the Governor and local government officials (the “State–local agreement”) in connection with the 2004 Budget Act. One change relates to the reduction of the vehicle license fee (“VLF”) rate from 2 percent to 0.65 percent of the market value of the vehicle. In order to protect local governments, which had previously received all VLF revenues, the 1.35 percent reduction in VLF revenue to cities and counties from this rate change was backfilled by an increase in the amount of property tax revenues they receive. This worked to the benefit of local governments, because the backfill amount annually increases in proportion to the growth in secured roll property tax revenues, which has historically grown at a higher rate than VLF revenues. This arrangement continues without change in the February 2009 Budget Package.

Pursuant to statutory changes made in conjunction with the February 2009 Budget Package, the VLF rate will increase from 0.65 percent to 1.15 percent effective May 19, 2009. Of this 0.50 percent increase, 0.35 percent will flow to the General Fund, and 0.15 percent will support various law enforcement programs previously funded by the State General Fund. This increased VLF rate will be effective through the 2010-11 fiscal year.

As part of the State-local agreement, voters at the November 2004 election approved Proposition 1A. Proposition 1A of 2004 amended the State Constitution to, among other things, reduce the Legislature’s authority over local government revenue sources by placing restrictions on the State’s access to local governments’ property, sales, and VLF revenues as of November 3, 2004. Beginning with fiscal year 2008–09, the State will be able to borrow up to 8 percent of local property tax revenues, but only if the Governor proclaims such action is necessary due to a severe State fiscal hardship and two–thirds of both houses of the Legislature approves the borrowing. The amount borrowed is required to be paid back within three years. The State also will not be able to borrow from local property tax revenues for more than two fiscal years within a period of 10 fiscal years, and only if previous borrowings have been repaid. The Governor has announced his intention to borrow local property taxes to address the State’s fiscal crisis.

In addition, under Proposition 1A of 2004, the State cannot reduce the local sales tax rate or restrict the authority of the local governments to impose or change the distribution of the Statewide local sales tax. Proposition 1A of 2004 also prohibits the State from mandating activities on cities, counties, or special districts without providing the funding needed to comply with the mandates. If the State does not provide funding for the activity that has been determined to be mandated, the requirement on cities, counties, or special districts to abide by the mandate is suspended. In addition, Proposition 1A of 2004 expanded the definition of what constitutes a mandate to encompass State action that transfers to cities, counties, and special districts financial responsibility for a required program for which the State previously had partial or complete responsibility. The State mandate provisions of Proposition 1A of 2004 do not apply to schools or community colleges or to mandates relating to employee rights.

Welfare. The entire Statewide welfare system was changed in response to the change in federal welfare law enacted in 1996 (see “Welfare System”). Under the CalWORKs (defined below) program, counties are given flexibility to develop their own plans, consistent with State law, to implement the program and to administer many of its elements. Counties are still required to provide “general assistance” aid to certain persons who cannot obtain welfare from other programs.

The Personal Responsibility and Work Opportunity Reconciliation Act of 1996 (P.L. 104–193, the “Law”) fundamentally reformed the nation’s welfare system. The Law included provisions to: (i) convert Aid to Families with Dependent Children (“AFDC”), an entitlement program, to Temporary Assistance for Needy Families (“TANF”), a block grant program with lifetime time limits on TANF recipients, work requirements and other changes; (ii) deny certain federal welfare and public benefits to legal noncitizens (subsequent federal law has amended this provision), allow states to elect to deny additional benefits (including TANF) to legal noncitizens, and generally deny almost all benefits to illegal immigrants; and (iii) make changes in the Food Stamp program, including to reduce maximum benefits and impose work requirements. The TANF block grant formula under the Law is operative through September 30, 2010, as further described below.

Chapter 270, Statutes of 1997, embodies California’s response to the federal welfare systems. Effective January 1, 1998, California Work Opportunity and Responsibility to Kids (“CalWORKs”) replaced the former AFDC and Greater Avenues to Independence programs. Consistent with the federal law, CalWORKs contains time limits on the receipt of welfare aid, both lifetime as well as current period. The centerpiece of CalWORKs is the linkage of eligibility to work participation requirements.

With the reductions described below, the revised CalWORKs caseload projections are 494,000 cases in fiscal year 2008-09 and 528,000 cases in 2009-10. Even with the increase in caseload, this still represents a major decline in caseload from the early 1990s, when caseload peaked at 921,000 cases in fiscal year 1994-95. Since CalWORKs’ inception in January 1998, caseload will have declined by over 17 percent.

The federal Deficit Reduction Act of 2005 (“DRA”) included legislation that reauthorized and extended the TANF program until September 30, 2010. The reauthorization legislation modifies countable work activities under TANF and applies new federal work participation rates to separate State programs. In addition, because reauthorization legislation effectively eliminates the State’s caseload reduction credit, the bulk of the CalWORKs caseload is subject to 50 percent work participation level requirement beginning in federal fiscal year (“FFY”) 2007.

Current policies are not expected to increase work participation rates enough to meet the federal requirement for at least 50 percent work participation among all families. Although the State has not received official notice from the federal government, current data indicates California will fail to meet the work participation rate for FFY 2007, the first year for which the DRA’s changes were effective. Additionally, California will likely not meet the rate for FFY 2008. As a result, California’s required Maintenance of Effort (“MOE”) has increased to 80 percent of FFY 1994 historic expenditures rather than the 75 percent MOE level California is required to meet when work participation rates are achieved. The 2009 Budget Act continues to reflect an increase of MOE spending by $179.5 million in 2008-09 and 2009-10, to $2.9 billion, to reflect this penalty.

Considerable improvement in work participation rates must be achieved to avoid additional federal penalties, which could cost the State and counties more than $1.5 billion over a five-year period, beginning in 2010-11. Efforts to address improving work participation began during 2006-07, and the State is continuing to identify and evaluate additional options that place greater emphasis on work participation and reduce reliance upon public assistance to significantly improve the ability of the State and counties to meet federal work requirements in the TANF program.

The 2009 Budget Act includes a four-percent grant reduction in order to maintain CalWORKs spending within the available funding levels. This will reduce the maximum grant for a family of three from $723 per month to $694 per month. The 2009 Budget Act also suspends the cost of living adjustment for the 2009-10 fiscal year. The 2009 Budget Act includes total CalWORKs program expenditures of $7.3 billion in State, local, and federal funds.

Trial Courts. Prior to legislation enacted in 1997, local governments provided the majority of funding for the State’s trial court system. The legislation consolidated the trial court funding at the State level in order to streamline the operation of the courts, provide a dedicated revenue source, and relieve fiscal pressure on the counties. The State’s trial court system will receive approximately $2.9 billion in State resources in 2008-09 and $2.7 billion in 2009-10, as well as $499 million in resources from the counties in each fiscal year. In addition, recent legislation provides California’s court system with increased fees and fines to expand and repair its infrastructure to address significant caseload increases and reduce delays. The fees raised by this legislation are intended to support up to $5 billion in lease revenue bonds. Additional legislative authorization is required prior to the issuance of such lease revenue bonds.

Constitutional and Statutory Limitations on Taxes and Appropriations; Constraints on the State Budget Process; Future Initiatives

Over the years, a number of laws and constitutional amendments have been enacted, often through voter initiatives, which have increased the difficulty of raising State taxes, restricted the use of the State’s General Fund or special fund revenues, or otherwise limited the State Legislature and the Governor’s discretion in enacting budgets. Historic examples of provisions that make it more difficult to raise taxes include Article XIIIA of the State Constitution, which resulted from the voter-approved Proposition 13, passed in 1978, which, among other things, required that any change in State taxes enacted for the purpose of increasing revenues collected pursuant thereto, whether by increased rates or changes in computation, be approved by a two-thirds vote in each house of the Legislature. Examples of provisions restricting the use of General Fund revenues are Article XIIIB of the State Constitution, which limits the amount of appropriations (not including expenditures for voter-approved debt service) of the State and of the local governments to the amount of appropriations of the entity for the prior year, adjusted for changes in the cost of living, population and the services that local governments have financial responsibility for providing, Proposition 98, passed in 1988, which mandates that a minimum amount of General Fund revenues be spent on local education, and Proposition 10, passed in 1988, which raised taxes on tobacco products and mandated how the additional revenues would be expended.

More recently, a new series of constitutional amendments sponsored by Governor Schwarzenegger and approved by the voters, have also affected the budget process. These include Proposition 1A (described under “Local Governments” above) and Proposition 58, approved in 2004, which requires the adoption of a balanced budget and restricts future borrowing to cover budget deficits. Proposition 58 and other voter initiatives affecting the budget process are described below.

Proposition 58, approved by the voters in 2004, requires the State to enact a balanced budget, and establish a special reserve and restricts future borrowing to cover fiscal year end deficits. As a result of the provisions requiring the enactment of a balanced budget and restricting borrowing, the State would in some cases have to take more immediate actions to correct budgetary shortfalls. Proposition 58 requires the Legislature to pass a balanced budget and provides for mid-year adjustments in the event that the budget falls out of balance and the Governor calls a special legislative session to address the shortfall. The balanced budget determination is made by subtracting expenditures from all available resources, including prior-year balances.

If the Governor determines that the State is facing substantial revenue shortfalls or spending increases, the Governor is authorized to declare a fiscal emergency. He or she would then be required to propose legislation to address the emergency, and call the Legislature into special session for that purpose. If the Legislature fails to pass and send to the Governor legislation to address the fiscal emergency within 45 days, the Legislature would be prohibited from: (i) acting on any other bills or (ii) adjourning in joint recess until such legislation is passed.

Proposition 58 also requires and establishes the Bureau of State Audits (“BSA”). The BSA will be funded by annual transfers of specified amounts from the General Fund, unless suspended or reduced by the Governor or until a specified maximum amount has been deposited.

Proposition 58 also prohibits certain future borrowing to cover fiscal year-end deficits. This restriction applies to general obligation bonds, revenue bonds, and certain other forms of long-term borrowing. The restriction does not apply to certain other types of borrowing, such as: (i) short-term borrowing to cover cash shortfalls in the General Fund (including revenue anticipation notes or revenue anticipation warrants currently used by the State), or (ii) inter-fund borrowings.

An initiative statute, Proposition 49, called the “After School Education and Safety Program of 2002,” was approved by the voters on November 5, 2002, and required the State to expand funding for before and after school programs in the State’s public elementary, middle and junior high schools. This increase was first triggered in 2006-07, which increased funding for these programs to $550 million. These funds are part of Proposition 98 minimum funding guarantee for K-14 education.

On November 2, 2004, the voters approved Proposition 63, which imposes a one percent tax surcharge on taxpayers with annual taxable income of more than $1 million for purposes of funding and expanding mental health services. In addition, Proposition 63 prohibits the Legislature or the Governor from redirecting funds now used for mental health services to other purposes or from reducing General Fund support for mental health services below the levels provided in fiscal year 2003-04.

On November 7, 2006, voters approved Proposition 1A, which was placed on the ballot by the Legislature as Senate Constitutional Amendment No. 7 (“SCA 7”), to protect Proposition 42 transportation funds from any further suspensions. Provisions of the State Constitution enacted as Proposition 42 (“Proposition 42”) in 2002, permit the suspension of the annual transfer of motor vehicle fuel sales tax revenues from the General Fund to the Transportation Investment Fund if the Governor declares that the transfer will result in a “significant negative fiscal impact” on the General Fund and the Legislature agrees with a two-thirds vote of each house. SCA 7 modified the constitutional provisions of Proposition 42 in a manner similar to Proposition 1A of 2004, so that if such a suspension occurs, the amount owed by the General Fund must be repaid to the Transportation Investment Fund within three years, and only two such suspensions can be made within any ten-year period. Since 2003-04, the scheduled Proposition 42 transfer has been suspended twice.

The Fund cannot predict the impact of legislation on the bonds in the Fund’s portfolios. Other Constitutional amendments affecting State and local taxes and appropriations have been proposed from time to time. If any such initiatives are adopted, the State could be pressured to provide additional financial assistance to local governments or appropriate revenues as mandated by such initiatives, potentially reducing resources available for other State programs, especially to the extent the Article XIIIB spending limit would restrain the State’s ability to fund such programs by raising taxes.

Additional Information

Information regarding the State’s financial condition is included in various public documents issued by the State, such as the official statements prepared in connection with the issuance of general obligation bonds of California. Such official statements may be obtained by contacting the State Treasurer’s Office at 800-900-3873 or at www.treasurer.ca.gov.

Publications from the LAO can be read in full by accessing the LAO’s website (www.lao.ca.gov) or by contacting the LAO at (916) 445-4656.

Complete text of the 2009 Governor’s Budget may be found at the Electronic Budget website of the Department of Finance (www.ebudget.ca.gov), under the heading “Governor’s Proposed Budget”.

None of the information on the above websites is incorporated herein by reference.

MASSACHUSETTS

The Commonwealth of Massachusetts has a highly developed economy with a large service sector, particularly in health care, high technology, financial services and education. The recent economic downturn has affected the financial services industry in Massachusetts and resulted in increased unemployment and is expected to reduce tax revenue to the Commonwealth. The State has historically had conservative budgets with actual revenues exceeding forecasts annually since 2004. However, on October 15, 2008, the State announced that there was a budget deficit of $1.4 billion in fiscal year 2009 based on revenue trends and the revised economic forecast. Actions have been implemented to fix the shortfall including $1 billion in spending reductions and a $200 million draw from the stabilization fund. In May 2009, the State prepared a special consensus forecast which showed an additional projected budget gap of $3.6 billion in fiscal year 2009 and $5 billion in fiscal year 2010. The State is currently debating how the budget gap will be resolved.

The Commonwealth collects a variety of taxes and receives revenues from other non-tax sources, including the federal government and various fees, fines, court revenues, assessments, reimbursements, interest earnings and transfers from its non-budgeted funds. In fiscal 2008 on a statutory accounting basis, approximately 64% of the Commonwealth’s annual budgeted revenues were derived from state taxes. In addition, the federal government provided approximately 21% of such revenues, with the remaining 14% provided from departmental revenues and transfers from non-budgeted funds.

Major components of state tax revenue are the income tax, which account for 59.7% of total tax revenues in fiscal 2008, and the sales and use tax, account for approximately 19.6% of such tax revenues. Dedicated portions of the Commonwealth’s sales tax revenues are pledged to provide financial support for the Massachusetts Bay Transportation Authority and the Massachusetts School Building Authority. The financial statements of the Commonwealth are available at the web site of the Comptroller of the Commonwealth located at http:://www.massgov.com/osc (click on Financial Reports/Audits).

Municipal revenues consist of taxes on real and personal property, distributions from the Commonwealth under a variety of programs and formulas, local receipts (including motor vehicle excise taxes, local option taxes, fines, licenses and permits, charges for utility and other services and investment income) and appropriations from other available funds (including general and dedicated reserve funds). Following the enactment in 1980 of the tax limitation initiative petition commonly known as Proposition 2½, local governments have become increasingly reliant on distribution of revenues from the Commonwealth to support local programs and services, although the amount of aid received varies significantly among municipalities. As a result of comprehensive education reform legislation enacted in June 1993, a large portion of local aid general revenue sharing funds is earmarked for public education and distributed through a formula designed to provide more aid to the Commonwealth’s poorer communities. There are also several specific local aid programs, such as public libraries, police education incentives, and property tax abatement for certain elderly or disabled residents.

The Commonwealth incorporates the periodic use of commercial paper borrowing to meet cash flow needs for both capital and operating expenditures. The overall capacity of the Commonwealth’s commercial paper program is currently $1.0 billion. The Commonwealth periodically makes several cash flow borrowings for operating purposes. The pattern of the Commonwealth’s cash flow borrowings is largely the result of temporary cash imbalances caused by quarterly local aid payments to cities and towns, which total approximately $1 billion on the last day of each calendar quarter. All commercial paper of the Commonwealth issued for operating purposes in a fiscal year is required by state finance law to be paid not later than June 30 of such year.

The Commonwealth is authorized to issue three types of debt directly – general obligation debt, special obligation debt and federal grant anticipation notes. General obligation debt is secured by a pledge of the full faith and credit of the Commonwealth. Special obligation debt may be secured either with a pledge of receipts credited to the Highway Fund or with a pledge of receipts credited to the Convention Center Fund. Federal grant anticipation notes are secured by a pledge of federal highway construction reimbursements. As of fiscal year 2008, the amount of Commonwealth long-term debt was approximately $18.734 billion, consisting of approximately $16.086 billion of general obligation debt, $1.112 billion of special obligation debt, and $1.535 billion of federal grant anticipation notes. Based on the United States census resident population estimate for Massachusetts for 2007, the per capita amount of such debt as of fiscal year 2008 was $2,905.

The largest single component of the Commonwealth’s capital program in recent years has been the Central Artery/Ted Williams Tunnel Project, a major construction project substantial completion of which occurred in January 2006. The total cost of the Central Artery/Ted Williams Tunnel Project was most recently estimated to be $14.798 billion. The federal government has capped its contribution to the project, and the Commonwealth projects a funding shortfall of $210 million, payment of which will be shared by the Commonwealth and the Massachusetts Turnpike Authority. A series of events have raised concerns relating to the quality of the CA/T Project. Water infiltration in the project's tunnels became a focus of public concern following a slurry wall breach on September 15, 2004. On July 10, 2006, panels in the ceiling of the eastbound I-90 Connector Tunnel that leads to the Ted Williams Tunnel fell, causing the death of an automobile passenger. As a result, project cost increases are anticipated. Repairs and other work related to the July 2006 incident are expected to cost $48 million. On January 23, 2008, the United States Attorney General and the Massachusetts Attorney General entered into a settlement with the management consultant to CA/T, which resulted in $458 million recovery for both the US government and the Commonwealth. Including earlier settlements, the United States and the Commonwealth will recover $500.7 million. On July 10, 2007, the National Transportation Safety Board released its findings pertaining to the collapse of the ceiling panels, citing failure to epoxy anchoring system. Subsequent to the collapse, a full inspection of the tunnel project was conducted, and continues, inspecting all aspects of the project’s design, construction and life safety systems.

In addition to the long-term liabilities described above, the Commonwealth is also authorized to pledge its credit in aid of and provide contractual support for certain independent authorities and political subdivisions within the Commonwealth. These Commonwealth liabilities are classified as either general obligation contract assistance liabilities, budgetary contractual assistance liabilities or contingent liabilities. General obligation contract assistance liabilities arise from statutory requirements for payments by the Commonwealth to the Massachusetts Convention Center Authority, the Massachusetts Development Finance Agency and the Foxborough Industrial Development Financing Authority of 100% of the debt service of certain bonds issued by those authorities, as well as payments to the Massachusetts Water Pollution Abatement Trust and the Massachusetts Turnpike Authority that are not explicitly tied to debt service. Such liabilities constitute a pledge of the Commonwealth’s credit for which a two-thirds vote of the Legislature is required. Budgetary contractual assistance liabilities arise from statutory requirements for payments by the Commonwealth under capital leases, including leases supporting certain bonds issued by the Chelsea Industrial Development Financing Authority and the Route 3 North Transportation Improvements Association, and other contractual agreements, including a contract supporting certain certificates of participation issued for Plymouth County. Such liabilities do not constitute a pledge of the Commonwealth’s credit. Contingent liabilities relate to debt obligations of independent authorities and agencies of the Commonwealth that are expected to be paid without Commonwealth assistance, but for which the Commonwealth has some kind of liability if expected payment sources do not materialize. In February 2008, there was a systematic failure of auction rate bonds due to credit and liquidity concerns. Several auctions for the Commonwealth’s bonds began failing as there were insufficient bids in the market to purchase the amount of securities being offered for sale. These failed auctions have resulted in higher interest costs for the Commonwealth with a maximum rate of 12%. Since February 2008, the Commonwealth’s interest cost based on the failure rate have remained within budgeted amounts and well below the 12% maximum rate.

NEW JERSEY

New Jersey (referred to herein as the “state” or “New Jersey”) benefits from a diverse economic base. Centrally located in the Northeast, New Jersey is near many major cities such as New York, Boston, Washington D.C., and Philadelphia. The state’s favorable location is bolstered by an extensive highway system, as well as air, land and water transportation systems and facilities. Various commercial and industrial businesses have headquarters or regional offices within New Jersey’s borders, including substantial construction, pharmaceutical, manufacturing, chemical, financial and service industries.

The state’s economic indicators, as of April 24, 2009, compared to a year ago, showed that personal income increased 3.3%, new vehicle registrations decreased 32.4%, dwelling units authorized decreased 50.2%, the unemployment rate increased by 66.2% to 8.3% and non-farm payroll employment decreased 2.9%.

Per capita personal income in New Jersey was $50,919 in 2008. New Jersey continued to rank second in 2008 behind only Connecticut. In 2008, New Jersey per capita personal income was up 2.8% and was 128% of national per capita person income. Total personal income in New Jersey grew slower than the national overall, increasing by 3.2% versus national growth of 3.9%.

In fiscal year 2008, New Jersey’s long-term debt obligations increased 16.8%, to $44.4 billion, which includes a net increase in bonded debt of $2.1 billion. During the fiscal year, the state issued $4.9 billion in bonds. New money issuances represented $3.0 billion, primarily for transportation and education system improvements, while $1.9 billion represented four refunding transactions that provided the state with $317.1 million in net present value savings. During fiscal year 2008, the state paid $2.7 billion in debt service on its long-term obligations.

Non-bonded portions of the state’s long-term debt total $10.5 billion. This amount represents a $4.2 billion increase from the prior fiscal year and is mainly attributable to increases in net pension obligations as well as the state’s adoption of GASB Statement No. 45 - Accounting and Financial Reporting by Employers for Postemployment Benefits Other than Pensions which has led the state to begin recording liabilities covering Other Postemployment Benefits (OPEB) as a general long-term obligation.

The state Constitution has a balanced budget measure which provides that no money shall be drawn from the State Treasury but for appropriations made by law and that no law appropriating money for any state purpose shall be enacted if the appropriations contained therein, together with all prior appropriations made for the same fiscal period, shall exceed the total amount of revenue on hand and anticipated to be available to meet such appropriations during such fiscal period, as certified by the Governor.

In addition, the state Constitution has a debt limitation clause which provides that the state Legislature shall not, in any manner, create in any fiscal year a debt or liability of the state, which, together with any previous debts or liabilities, shall exceed at any time 1% of the total amount appropriated by the general appropriation law for such year, unless the same shall be authorized by a law for some single object or work distinctly specified therein, or shall have been approved by the voters.

The New Jersey Local Bond Law (N.J.S.A. Section 40A:2-1 et seq.) governs the issuance of bonds and notes by local units (including counties) for financing improvements. The statute provides that (i) the power and obligation of a local unit to pay any and all bonds and notes issued by it pursuant to the Local Bond Law shall be unlimited, (ii) the county or municipality shall levy ad valorem taxes upon all taxable property therein for the payment of the principal of and interest on such bonds and notes, without limitation as to rate or amount, (iii) no local unit shall authorize obligations for any improvement or purpose having a period of usefulness of less than five years, and (iv) after issuance, all obligations shall be conclusively presumed to be fully authorized and issued under all of the laws of the state, and any person shall be estopped from questioning their sale, execution of delivery by the local unit.

No bond ordinary will be finally adopted if it appears from the supplemental debt statement required by the Local Bond Law that the percentage of net debt as stated therein exceeds 2%, in the case of a county, or 3 1/2%, in the case of a municipality. The Local Bond Law sets forth certain exceptions to the foregoing debt limitation.

A local government may seek a waiver from the debt limitation for a bond ordinance authorizing obligations solely for the exceptions set forth in the Local Bond Law. The application must be submitted to the Local Finance Board within the established filing schedule on a form approved by such Board. Approval of bond and note financing in excess of the debt limit in certain instances require the applicant to justify and demonstrate the existence of extraordinary conditions.

The Local Finance Board is a functional area within the Division of Local Government Services. It is statutorily responsible for promulgating rules and regulations on the fiscal obligations, fiscal reporting and overseeing the fiscal condition of all New Jersey municipalities, counties, local authorities and special districts.

NEW YORK

The following information is a brief summary of factors affecting the economy of New York State or New York City and does not purport to be a complete description of such factors. Other factors will affect issuers. The summary is based primarily upon the most recent publicly available offering statements relating to debt offerings of state and local issuers and other financial and demographic information available as of May 29, 2009, with respect to New York State (the “State” or “New York State”), and May 21, 2009, with respect to New York City (the “City” or “New York City”) and it does not reflect recent developments since the dates of such offering statements and other information. The Fund has not independently verified this information.

 New York State

Enacted Budget for 2009-2010 Fiscal Year. The Governor’s Executive Budget for the 2009-2010 fiscal year projected ending the 2009-2010 fiscal year in balance on a cash basis. The State Legislature completed action on the $131.8 billion budget for the 2009-2010 fiscal year on April 3, 2009 (the “Enacted Budget”). The Enacted Budget enabled the State to end its 2008-2009 fiscal year in balance on a cash basis.

The State Annual Information Statement dated May 15, 2009 (the “AIS”) reflects the Enacted Budget and revisions to the spending estimates therein through May 1, 2009, the date of the State Financial Plan.

In the AIS, the State Division of the Budget (“DOB”) noted that the Enacted Budget for 2009-2010 closes the largest budget gap ever faced by the State. The combined current services budget gap for 2008-2009 and 2009-2010 totaled $20.1 billion (2008-2009: $2.2 billion; 2009-2010: $17.9 billion), before the gap-closing actions approved by the Governor and Legislature and the receipt of extraordinary Federal aid. For perspective, the two-year budget gap that needed to be closed was equal to approximately 37 percent of total General Fund receipts in 2008-2009. The cumulative gap for the five-year planning period from 2008-2009 through 2012-2013, before approved gap-closing actions, totaled $85.2 billion.

DOB elaborated on scale of and reasons for the current-services gap in the AIS highlighting that the combined current-services gap for 2008-2009 and 2009-2010 grew steadily over the past year, increasing four-fold since May 2008. The $15 billion increase in the combined gap, to $20.1 billion, was due almost exclusively to the precipitous decline in projected receipts, reflecting the severity of the current economic downturn and dislocation in the financial markets. The current recession has been characterized by a loss of vast sums of wealth from depressed equity and real estate markets. As of the fourth quarter of 2008, an unprecedented $12.8 trillion in net wealth had been destroyed nationwide since the third quarter of calendar year 2007. DOB expects this development to have a substantial impact on taxable income and, by extension, State tax receipts. To understand the impact of the downturn on income, a comparison to the last recession is instructive: New York State adjusted gross income fell by $28 billion in 2001 and another $21 billion in 2002, following the collapse of the high-tech/Internet bubble and the attacks of September 11. In contrast, gross income losses of $52 billion in 2008-2009 and $53 billion in 2009-2010 – or more than twice the last recession – are projected.

Deficit Reduction Plan. The AIS describes the various actions taken to close the current-services gap. The gap-closing plan for 2008-09 and 2009-10 was enacted in two parts. First, in early February 2009, the Governor and Legislature approved a deficit reduction plan (“DRP”) for 2008-2009. The DRP provided approximately $2.4 billion in savings over the two-year period, reducing the combined gap from $20.1 to $17.7 billion. Second, in March 2009, the Governor and Legislature reached final agreement on a budget for 2009-2010, with the Legislature completing action on all appropriations and enabling legislation to implement the budget on April 3, 2009 (all debt service appropriations for 2009-2010 were enacted on March 5, 2009). The Enacted Budget Financial Plan includes $11.5 billion in gap-closing actions, beyond the $2.4 billion approved in the DRP, for a total of $13.9 billion in gap-closing actions.

To close the two-year budget gap in 2008-2009 and 2009-2010, the Governor and Legislature approved a total of $13.9 billion in gap-closing actions, including $6.5 billion in actions to restrain spending, $5.4 billion in actions to increase receipts, and $2 billion in non-recurring actions (more than half of which were used in 2008-2009 to close a gap that opened in the last half of the fiscal year). The most significant actions include freezing the foundation aid and Universal Pre-Kindergarten education aid programs at 2008-09 levels; eliminating the Middle-Class School Tax Relief (“STAR”) rebate program (but maintaining the STAR exemption program that will provide $3.5 billion in property tax relief); instituting Medicaid cost-containment; reducing the size of the State workforce; and increasing personal income tax rates on high-income earners.

In addition, the gap-closing plan includes $6.15 billion in direct fiscal relief that the Federal government is providing to the State under the American Recovery and Reinvestment Act of 2009 (“ARRA”) to stabilize State finances and help prevent reductions in essential services. This extraordinary aid consists of $5 billion in State savings resulting from a temporary increase in the amount of Medicaid spending that is paid for by the Federal government and $1.15 billion in Federal aid provided by the ARRA State Fiscal Stabilization Fund to restore proposed reductions in education, higher education, and other essential government services.

Out-Year Forecasts. In the AIS, DOB estimated that, after gap-closing actions and Federal aid, the General Fund and Health Care Reform Act (“HCRA”) Financial Plan for 2009-2010 is balanced, and leaves budget gaps of $2.2 billion in fiscal year 2010-2011, $8.8 billion in fiscal year 2011-2012, and $13.7 billion in 2012-13. As required by law, the State ended the 2008-09 fiscal year in balance in the General Fund and HCRA. The State received $1.3 billion in Federal aid under ARRA in 2008-2009, of which it used $624 million to eliminate the 2008-2009 gap, and $675 million that it applied to close a portion of the 2009-2010 gap. Based on the estimates utilized by DOB in the AIS, the cumulative budget gap for the five-year period (2008-2009 through 2012-2013) has been reduced from $85.2 billion to $24.6 billion, a reduction of approximately $60.6 billion – or over 70 percent –from the current-services forecast.

Annual growth of the State-financed portion of the budget – that is, spending financed directly by State residents through State taxes, fees, and other revenues – is held nearly flat. General Fund disbursements, including transfers to other funds, are expected to total $54.9 billion in 2009-2010, an increase of $301 million (0.6 percent) from 2008-2009 results. Projected General Fund spending for 2009-2010 has been reduced by $8.7 billion compared to the current services forecast. State Operating Funds spending, which excludes Federal operating aid and capital spending, is projected to total $78.7 billion in 2009-2010, an increase of $574 million (0.7 percent) over 2008-09 results. State Operating Funds spending in the Enacted Budget Financial Plan has been reduced by $9.4 billion compared to the current services forecast.

Recent Developments. On May 19, 2009 the State Comptroller reported tax revenues declined more than anticipated in April 2009. The State’s General Fund revenues of $4.8 billion, including transfers, were $3.8 billion or 44% less than April 2008 and $239.1 million below the assumption in the Annual Information Statement.

On May 29, 2009, the State released a supplement to the AIS which discussed updated cash-flow results and additional threats to the State’s Financial Plan (the “May AIS Supplement”). In the May AIS Supplement, the DOB estimated that the cumulative variance in General Fund receipts (including transfers from other funds) for the two-month period ending May 31, 2009 may be in the range of $400 million to $700 million below the cash-flow forecast contained in the AIS. Lower than expected personal income tax (“PIT”) collections are expected to account for most of the projected variance. PIT collections to date reflect lower final payments and higher refunds related to calendar year 2008 as well as the phased-in timing of the implementation of the PIT increase approved in the Enacted Budget. DOB noted in the May AIS Supplement that it is possible that the negative variances from the cash-flow forecast experienced through May will continue in subsequent months. DOB expected that June 2009 results will provide more definitive information as to whether the variances observed in the first two months of the fiscal year are substantially timing-related or performance based (indicating the need for potential revisions to the annual receipts forecast). In particular, June 2009 collections will reflect a second full month of withholding on wages and the first estimated payments on 2009 tax liability under the PIT increase (as well as additional information on the performance of other State taxes compared to the current forecast, including the first reconciliation of business tax payments on 2009 tax liability). In addition, litigation concerning the State’s Bottle Bill (see “Special Considerations” below) may adversely affect planned receipts in 2009-2010. The State Financial Plan for 2009-2010 includes $115 million related to amendments to the Bottle Bill approved in the Enacted Budget. General Fund disbursements (including transfers to other funds) are expected to be approximately $100 million to $200 million below the cash-flow forecast through May 2009 with variances in individual programs generally appearing to be timing-related. The Enacted Budget authorizes the General Fund to borrow resources temporarily from other funds for a period not to exceed four months (or the close of the fiscal year, whichever is shorter). In the May AIS Supplemented, DOB noted that it expects periodic negative balances during the fiscal year, especially in the first quarter of 2009-2010, before the benefit of approved actions in the Enacted Budget are fully realized (See “Special Considerations” herein). The State Comptroller is expected to publish unaudited operating results for May 2009 in mid-June 2009.

Special Considerations. The AIS noted that many complex political, social, environmental and economic forces influence the State’s economy and finances, many of which are outside the ability of the State to control. These include, but are not limited to, the performance of the national and State economies; the impact of continuing write-downs and other costs affecting the profitability of the financial services sector, and the concomitant effect on bonus income and capital gains realizations; the impact of calendar year 2008 wage and bonus activity on the State tax settlement in fiscal year 2009-2010; access to the capital markets in light of the disruption in the municipal bond market; litigation against the State, including challenges to certain tax actions and other actions authorized in the Enacted Budget; and actions taken by the Federal government, including audits, disallowances, and changes in aid levels. Such forces may affect the State Financial Plan unpredictably from fiscal year to fiscal year.

For example, the State Financial Plan is based upon forecasts of national and State economic activity developed through both internal analysis and review of national and State economic forecasts prepared by commercial forecasting services and other public and private forecasters. Economic forecasts have frequently failed to predict accurately the timing and magnitude of changes in the national and the State economies. Many uncertainties exist in forecasts of both the national and State economies, including consumer attitudes toward spending, the extent of corporate and governmental restructuring, the condition of the financial sector, federal fiscal and monetary policies, the level of interest rates, and the condition of the world economy, which could have an adverse effect on the State. There can be no assurance that the State economy will not experience results in the current fiscal year that are materially worse than predicted, with corresponding material and adverse effects on the State’s projections of receipts and disbursements.

Projections of total State receipts in the State Financial Plan are based on the State tax structure in effect during the fiscal year and on assumptions relating to basic economic factors and their historical relationships to State tax receipts. In preparing projections of State receipts, economic forecasts relating to personal income, wages, consumption, profits and employment have been particularly important. The projections of receipts from most tax or revenue sources is generally made by estimating the change in yield of such tax or revenue source from its estimated tax base.

Projections of total State disbursements are based on assumptions relating to economic and demographic factors, levels of disbursements for various services provided by local governments (where the cost is partially reimbursed by the State), and the results of various administrative and statutory mechanisms in controlling disbursements for State operations. Factors that may affect the level of disbursements in the fiscal year include uncertainties relating to the economy of the nation and the State, the policies of the federal government, and changes in the demand for the use of State services.

An additional risk to the State Financial Plan arises from the potential impact of certain litigation and of federal disallowances now pending against the State, which could adversely affect the State’s projections of receipts and disbursements. The State Financial Plan assumes no significant litigation or federal disallowances or other federal actions that could affect State finances.

In the AIS, DOB stated that it believes that its projections of receipts and disbursements relating to the current State Financial Plan, and the assumptions on which they are based, are reasonable. Actual results, however, could differ materially and adversely from the projections set forth in this AIS. In the past, the State has taken management actions to address potential State Financial Plan shortfalls, and DOB believes it could take similar actions should variances occur in its projections for the current fiscal year.

Actions affecting the level of receipts and disbursements, the relative strength of the State and regional economy, and actions by the federal government have helped to create projected structural budget gaps for the State. These gaps result in a significant disparity between recurring revenues and the costs of maintaining or increasing the level of support for State programs. To address a potential imbalance in any given fiscal year, the State would be required to take actions to increase receipts and/or reduce disbursements as it enacts the budget for that year, and, under the State Constitution, the Governor is required to propose a balanced budget each year. There can be no assurance however, that the Legislature will enact the Governor's proposals or that the State's actions will be sufficient to preserve budgetary balance in a given fiscal year or to align recurring receipts and disbursements in future fiscal years.

In any year, the State Financial Plan is subject to risks that, if they were to materialize, could affect operating results. The AIS identified the following as the most significant current risks to the State Financial Plan:

Risks to Economic Forecast. DOB’s explained in the AIS that its outlook calls for an end to the current recession sometime in the third quarter of calendar year 2009, making it the longest since the Great Depression. DOB, however, noted that there are a number of risks to its forecast. The large economic stimulus package passed by Congress in February and a Federal Reserve interest rate target of near zero, along with its massive injections of liquidity into the financial system, are expected to contribute to positive, albeit low growth in real U.S. GDP by the third quarter of 2009. However, the response of the economy to this stimulus depends in part on the normal functioning of credit markets. Further delay in the return of normalcy to markets could in turn delay the onset of the recovery. A weaker labor market than projected could result in even lower incomes and weaker household spending than projected. The global economy could contract further than anticipated, further depressing demand for U.S. exports and putting additional downward pressure on corporate earnings. Improving equity prices as markets look beyond the current crisis have been a recent bright spot, but slower corporate earnings growth than expected could further depress equity markets, delaying their recovery and that of Wall Street. On the other hand, a stronger response to the stimulus package, higher equity prices, or stronger global growth than anticipated could result in stronger economic growth than is reflected in the forecast.

All of the risks to the U.S. forecast apply to the State forecast as well, although as the nation’s financial capital, financial market uncertainty poses a particularly large degree of risk for New York. Lower levels of financial market activity than anticipated could result in a further delay in the recovery of Wall Street profits and bonuses. A more severe national recession than expected could prolong the State’s downturn, producing weaker employment and wage growth than projected. Weaker equity and real estate activity than anticipated could negatively affect household spending and taxable capital gains realizations. These effects could ripple though the economy, further depressing both employment and wage growth. In contrast, should the national and world economies grow faster than expected, a stronger upturn in stock prices, along with even stronger activity in mergers and acquisitions and other Wall Street activities, could result in higher wage and bonuses growth than projected.

State Cash Flow Projections. In the AIS, DOB projected that each month of the 2009-2010 fiscal year will end with a positive cash balance in the General Fund. (See “Recent Developments” herein.) However, the General Fund’s 2009-2010 opening cash position of $1.9 billion was lower than in recent fiscal years and DOB expects extremely tight operating margins, including periodic negative balances in the General Fund, especially in the first quarter of the fiscal year, before the benefit of approved actions in the Enacted Budget are fully realized. The June 2009 closing balance of $111 million is the lowest projected for the fiscal year, based on the forecast presented in the AIS. (See “Recent Developments” herein.) DOB projected cash balances of $2.8 billion by September 30, 2009, $1.2 billion by December 30, 2009, and $1.4 billion by March 31, 2010. The settlement of tax liabilities for calendar year 2008, which primarily takes place in April and May 2009, has the potential to significantly alter the cash flow position of the State. DOB and the Department of Taxation and Finance are monitoring collections and refund activity closely.

The Enacted Budget authorizes the General Fund to borrow resources temporarily from other funds for a period not to exceed four months. In addition, under existing law, the General Fund is authorized to use resources in the State’s Tax Stabilization Reserve for cash flow purposes, but is required to repay the amounts in full by the close of the fiscal year. Technical legislation approved in the Enacted Budget expands this authorization to include funds available in the Rainy Day Reserve and Contingency Reserve.

State Workforce Reductions. On March 24, 2009, the Executive announced that it would implement a Workforce Reduction Plan (“WRP”). DOB expects that the WRP will result in a State workforce reduction equivalent to approximately 8,700 employees, and will generate savings of approximately $160 million in 2009-2010 growing to over $300 million in 2010-2011. On April 7, 2009, DOB directed all State agencies to prepare WRPs to be submitted to DOB by April 21, 2009. The State workforce subject to Executive control finished 2008-2009 at 136,490 positions compared to the Executive Budget estimate of 137,745, a decline of 1,255. In 2009-2010, this portion of the workforce is expected to be reduced to 128,803 positions, a reduction of 7,687. DOB’s plans to reflect the impact of the approved plans in the First Quarterly Update to the State Financial Plan. There can be no assurance that the WRP will achieve the level of savings projected in the State Financial Plan.

Labor Settlements. The State has reached labor settlements with several labor unions, Civil Service Employees Association, Public Employees Federation, United University Professions (“UUP”), District Council 37, and the Police Benevolent Association. Under terms of these four-year contracts, which run from April 1, 2007 through April 1, 2011 (July 2, 2007 through July 1, 2011 for UUP), employees will receive pay increases of 3 percent annually in 2007-08 through 2010-11 and 4 percent in 2011-12. Pursuant to the Governor’s directive, most non-unionized “management/confidential” will not receive the planned general salary increase, merit awards, longevity payments, and performance advances in 2009-2010.

Other unions representing uniformed correctional officers, graduate students, and security/park police have not reached settlements with the State at this time. DOB estimated that if all the unsettled unions were to agree to the same terms that have been ratified by other unions, it would result in added costs of approximately $400 million in 2009-2010, assuming a retroactive component for fiscal years 2007-2008 and 2008-2009, and approximately $275 million in both 2010-11 and 2011-12. The Enacted Budget assumes spending related to these settlements. There can be no assurance that actual settlements will not exceed the amounts included in the Plan. In addition, no reserve has been set aside for potential pay raises for judges.

School Supportive Health Services. The Office of Inspector General (“OIG”) of the United States Department of Health and Human Services has conducted six audits of aspects of New York State’s School Supportive Health Services program with regard to Medicaid reimbursement. The audits cover $1.4 billion in claims submitted between 1990 and 2001. To date, OIG has issued four final audit reports, which cover claims submitted by upstate and New York City school districts for speech pathology and transportation services. The final audits recommend that the Centers for Medicaid and Medicare Services (“CMS”) disallow $173 million of the $362 million in claims for upstate speech pathology services, $17 million of $72 million for upstate transportation services, $436 million of the $551 million in claims submitted for New York City speech pathology services, and $96 million of the $123 million for New York City transportation services. New York State disagrees with the audit findings on several grounds and has requested that they be withdrawn. If the recommended disallowances are not withdrawn, the State expects to appeal.

While CMS has not taken any action with regard to the disallowances recommended by OIG, CMS is deferring 25 percent of New York City claims and 9.7 percent of claims submitted by the rest of the State, pending completion of the audits.

Proposed Federal Rule on Medicaid Funding. On May 25, 2007, CMS issued a final rule that, if implemented, would significantly curtail Federal Medicaid funding to public hospitals (including New York City’s Health and Hospital Corporation (“HHC”)) and programs operated by both the Office of Mental Retardation and Developmental Disabilities (“OMRDD”) and the Office of Mental Health (“OMH”). The rule seeks to restrict State access to Federal Medicaid resources by changing the upper payment limit for certain rates to actual facility reported costs. It is estimated that this rule could result in a loss of $350 million annually in Federal funds for HHC and potentially larger losses in aid for the State Mental Hygiene System. As part of the ARRA, implementation has been delayed until July 1, 2009.

On May 23, 2007, CMS issued another rule that would eliminate Medicaid funding for Graduate Medical Education (“GME”). The proposed rule clarifies that costs and payments associated with GME programs are not expenditures of Medicaid for which Federal reimbursement is available. This rule could result in a State Financial Plan impact of up to $600 million since the State would be legally obligated to pay the lost non-Federal share. As part of the ARRA, implementation has been delayed indefinitely.

On February 22, 2008, CMS issued a change to the rules that regulate State taxation of healthcare entities, effective April 22, 2008. The rule affords CMS flexibility in identifying a “linkage” between provider taxes and Medicaid payments rendering the tax invalid. The State currently uses a substantial amount of provider tax receipts to finance various healthcare programs that serve the State’s most vulnerable populations. While the State strongly believes that its imposed taxes are in full compliance, the vagueness of the new rules provides no assurance that these funding streams are adequately protected. On May 6, 2009, CMS extended the delayed implementation through June 30, 2010.

CMS has also issued a rule regarding targeted case management which clarifies the definition of covered services. The final rule was issued on December 4, 2007 and made effective March 3, 2008. The State is currently in the process of litigating this issue and has requested a one-year implementation extension. On May 6, 2009, CMS issued a proposed regulation that would partially rescind the revised definitions of services covered and provide states with the necessary flexibility to ensure beneficiary access to case management services.

Further, CMS has proposed to restrict Medicaid coverage for rehabilitative services and reimbursement for school based health services, which could pose a risk to the State Financial Plan and result in hundreds of millions of dollars in reduced Federal-share funding. As part of the ARRA, implementation of restrictions for rehabilitation services has been delayed indefinitely, while school based health services has been deferred until July 1, 2009. As a result of issues brought forward by states, the school based regulation was rescinded on May 6, 2009.

On all rules, the State is actively lobbying the Federal government to be held harmless, either through an extension/ modification of the current moratorium or through other administrative or statutory means. The State is joined by many other states in challenging the adoption on the basis that CMS is overstepping its authority and ignoring Congressional intent.

New York City Personal Care Audit. The OIG of the United States Department of Health and Human Services released a September 2008 draft audit with regard to Medicaid reimbursement for personal care services in New York City. The draft audit reviewed claims for the period July 1, 2004 through December 31, 2006. Based upon their review, the OIG is calling for the State to repay an estimated $815 million in Federal Medicaid because payments were not supported with required medical exams and social and nursing assessments. Both New York City and Department of Health (“DOH”) disagree with these findings and have since conducted their own claims review. On February 10, 2009, DOH submitted its formal response to OIG contesting the audit findings. To date, OIG has shared no additional comments.

Bond Market Issues. Current projections reflect that the level of State-supported debt outstanding and debt service costs will continue to remain below the limits imposed by the Debt Reform Act of 2000 through 2011-2012. However, the State has entered into a period of significantly declining debt capacity. Based on the most recent personal income and debt outstanding forecasts, the State is now expected to exceed the debt outstanding cap in 2012-2013 by approximately $300 million. The State expects to propose actions in the 2010-2011 Executive Budget in order to stay within the statutory limitations.

Other State Financial Plan Risks. The State Financial Plan forecast also contains specific transaction risks and other uncertainties including, but not limited to, the development of new Video Lottery Terminal facilities; the receipt of certain payments from public authorities; the receipt of miscellaneous revenues at the levels expected in the State Financial Plan; the enforcement of certain tax regulations on Native American reservations; the timing and value of proceeds from the sale of Wellpoint stock expected to finance certain health care spending; and the achievement of cost-saving measures, including, but not limited to, administrative savings in State agencies through the WRP and the transfer of available fund balances to the General Fund, at the levels currently projected. Such risks and uncertainties, if they were to materialize, could have an adverse impact on the State Financial Plan.

Finally, there can be no assurance that (1) receipts will not fall below current projections, requiring additional budget-balancing actions in the current year, and (2) the gaps projected for future years will not increase materially from the projections set forth in the AIS.

Bottle Bill. The May AIS Supplement noted that in International Bottled Water Association, et al. v. Paterson, et al., the plaintiffs seek declaratory and injunctive relief declaring that certain amendments to the State’s Bottle Bill enacted on April 7, 2009 as part of the 2009-2010 budget violate the due process clause, the equal protection clause and the commerce clause of the United States Constitution. On May 27, 2009, the United States District Court for the Southern District of New York issued a preliminary injunction staying the June 1, 2009 effective date of the amendments to the Bottle Bill and declared that the section of the amendments which requires that the plaintiffs and other beverage manufacturers and distributors place a unique New York-exclusive universal product code on all bottles covered by the law that are offered for sale in the State violates the commerce clause of the United States Constitution. By order entered May 29, 2009 that superseded the above-referenced May 27, 2009 preliminary injunction, the district court granted a preliminary injunction that (1) enjoined the State from implementing or enforcing the New-York exclusive universal product code provision of the Bottle Bill and (2) enjoined the State from implementing or enforcing any and all other amendments to the Bottle Bill signed into law on April 7, 2009, until April 1, 2010, to allow persons subject to the amendments sufficient time to comply with the law's requirements.

Debt Reform Act. Chapter 59 of the Laws of 2000 enacted the Debt Reform Act, which is intended to improve the State's borrowing practices and applies to all new State-supported debt issued on and after April 1, 2000. The Debt Reform Act imposes phased-in caps on new debt outstanding and new debt service costs, limits the use of debt to capital works and purposes only, and establishes a maximum term of 30 years on such debt.

The cap on new State-supported debt outstanding began at 0.75 percent of personal income in 2000-2001 and will gradually increase until it is fully phased-in at 4 percent of personal income in 2010-2011. Similarly, the cap on new State-supported debt service costs began at 0.75 percent of total governmental funds receipts in 2000-2001 and will gradually increase until it is fully phased in at 5 percent in 2013-14.

The Debt Reform Act requires that the limitations on the issuance of State-supported debt and debt service costs be calculated by October 31 of each year and reported in the quarterly Financial Plan Update most proximate to such date. If the calculations for new State-supported debt outstanding and debt service costs are less than the State-supported debt outstanding and debt service costs permitted under the Debt Reform Act, new State-supported debt may continue to be issued. However, if either of the caps on the debt outstanding or debt service, is met or exceeded, the State would be precluded from contracting new State-supported debt until the next annual cap calculation is made and State-supported debt is found to be within the appropriate limitations. The prohibition on issuing new State-supported debt if the caps are met or exceeded provides a significant incentive to treat the debt caps as absolute limits that should not be reached, and therefore, in the AIS, DOB noted its intention to manage subsequent capital plans and issuance schedules under these limits.

Pursuant to the provisions of the Debt Reform Act, the most recent annual calculation of the limitations imposed by the Debt Reform Act was reported in the Financial Plan Update most proximate to October 31, 2008. On October 30, 2008, the State reported that it was in compliance with both debt caps, with debt issued after March 31, 2000 and outstanding at March 31, 2008 at 2.33 percent of personal income and debt service on such debt at 1.48 percent of total governmental receipts, compared to the caps of 3.32 percent for each.

Current projections estimate that debt outstanding and debt service costs will continue to remain below the limits imposed by the Act throughout the next several years. However, the State has entered into a period of significantly declining debt capacity. Available cap room, in regards to debt outstanding, is expected to decline from 0.74 percent ($6.8 billion) in 2009-2010 to only 0.08 percent ($763 million) in 2011-2012, a decrease of 88 percent or $6 billion. In addition, debt outstanding is projected to exceed the cap by 0.03 percent ($314 million) in 2012-2013 and by 0.04 percent ($384 million) in 2013-2014. The State plans to take actions in future budget cycles before fiscal year 2012-2013 in order to stay within the statutory debt limits.

Public Authorities. Public authorities are not subject to the constitutional restrictions on the incurrence of debt that apply to the State itself and may issue bonds and notes within the amounts and restrictions set forth in legislative authorization. The State’s access to the public credit markets could be impaired and the market price of its outstanding debt may be materially and adversely affected if certain of its public authorities were to default on their respective obligations, particularly those issuing State-supported or State-related debt. As of December 31, 2008, the 19 public authorities with outstanding debt of $100 million or more had aggregate outstanding debt, including refunding bonds, of approximately $140 billion, only a portion of which constitutes State-supported or State-related debt.

The State has numerous public authorities with various responsibilities, including those which finance, construct and/or operate revenue-producing public facilities. Public authorities generally pay their operating expenses and debt service costs from revenues generated by the projects they finance or operate, such as tolls charged for the use of highways, bridges or tunnels, charges for public power, electric and gas utility services, rentals charged for housing units, and charges for occupancy at medical care facilities.

Also, there are statutory arrangements providing for State local assistance payments otherwise payable to localities to be made under certain circumstances to public authorities. Although the State has no obligation to provide additional assistance to localities whose local assistance payments have been paid to public authorities under these arrangements, the affected localities may seek additional State assistance if local assistance payments are diverted. Some authorities also receive moneys from State appropriations to pay for the operating costs of certain of their programs.

State Retirement Systems. The New York State and Local Retirement Systems (the “Systems”) provide coverage for public employees of the State and its localities (except employees of New York City and teachers, who are covered by separate plans). The Systems comprise the New York State and Local Employees’ Retirement System and the New York State and Local Police and Fire Retirement System. The Comptroller is the administrative head of the Systems. State employees made up about 33 percent of the membership during the 2007-2008 fiscal year. There were 3,020 other public employers participating in the Systems, including all cities and counties (except New York City), most towns, villages and school districts (with respect to non-teaching employees) and a large number of local authorities of the State. As of March 31, 2008, 677,321 persons were members and 358,109 pensioners or beneficiaries were receiving benefits. The State Constitution considers membership in any State pension or retirement system to be a contractual relationship, the benefits of which shall not be diminished or impaired. Members cannot be required to begin making contributions or make increased contributions beyond what was required when membership began.

Recent market volatility and the recent decline in the market value of many equity investments have negatively impacted the assets held for the Systems. These or future downturns in financial markets will not affect the State’s contributions to the Systems for fiscal year 2009 (which was based on the value of the assets as of April 1, 2007 and has already been paid) or the estimated contribution to the Systems for fiscal year 2010 (which is based on the value of the pension fund and its liabilities as of April 1, 2008). However, such downturns will result in an increase in the amount of the contributions required to be made for fiscal years after fiscal year 2010. The amount of such increases would depend, in part, on the value of the pension fund as of each April 1 as well as on the present value of the anticipated benefits to be paid by the pension fund as of each April 1. For fiscal year 2011, the Office of the State Comptroller anticipates a significant increase in contributions as compared to fiscal year 2010.

Assets are held exclusively for the benefit of members, pensioners and beneficiaries. Investments for the Systems are made by the Comptroller as trustee of the Common Retirement Fund (the “Fund”), a pooled investment vehicle. OSC reports that the net assets available for benefits as of March 31, 2008 were $155.8 billion (including $2.9 billion in receivables), a decrease of $0.8 billion or 0.5 percent from the 2006-07 level of $156.6 billion, reflecting, in large part, equity market performance. As of the date of the AIS, audited values for the assets and liabilities of the Systems are not yet available for March 31, 2009. However, OSC has indicated that, as of December 31, 2008, the unaudited value of the Systems’ assets had declined approximately 21 percent from their March 31, 2008 value. Initial indications based on unaudited numbers are that, as of March 31, 2009, the value of assets had decreased further. OSC reports that the present value of anticipated benefits for current members, retirees, and beneficiaries increased from $163.1 billion on April 1, 2007 to $170.5 billion (including $66.1 billion for current retirees and beneficiaries) on April 1, 2008. The funding method used by the Systems anticipates that the net assets, plus future actuarially determined contributions, will be sufficient to pay for the anticipated benefits of current members, retirees and beneficiaries. Actuarially determined contributions are calculated using actuarial assets and the present value of anticipated benefits. Actuarial assets differed from net assets on April 1, 2008 in that amortized cost was used instead of market value for bonds and mortgages and the non-fixed investments utilized a smoothing method which recognized 20 percent of unexpected gain for the 2008 fiscal year, 40 percent of the unexpected gain for the 2007 fiscal year, 60 percent of the unexpected gain for the 2006 fiscal year and 80 percent of the unexpected gain for the 2005 fiscal year. Actuarial assets increased from $142.6 billion on April 1, 2007 to $151.8 billion on April 1, 2008. The funded ratio, as of April 1, 2008, using the entry age normal funding method, was 107 percent.

Recent Development. The May AIS Supplement noted that, on May 29, 2009, the State Comptroller released a preliminary estimate indicating that the rate of return for Fund assets was a negative 26.3 percent, with the Fund value declining to approximately $109.9 billion for the fiscal year that ended March 31, 2009. The Comptroller attributed the Fund’s decline to the global economic crisis, which drove the major U.S. stock indices down between 33 and 40 percent. The Comptroller said the market downturn would require higher employer pension contribution rates in future years, and proposed legislation to give State and local government employers an option to manage those expected increases.

New York City

2009-2013 Financial Plan. For the 2008 fiscal year, the City’s General Fund had an operating surplus of $4.64 billion, before discretionary and other transfers, and achieved balanced operating results in accordance with generally accepted accounting principles (“GAAP”), after discretionary and other transfers. The 2008 fiscal year is the twenty-eighth consecutive year that the City has achieved balanced operating results when reported in accordance with GAAP.

The City’s expense and capital budgets for the 2009 fiscal year were adopted on June 29, 2008. The financial plan for the 2009 through 2012 fiscal years (the “June Financial Plan”) submitted to the New York State Financial Control Board

(the “Control Board”), which was consistent with the City’s expense and capital budgets as adopted for the 2009 fiscal year, projected revenues and expenses for the 2009 fiscal year balanced in accordance with GAAP, except for the application of Statement No. 49 of the Government Accounting Standards Board (“GASB 49”), as described below. The June Financial Plan projected gaps of $2.3 billion, $5.2 billion and $5.1 billion in fiscal years 2010 through 2012, respectively.

On May 1, 2009, the Mayor released his Executive Budget for the 2010 fiscal year and the City submitted to the Control Board the Financial Plan for the 2009 through 2013 fiscal years which relates to the City and certain entities that receive funds from the City and which was consistent with the Mayor’s Executive Budget (the June Financial Plan as modified by Modification No. 09-03 and the Financial Plan for the 2009 through 2013 fiscal years, the “2009-2013 Financial Plan” or “Financial Plan”). The Financial Plan is a modification to the June Financial Plan, as subsequently modified by the financial plans submitted to the Control Board on November 12, 2008 and January 30, 2009 (the “January Financial Plan”). The Financial Plan projects revenues and expenses for the 2009 and 2010 fiscal years balanced in accordance with GAAP, except for the application of GASB 49 as described below, and projects gaps of $4.6 billion, $5.2 billion and $5.4 billion in fiscal years 2011 through 2013, respectively, after implementation of a gap-closing program described below.

The Financial Plan reflects decreases, since the June Financial Plan, in projected net revenues of $239 million, $4.0 billion, $3.8 billion and $4.1 billion in fiscal years 2009 through 2012, respectively. Changes in projected revenues include: (i) decreases in personal income tax revenues of $335 million, $1 billion, $918 million and $992 million in fiscal years 2009 through 2012, respectively; (ii) an increase in business tax revenues of $74 million in fiscal year 2009 and decreases in business tax revenues of $953 million, $880 million and $732 million in fiscal years 2010 through 2012, respectively; (iii) net decreases in other tax revenues of $187 million, $2.1 billion, $2.0 billion and $2.4 billion in fiscal years 2009 through 2012, respectively, primarily resulting from decreases in real property transfer and sales taxes; (iv) increases of $17 million, $13 million and $13 million, in fiscal years 2010 through 2012, respectively, as a result of the expansion of the red-light traffic camera program; (v) a net increase in other non-tax revenue of $84 million and $111 million in fiscal years 2009 and 2010, respectively, and net decreases in other non-tax revenues of $49 million and $7 million in fiscal years 2011 and 2012, respectively; and (vi) an increase of $125 million in fiscal year 2009 from restitution agreements. Decreases in projected revenues reflect the weakening of the City economy since the June Financial Plan. A rapid deceleration in the nation’s economic activity combined with the financial market turmoil that worsened in September 2008 has stressed the City’s securities and real estate industries more than anticipated in the June Financial Plan. The economic forecasts underlying the projections in the Financial Plan reflect New York Stock Exchange member firm losses of $42.6 billion in calendar year 2008, compared to the $7.1 billion in gains assumed in the June Financial Plan. The Financial Plan reflects an assumption of private sector job losses of 314,000 in the forecast two-year downturn period corresponding to fiscal years 2009 through 2010, compared to 89,000 job losses assumed in the June Financial Plan during the then forecast one-year downturn from the second quarter in calendar year 2008 to the second quarter of calendar 2009. The Financial Plan assumption is based on the assumption of national job losses of approximately 7.3 million through the first half of calendar year 2010. So far through April 2009, the nation has lost 5.7 million jobs. The Financial Plan also reflects an assumption that total wage earnings will contract by 10.7 percent in calendar year 2009, and contract further by 4.8 percent in calendar year 2010, compared to an estimated decline of 3.6 percent assumed in calendar year 2009 in the June Financial Plan.

The Financial Plan also reflects, since the June Financial Plan, a decrease in projected net expenditures of $835 million in fiscal year 2009 and increases in projected net expenditures of $274 million, $121 million and $69 million in fiscal years 2010 through 2012, respectively. Changes in projected expenditures include: (i) increases to pension contributions of $96 million, $348 million and $615 million in fiscal years 2009, 2011 and 2012, respectively; (ii) a decrease in pension contributions of $110 million in fiscal year 2010; (iii) reductions in the contributions to the Retiree Health Benefits Trust Fund of $82 million, $395 million and $672 million in fiscal years 2010 through 2012, respectively, effectively drawing down the balance in that fund by those amounts in the respective fiscal years; (iv) increases in expenses of $44 million, $162 million, $112 million and $116 million in fiscal years 2009 though 2012, respectively, associated with State budget actions; (v) decreases in energy expenditures of $94 million, $134 million, $63 million and $13 million in fiscal years 2009 through 2012, respectively; (vi) a reduction in prior year payables of $500 million and a reduction in the general reserve of $260 million in fiscal year 2009; (vii) decreases in debt service costs of $188 million, $47 million, $130 million and $232 million in fiscal years 2009 through 2012, respectively; (viii) the delay of $104 million in agency expenditures from fiscal year 2009 to fiscal year 2010; and (ix) increases in other expenses of $171 million, $381 million, $249 million and $255 million in fiscal years 2009 through 2012, respectively.

In addition, the Financial Plan sets forth a gap-closing program to maintain budget balance in fiscal year 2010, to increase the forecast transfer of financial resources from fiscal year 2009 to fiscal year 2010 and to reduce previously projected gaps for each of fiscal years 2011 and 2012. The gap-closing actions include: (i) agency programs reflecting reduced agency expenditures or increased revenues totaling $507 million, $2.2 billion, $2.1 billion and $2.1 billion in fiscal years 2009 through 2012, respectively, and include City personnel headcount reductions through either layoffs or attrition of approximately 13,500 positions; (ii) the early rescission of the 7 percent property tax reduction effective January 1, 2009 resulting in increased revenue of $576 million in fiscal year 2009; (iii) the elimination of the $400 property tax rebate resulting in increased revenues of $256 million in each of fiscal years 2010 through 2012; (iv) the decrease in City-funded Medicaid expenses of $447 million, $850 million and $295 million in fiscal years 2009 through 2011, respectively, from the temporary increase in the federal Medicaid share provided through the ARRA; (v) annual savings of $200 million in pension costs commencing in fiscal year 2010 as a result of reforms to pension benefits for new employees which requires agreement of the municipal unions and enactment by the State legislature; and (vi) restructuring employee health benefits for savings of $357 million and $386 million in fiscal years 2011 and 2012, respectively (in addition to the health benefit savings of $200 million in each of fiscal years 2010 through 2012 assumed in the June Financial Plan), which require agreement of the municipal unions.

The gap-closing program also reflects anticipated State actions of $88 million, $1.0 billion, $1.1 billion and $1.2 billion in fiscal years 2009 through 2012, respectively, which includes: (i) miscellaneous revenues of $100 million, $160 million and $140 million in fiscal years 2010 through 2012, respectively, from the implementation of a consumer plastic bag use fee; and (ii) increased sales tax yielding revenues of $88 million, $946 million, $981 million and $1.0 billion in fiscal years 2009 through 2012, respectively, as a result of changes in State law assumed to be effective June 1, 2009 including the repeal of the sale tax exemption on clothing with estimated increased revenues of $36 million, $394 million, $409 million and $439 million in fiscal years 2009 through 2012, respectively, and an increase of 0.50 percent in the sales tax rate with estimated increased revenues of $52 million, $552 million, $572 million and $608 million in fiscal years 2009 through 2012, respectively.

The Financial Plan also reflects, since the June Financial Plan, an increase in the provision for prepayments of future expenses of $2.2 billion in fiscal year 2009 resulting in net benefit of $2 billion and $180 million in fiscal years 2010 and 2011, respectively, as a result of decreased expenditures or increased revenues.

The Financial Plan does not reflect the impact on the City of the legislation enacted by the State legislature on May 6, 2009 and signed by the Governor on May 7, 2009, providing assistance to the Metropolitan Transportation Authority (“MTA”) through increased revenues from new taxes and fees. The new taxes include a payroll tax on employers in the counties served by the MTA which, based on preliminary estimates by the City, will increase City expenses by $13 million, $70 million, $78 million and $80 million in fiscal years 2009 through 2012, respectively.

Since the release of the Financial Plan, revenue collections have been approximately $250 million below fiscal year 2009 projections in the Financial Plan, primarily due to lower than expected personal income tax revenue collections.

The Financial Plan does not make provision for increased pension expenditures if pension fund losses are greater than the twenty percent losses forecast in the Financial Plan in fiscal year 2009 or if the returns forecast in the Financial Plan in each of fiscal years 2010 through 2012 are less than the 8 percent returns forecast in the Financial Plan. Each 1 percent reduction in fiscal year 2009 below the assumed rate would result in additional pension expenditures of $15 million and $27 million in fiscal years 2011 and 2012, respectively.

The Financial Plan does not reflect the additional expense budget costs that may be incurred, commencing in fiscal year 2011, unless there is a change in applicable law, as a result of GASB 49 relating to the accounting treatment of pollution remediation costs. Currently, many of these costs are included in the City’s capital budget and financed through the issuance of bonds. The Control Board, pursuant to existing authorization under the New York State Financial Emergency Act For The City of New York (the “Financial Emergency Act”), has approved a phase-in of the budgetary impact of GASB 49, enabling the City to continue to finance with the issuance of bonds certain remediation costs for projects authorized prior to fiscal year 2011 and, consequently, to achieve balance in fiscal year 2009 in accordance with GAAP, except in the application of GASB 49. The City is proposing legislation amending the Financial Emergency Act to authorize the Control Board to permit the permanent waiver of the budgetary impact of GAAP changes that would have a substantial adverse impact on the delivery of essential services in the City, such as those included in GASB 49. If such legislation were not enacted or the Control Board did not further delay or waive the implementation of GASB 49 for budgetary purposes, there would be significant increased costs to the City’s expense budget starting in fiscal year 2011 as a result of GASB 49.

For information on reports issued and to be issued by the City Comptroller and others reviewing and commenting on the January Financial Plan and the Financial Plan and identifying various risks, see “Certain Reports” below.

Certain Reports. From time to time, the Control Board staff, the Office of the State Deputy Comptroller (“OSDC”), the City Comptroller, the Independent Budget Office (“IBO”) and others issue reports and make public statements regarding the City’s financial condition, commenting on, among other matters, the City’s financial plans, projected revenues and expenditures and actions by the City to eliminate projected operating deficits. Some of these reports and statements have warned that the City may have underestimated certain expenditures and overestimated certain revenues and have suggested that the City may not have adequately provided for future contingencies. Certain of these reports have analyzed the City’s future economic and social conditions and have questioned whether the City has the capacity to generate sufficient revenues in the future to meet the costs of its expenditure increases and to provide necessary services. It is reasonable to expect that reports and statements will continue to be issued and to engender public comment.

On March 9, 2009, the City Comptroller released a report entitled “Comments on the Preliminary Budget for FY 2010 and the Financial Plan for FYs 2009-2013.” The City Comptroller anticipates that the City’s downturn in 2009 will not be as sharp as portrayed in the January Financial Plan. However, he anticipates the local economic recovery will be more tentative, and tax collections more anemic. This more pessimistic view underlies the expectation of lower tax collection through the January Financial Plan period. In fiscal year 2009, the City Comptroller projects that collections of the business, sales and real-estate related taxes will fall short of the January Financial Plan forecast based on current collection trends. Legislation to increase sales taxes has not been acted upon by the State Legislature, so $77 million of sales tax revenue are also at risk. Additionally, the City Comptroller identifies a risk of $242 million pertaining to the assumption that there will be a partial restoration of revenue sharing by the State, and an overtime spending risk of $112 million. These risks will be partly offset by restitution agreements achieved by the Manhattan District Attorney’s Office that are $125 million greater than anticipated in the fiscal year 2009 budget, and the timing of the enhanced funding for Federal Medical Assistance Percentage from the ARRA that would reduce the City’s Medical assistance spending by $607 million. Overall, however, the City Comptroller projects that the State’s interpretation of language in the ARRA would leave the City $82 million short of its projections. Despite a more pessimistic overall tax revenue forecast, the City Comptroller expects gradual return to normal levels of real estate transactions volume beginning in 2010. As a result real estate related taxes are expected to exceed the January Financial Plan in fiscal year 2010. Overall, risks to the sales, personal and business income taxes outweigh any upside to the City Comptroller’s real estate related tax revenues. In the outyears of the January Financial Plan, the bulk of the risks result from gap closing initiatives that rely on actions by third parties. Specifically, the January Financial Plan projects an average of $1 billion annually in budget relief in each of fiscal years 2010 through 2013 from proposed health insurance restructuring and employee premium contribution, pension reform and the restoration of State revenue sharing. These actions require either State or labor union approval. In addition, the January Financial Plan assumption of additional sales tax revenues from sales tax increases would also require State legislative approval. In the opinion of the City Comptroller, until there is some indication from the State or labor unions on how they will proceed with these proposals, the outcomes remain uncertain.

In his March report, the City Comptroller identified net risks for fiscal years 2009 through 2012 which, when added to the results projected in the January Financial Plan, would result in gaps of $54 million, $1.865 billion, $6.684 billion, $6.982 billion and $6.862 billion in fiscal years 2009 through 2013, respectively. The differences from the January Financial Plan projections resulted in part from the City Comptroller’s expenditure projections which are lower than those in the January Financial Plan by $502 million in fiscal year 2009 and higher by $931 million, $1.898 billion, $1.258 billion and $1.198 billion in fiscal years 2010 through 2013, respectively, resulting from: (i) the possibility that the Mayor’s proposal to restructure the City’s health insurance would not produce the savings projected in the January Financial Plan, which would result in increased costs of $200 million in each of fiscal years 2010 through 2013; (ii) increased overtime expenditures of $112 million in fiscal year 2009, $142 million in 2010 and $100 million in each of fiscal years 2011 through 2013; (iii) decreased medical assistance costs of $607 million in fiscal year 2009 and an increase of $77 million in fiscal year 2010 and $612 million in fiscal year 2011; (iv) estimated increased costs of $500 million in each of fiscal years 2011 through 2013 as a result of GASB Statement No. 49; (v) projected savings in judgment and claims expenses of $7 million, $45 million, $100 million, $160 million and $225 million in fiscal years 2009 through 2013, respectively; (vi) increased expenditures of $357 million, $386 million, $418 million and $423 million in fiscal years 2010 through 2013, respectively, as a result of the uncertainty of the ten percent employee health insurance premium contribution; and (vii) increased expenditures of $200 million in each of fiscal years 2010 through 2013 as a result of the uncertainty of implementing a new pension tier. The differences from the January Financial Plan also resulted from the City Comptroller’s revenue projections. The report estimated that (i) property tax collections would be lower by $14 million and $40 million in fiscal years 2010 and 2011, respectively, and higher by $26 million and $38 million in fiscal years 2012 and 2013, respectively; (ii) personal income taxes would be lower by $565 million, $655 million and $495 million in fiscal years 2011 through 2013, respectively; (iii) business taxes would be lower by $115 million, $170 million, $404 million, $555 million and $525 million in fiscal years 2009 through 2013 respectively; (iv) sales taxes would be lower by $237 million, $989 million, $1.0 billion, $1.057 billion and $1.083 billion in fiscal years 2009 through 2013, respectively; and (v) real estate related taxes would be lower by $87 million in fiscal year 2009 and higher by $481 million, $676 million, $798 million and $810 million in fiscal years 2010 through 2013, respectively. The result was a net shortfall of tax revenues of $439 million, $692 million, $1.333 billion, $1.443 billion and $1.255 billion in fiscal years 2009 through 2013, respectively. The City Comptroller also projected a gain of $125 million in 2009 from restitution agreements achieved by the Manhattan District Attorney’s Office and a reduction in revenues of $242 million in each of the fiscal years 2009 through 2013 because it is uncertain if the State will restore revenue sharing to 2008 levels.

On March 12, 2009, the staff of the OSDC issued a report on the January Financial Plan. The OSDC report observed that the City will end the current fiscal year in balance given its substantial reserves, and that considerable progress has been made in closing the fiscal year 2010 budget gap. The January Financial Plan, however, includes $2.1 billion in budget risks for fiscal year 2010 and the fiscal year 2011 budget gap remains formidable at $6 billion (by OSDC’s estimation). The OSDC report states that the

January Financial Plan is likely to undergo significant changes after the State adopts a new budget and acts on the City’s budget proposals, the benefits of the federal economic stimulus bill are taken into account and the City addresses known budget risks. The report also states that while the federal stimulus bill recently signed into law by the President will help New York State and New York City balance their budgets over the next two years and will offset cuts in State education aid proposed by the Governor, the need for governmental reform has not been diminished given the long-term trends.

The report identified possible risks to the January Financial Plan of $323 million, $2.151 billion, $2.766 billion, $2.786 billion and $2.872 billion in fiscal years 2009 through 2013, respectively. When combined with the results projected in the January Financial Plan, the report estimated that these risks, mostly from proposed actions that are outside of the Mayor’s direct control, could result in budget gaps of $2.151 billion, $5.977 billion, $6.825 billion and $7.039 billion in fiscal years 2010 through 2013, respectively. The risks to the January Financial Plan identified in the report include: (i) failure to rescind the cuts in the State revenue-sharing of $242 million in each of fiscal years 2009 through 2013; (ii) failure to raise City sales tax rate resulting in a loss of revenue of $25 million, $302 million, $304 million, $316 million and $332 million in fiscal years 2009 through 2013, respectively; (iii) failure to eliminate the sales tax exemption on clothes resulting in a loss of revenue of $36 million, $394 million, $409 million, $439 million and $462 million in fiscal years 2009 through 2013, respectively; (iv) failure to broaden sales tax coverage resulting in a loss of revenue of $16 million, $198 million, $207 million, $217 million and $229 million in fiscal years 2009 through 2013, respectively; (v) failure to restructure employee health insurance costs resulting in an increased cost of $557 million, $586 million, $618 million and $653 million in fiscal years 2010 through 2013, respectively; (vi) failure to enact lower-cost pension plans for new employees resulting in an increased cost of $200 million in each of fiscal years 2010 through 2013, respectively; (vii) failure to enact a 5-cent fee on plastic bags resulting in the loss of revenue of $100 million, $160 million, $140 million and $140 million in fiscal years 2010 through 2013, respectively; (viii) failure to receive additional Federal Medicaid Assistance Percentage resulting in a loss of $50 million in fiscal years 2010 and 2011; (ix) failure to achieve various agency actions resulting in either increased expenses or reduced revenues of $4 million, $58 million, $58 million, $64 million and $64 million in fiscal years 2009 through 2013, respectively; (x) higher than forecast overtime costs of $50 million in each of fiscal years 2010 through 2013; and (ix) implementation of GASB Statement No. 49 resulting in additional expenses of $500 million in each of fiscal years 2011 through 2013, respectively.

In addition to the adjustments to the January Financial Plan projections, the OSDC report identified two additional risks that could have a significant impact on the City. First the January Financial Plan assumed that the pension funds would lose 20 percent on their investments in fiscal year 2009, while the OSDC report indicated that pension fund investments had lost 30 percent through February 27, 2009. The report stated that should the downward trend continue through the end of fiscal year 2009, future City contributions to the pension funds could increase by $180 million, $326 million and $453 million in fiscal years 2011 through 2013, respectively. Second, the OSDC report noted that if after the expiration of current or tentative collective bargaining agreements, should wage increases be negotiated at the projected rate of inflation rather than the 1.25 percent per annum provided for in the January Financial Plan, the result would be increased costs of $190 million, $481 million and $868 million in fiscal years 2011 through 2013, respectively.

The OSDC report also noted that certain City-related public entities which face significant financial challenges could affect the City during the January Financial Plan years. These entities include, among others, the MTA, the Housing Authority and HHC. Additionally, the OSDC report identified increased cost estimates and construction delays relating to the rebuilding at the World Trade Center site, rising other post-employment benefit costs and major litigation as issues that could significantly impact the January Financial Plan. The OSDC report did not quantify the potential financial impact on the City from these issues.

On March 18, 2009, the staff of the Control Board issued a report on the January Financial Plan. The report observed that the January Financial Plan reflects the continued worsening of the national and City economies, and that the impact on tax collections has forced the City to reduce its revenue estimates and propose expenditure reductions and tax increases. The Control Board report states that their review of the January Financial Plan identified large risks mainly because most of the actions proposed are outside of the City’s control. It noted that the agency program is largely achievable, and it appears that the City will receive most of what it has planned for in federal assistance in Medicaid. It also noted, however, there has not been any discernible progress made in the proposals for sales tax increases, restoration of revenue sharing aid and labor savings. In addition, the Control Board believes that the City’s assumptions for a recovery in the outyears of the January Financial Plan may be optimistic.

The report quantified certain risks to the January Financial Plan. The report identified possible net risks of $328 million, $2.097 billion, $3.291 billion, $3.304 billion and $3.340 billion in fiscal years 2009 through 2013, respectively. When combined with the results projected in the January Financial Plan, these net risks would result in estimated gaps of $328 million, $2.097 billion, $6.502 billion, $7.343 billion and $7.507 billion in fiscal years 2009 through 2013, respectively. The risks identified in the report result from: (i) a reduction in non-property tax collections of $500 million, $350 million and $200 million in fiscal years 2011 through 2013, respectively; (ii) a reduction in property tax collections of $100 million, $200 million and $300 million in fiscal years 2011 though 2013, respectively;

(iii) increased uniformed services overtime expenses of $59 million, $104 million, $83 million, $82 million and $82 million in fiscal years 2009 through 2013, respectively; (iv) estimated increases related to the funding of pollution remediation projects in the City’s expense budget instead of its capital budget of $500 million in each of fiscal years 2011 through 2013; (v) failure to implement increased sales taxes of $77 million, $894 million, $920 million, $972 million and $1.023 billion in fiscal years 2009 through 2013, respectively; (vi) failure to achieve health insurance savings of $557 million, $586 million, $618 million, and $653 million in fiscal years 2010 through 2013, respectively; (vii) failure to implement a new pension tier of $200 million in each of fiscal years 2010 through 2013; (viii) failure to rescind the State cut in revenue sharing of $242 million in each of fiscal years 2009 through 2013; and (ix) a failure to implement the plastic bag user fee of $100 million, $160 million, $140 million and $140 million in fiscal years 2010 through 2013, respectively.

The Control Board report estimates that the market value of the City’s pension system assets had suffered an investment loss of approximately 30 percent as of the date of the report. In the event that the fiscal year end loss is 30 percent, the report projected the City would be required to allocate additional funding towards the pension funds of $431 million, $794 million and $1.2 billion in fiscal years 2011 through 2013, respectively.

Each of the City Comptroller, OSDC and Control Board have or intend to issue updated reports prior to the date hereof. Reference is made to such reports for their further discussion of the risks to the Financial Plan.

OHIO

As described above, the Ohio Fund will invest most of its net assets in securities issued by or on behalf of (or in certificates of participation in lease-purchase obligations of) the State of Ohio, political subdivisions of the State, or agencies or instrumentalities of the State or its political subdivisions (Ohio Obligations). The Ohio Fund is therefore susceptible to general or particular economic, political or regulatory factors that may affect issuers of Ohio Obligations. The following information constitutes only a brief summary of some of the many complex factors that may have an effect. The information does not apply to “conduit” obligations on which the public issuer itself has no financial responsibility. This information is derived from official statements of certain Ohio issuers published in connection with their issuance of securities and from other publicly available information, and is believed to be accurate. No independent verification has been made of any of the following information.

Generally, the creditworthiness of Ohio Obligations of local issuers is unrelated to that of obligations of the State itself, and the State has no responsibility to make payments on those local obligations.

There may be specific factors that at particular times apply in connection with investment in particular Ohio Obligations or in those obligations of particular Ohio issuers. It is possible that the investment may be in particular Ohio Obligations, or in those of particular issuers, as to which those factors apply. However, the information below is intended only as a general summary, and is not intended as a discussion of any specific factors that may affect any particular obligation or issuer.

Much of this information is as of January 5, 2009, particularly debt figures and other statistics.

Ohio is the seventh most populous state. The Census count for 2000 was 11,353,100, up from 10,847,100 in 1990.

While diversifying more into the service and other non-manufacturing areas, the Ohio economy continues to rely in part on durable goods manufacturing largely concentrated in motor vehicles and machinery, including electrical machinery. As a result, general economic activity, as in many other industrially-developed states, tends to be more cyclical than in some other states and in the nation as a whole. Agriculture is an important segment of the economy, with over half the State’s area devoted to farming and a significant portion of total employment in agribusiness.

In earlier years, the State’s overall unemployment rate was commonly somewhat higher than the national figure. For example, the reported 1990 average monthly State rate was 5.7%, compared to the 5.5% national figure. However, then through 1998 the annual State rates were below the national rates (4.3% vs. 4.5% in 1998), were again slightly higher in 1999 (4.3% vs. 4.2%) and 2000 (4.0% vs. 4.0%), lower in 2001 (4.4% vs. 4.7%) and in 2002 (5.7% vs. 5.8%) and higher in 2003 (6.2% vs. 6.0%), in 2004 (6.1% vs. 5.5%), in 2005 (5.9% vs. 5.1%), in 2006 (5.5% vs. 4.6%) and in 2007 (5.6% vs. 4.6%). In November 2008, the State unemployment rate was higher than the national rate (7.3% vs. 6.7%). The unemployment rate and its effects vary among geographic areas of the State.

There can be no assurance that future national, regional or state-wide economic difficulties, and the resulting impact on State or local government finances generally, will not adversely affect the market value of Ohio Obligations held in the Ohio Fund or the ability of particular obligors to make timely payments of debt service on (or lease payments relating to) those Obligations.

The State operates on the basis of a fiscal biennium for its appropriations and expenditures, and is effectively precluded by law from ending its July 1 to June 30 fiscal year (FY) or fiscal biennium in a deficit position. Most State operations are financed through the General Revenue Fund (GRF), for which the personal income and sales-use taxes are the major sources. Growth and depletion of GRF ending fund balances show a consistent pattern related to national economic conditions, with the ending FY balance reduced during less favorable and increased during more favorable economic periods. The State has well-established procedures for, and has timely taken, necessary actions to ensure resource/expenditure balances during less favorable economic periods such as the current fiscal biennium. Those procedures include general and selected reductions in appropriations spending.

The GRF ending fund balance for Fiscal Year 2008 was $807,566,000.

Recent biennium ending GRF balances were:

	Cash	Fund	Fund Balance less
Biennium	Balance	Balance(a)	Designated Transfers(b)

1996-97	$1,367,750,000	$ 834,933,000	$ 149,033,000
1998-99	1,512,528,000	976,778,000	221,519,000
2000-01	817,069,000	219,414,000	206,310,000
2002-03	396,539,000	52,338,000	52,338,000
2004-05	1,209,200,000	682,632,000	127,800,000
2006-07	1,432,925,000	215,534,000	215,534,000

Reflects the ending cash balance less amounts encumbered to cover financial commitments made prior to the end of the fiscal year.

(b) Reflects the ending fund balance less amounts designated for transfer to other funds, including the BSF.

Actions have been and may be taken by the State during less favorable economic periods to ensure resource/expenditure balances (particularly in the GRF), some of which are described below. None of those actions were or are being applied to appropriations or expenditures needed for debt service or lease payments relating to any State obligations.

The appropriations acts for the 2008-09 biennium include all necessary appropriations for debt service on State obligations and for lease payments relating to lease rental obligations issued by the Ohio Building Authority and the Treasurer of State, and previously by the Ohio Public Facilities Commission.

The following is a selective general discussion of State finances, particularly GRF receipts and expenditures, for recent and the current bienniums. The State administration and both houses of the General Assembly have been and are committed to and have taken actions that ensure a balance of GRF resources and expenditures.

1998-99. GRF appropriations of approximately $36 billion provided for significant increases in funding for primary and secondary education. Of the first Fiscal Year (ended on June 30, 1998) ending fund balance of over $1.08 billion, approximately $701,400,000 was transferred to the State Income Tax Reduction Fund (ITRF), $200,000,000 into public school assistance programs, and $44,184,200 into the BSF. Of the GRF biennium-ending fund balance, $325,700,000 was transferred to school building assistance, $293,185,000 to the ITRF, $85,400,000 to SchoolNet (a program to supply computers for classrooms), $4,600,000 to interactive video distance learning, and $46,374,000 to the BSF.

2000-01. The State’s financial situation varied substantially in the 2000-01 biennium. The first Fiscal Year of the biennium ended with a GRF cash balance of $1,506,211,000 and a fund balance of $855,845,000. A transfer of $49,200,000 from that balance increased the BSF to $1,002,491,000 (or 5% of GRF revenue for the preceding Fiscal Year). An additional $610,400,000 was transferred to the ITRF.

In the middle of the second year of the biennium, the State enacted supplemental appropriations of $645,300,000 to address shortfalls in its Medicaid and disability assistance programs. The State’s share of this additional funding was $247,600,000, with $125,000,000 coming from Fiscal Year 2001 GRF spending reductions and the remainder from available GRF moneys. The reductions were implemented by OBM prior to March 1, 2001 applying a 1 to 2% cut to most State departments and agencies. Expressly excluded from the reductions were debt service and lease rental payments relating to State obligations, and elementary and secondary education.

In March 2001, new lowered revenue estimates for Fiscal Year 2001 and for Fiscal Years 2002 and 2003 were announced. Based on indications that the Ohio economy continued to be affected by the national economic downturn, GRF revenue estimates for Fiscal Year 2001 were reduced by $288,000,000. In addition, OBM projected higher than previously anticipated Medicaid expenditures. Among the more significant steps taken to ensure the positive GRF ending fund balance at June 30, 2001 were further spending reductions (with the same exceptions noted above for debt service and education) and authorization to transfer from the BSF to the GRF amounts necessary to ensure an ending GRF fund balance of $188,200,000. The State ended Fiscal Year 2001 with a GRF fund balance of $219,414,000, making that transfer unnecessary.

2002-03. Ongoing and rigorous consideration was given by the Governor and the General Assembly to revenues and expenditures throughout Fiscal Years 2002-03, primarily as a result of continuing weak economic conditions with budgetary pressures during this period primarily due to lower anticipated levels of receipts from certain major revenue sources.

Consideration came in four general time frames – the June 2001 biennial appropriation Act, late fall/early winter 2001, late spring and summer 2002, and late winter/spring 2003. Significant remedial steps included authorization to draw down and use the entire BSF balance, increased cigarette taxes, and use of tobacco settlement moneys previously earmarked for other purposes.

The biennial GRF appropriations Act passed in June 2001 provided for biennial GRF expenditures of approximately $45.1 billion without increases in any major State taxes. That Act and the separate appropriations acts for the biennium included all necessary debt service and lease rental payments related to State obligations. That original appropriations act also provided for transfers to the GRF of $160,000,000 from the BSF and $100,000,000 from the Family Services Stabilization Fund aimed at achieving Fiscal Year and biennium ending positive GRF fund balances, based on then current estimates and projections.

The Ohio economy continued to be negatively affected by the national economic downturn and by national and international events, and in October 2001 OBM lowered its GRF revenue estimates and projected GRF revenue shortfalls of $709,000,000 for Fiscal Year 2002 and $763,000,000 for Fiscal Year 2003. Executive and legislative actions taken to address those shortfalls included:

Spending reductions and limits on hiring and major purchases. Governor ordered spending reductions were at the annual rate of 6% for most State agencies, with lesser reductions for correctional and other institutional agencies, and with exemptions for debt service related payments, primary and secondary education and the adjutant general.

December 2001 legislation, the more significant aspects of which included authorizing the additional transfer of up to $248,000,000 from BSF to the GRF during the current biennium thereby reducing the estimated BSF balance to $607,000,000; reallocating to the GRF a $260,000,000 portion of tobacco settlement receipts in Fiscal Year 2002 and 2003; and authorizing Ohio’s participation in a multi-state lottery game estimated to generate $40,000,000 annually beginning in Fiscal Year 2003.

Continuing weak economic conditions and lower than anticipated personal income and corporate franchise tax receipts then led OBM in the spring of 2002 to project higher estimated GRF revenue shortfalls of approximately $763,000,000 in Fiscal Year 2002 and $1.15 billion in Fiscal Year 2003. Further executive and legislative actions were taken to ensure positive GRF fund balances for Fiscal Year 2002 and the biennium. In addition to further appropriation reductions for certain departments and other management steps, those actions included legislation providing for: additional transfers to the GRF of the then remaining BSF balance ($607,000,000) as needed in Fiscal Years 2002 and 2003, and of $50,800,000 of unclaimed funds; a $50,000,000 reduction in the Fiscal Year 2002 ending GFR balance to $100,000,000; increasing the cigarette tax by 31¢ per pack (to a total of 55¢ per pack) estimated by OBM to produce approximately $283,000,000 in Fiscal Year 2003; additional transfers to the GRF of $345,000,000 from tobacco settlement moneys received in Fiscal Years 2002 and 2003 previously earmarked for construction of elementary and secondary school facilities and replacing the moneys for that purpose with authorized general obligations bonds; and extension of the State income tax to Ohio-based trusts and “decoupling” certain Ohio business taxes from federal tax law economic stimulus changes affecting business equipment depreciation schedules to produce approximately $283,000,000 in Fiscal Year 2003.

Fiscal Year 2002 ended with positive GRF balances of $108,306,000 (fund) and $619,217,000 (cash) based on the remedial steps described above, including transfers of $289,600,000 from tobacco settlement moneys and $534,300,000 from the BSF (leaving Fiscal Year 2002 ending BSF balance $427,904,000, with that entire balance appropriated for GRF use if needed in Fiscal Year 2003).

On July 1, 2002, the Governor issued an executive order directing a total of approximately $375,000,000 in GRF spending cutbacks for Fiscal Year 2003 reflecting prior budget balancing discussions with the General Assembly. Excluded from those department and agency cutbacks ranging up to 15% were elementary and secondary education, higher education, alcohol and drug addiction services, and the adjutant general. Also expressly excluded were debt service and lease rental payments relating to State obligations, and ad valorem property tax relief payments (made to local taxing entities).

Based on continuing reduced revenue collections (particularly, personal income taxes and sales tax receipts) and projected additional Medicaid spending, OBM in late January 2003 announced an additional Fiscal Year 2003 GRF shortfall of $720,000,000. The Governor ordered immediate additional reductions in spending intended to generate an estimated $121,600,000 of GRF savings through the end of the Fiscal Year (expressly excepted were appropriations for or relating to debt service on State obligations).

The Governor also proposed and the General Assembly enacted by March 1, 2003, the following additional revenue enhancements, transfers and expenditure reductions for Fiscal Year 2003 to achieve a positive GRF fund balance at June 30, 2003 as then estimated by OBM: An additional 2.5% reduction in local government fund distributions to most subdivisions and local libraries, producing an estimated $30,000,000 savings; transfers of $56,400,000 to the GRF from unclaimed funds and various rotary funds; and a one-month acceleration in sales tax collections by vendors filing electronically, to produce $286,000,000.

To offset the General Assembly’s enactment of legislation that did not include proposed additional taxes on cigarettes and liquor, beer and wine, the Governor on March 25 ordered additional reductions in GRF appropriations spending aggregating $142.5 million for the balance of Fiscal Year 2003. Included were reductions (generally at an annualized rate of 2.5%) of $90.6 million in State foundation and parity aid to school districts and an additional $9.3 million in Department of Education administration spending, $39.2 million in instructional support to higher education institutions, and other selected reductions totaling $3.4 million. The Governor also identified approximately $20 million in excess food stamp administration funds available to offset the need for further expenditure reductions. Expressly excepted from those reductions were appropriations for or relating to debt service on State obligations.

Based on the Administration’s continuing monitoring of revenues, and as an anticipated step in the then ongoing 2004-05 biennial budget and appropriations process, OBM reported revised revenue estimates to the General Assembly on June 11, 2003. Those estimates revised Fiscal Year 2003 revenues downward by an additional $200,000,000 from OBM’s January 2003 adjusted baseline, based primarily on updated income and sales tax receipts through May 31. The Governor and OBM addressed this additional Fiscal Year 2003 revenue shortfall through additional expenditure controls and by drawing upon $193,030,000 of federal block grant aid made available to the State prior to June 30 under a federal law effective on May 28, 2003.

The State ended the 2002-03 biennium with a GRF fund and cash balances of $52,338,000 and $396,539,000, respectively, and a balance in the BSF of $180,705,000.

Additional appropriations actions during the 2002-2003 biennium, affecting most subdivisions and local libraries in the State, related to the various local government assistance funds. The original appropriations act capped the amount to be distributed in Fiscal Years 2002 and 2003 to essentially the equivalent monthly payment amounts in Fiscal Years 2000 and 2001. Subsequent legislation amended the level to the lesser of those prior Fiscal Year amounts or the amount that would have been distributed under the standard formula.

2004-05. The GRF appropriations act for the 2004-05 biennium was passed by the General Assembly and signed (with selective vetoes) by the Governor in June 2003. The Act provided for total GRF biennial revenue of approximately $48.95 billion and total GRF biennial expenditures of approximately $48.79 billion. That Act and the separate appropriations acts for the biennium included all necessary debt service and lease-rental payments related to State obligations.

Among other expenditure controls, the Act included Medicaid cost containment measures including pharmacy cost management initiatives, limited expenditure growth for institutional services and implementation of managed care for higher-cost populations; continued phase-out of certain tangible personal property tax relief payments to local governments; the closing by consolidation of three institutional facilities during the biennium; adjustments in eligibility guidelines for subsidized child care from 185% to 150% of the federal poverty level and freezing certain reimbursement rates; no compensation increases for most State employees in Fiscal Year 2004 and limited one-time increases in Fiscal Year 2005; and continued limitation on local government assistance fund distributions to most subdivisions and local libraries to the lesser of the equivalent monthly payments in Fiscal Year 2003 or the amount that would have been distributed under the standard formula.

The GRF expenditure authorizations for the 2004-05 biennium reflected and were supported by revenue enhancement actions contained in the Act including:

A one-cent increase in the State sales tax (to six percent) for the biennium (expiring June 30, 2005), projected to generate approximately $1.25 billion in each Fiscal Year.

Expansion of the sales tax base to include dry-cleaning/laundry services, towing, personal care and other services, and satellite television, projected in the aggregate to produce approximately $69,000,000 annually. (The inclusion of satellite television in the sales tax base, projected to produce approximately $36,000,000 annually, is subject to an ongoing legal challenge.)

Moving local telephone companies from the public utility tax base to the corporate franchise and sales tax, projected to produce approximately $29,000,000 annually.

Elimination of the sales tax exemption for WATS and 800 telecom services coupled with the enactment of a more limited exemption for call centers, projected to produce approximately $64,000,000 annually.

Adjustments in the corporate franchise tax through the adoption of the Uniform Division of Income for Tax Purposes Act (UDITPA) for apportionment of business income among states, and an increase in the corporate alternative minimum tax, projected in the aggregate to produce approximately $35,000,000 annually.

The Act also authorized and OBM on June 30, 2004 transferred $234,700,000 of proceeds received from the national tobacco settlement into the GRF. In addition, the Act authorized the draw down during the biennium of federal block grant and Medicaid assistance aid made available to the State under a federal law effective May 28, 2003. OBM drew down $211,600,000 and $316,800,000 of those federal monies in Fiscal Years 2004 and 2005, respectively.

Based on regular monitoring of revenues and expenditures, OBM in March 2004 announced revised GRF revenue projections for Fiscal Years 2004 and 2005 based primarily on reduced revenue collections from personal income taxes. In response to OBM reducing its GRF revenue projection by $247,100,000 (1.02%) for Fiscal Year 2004 and by $372,700,000 (1.48%) for Fiscal Year 2005, the Governor ordered Fiscal Year 2004 expenditure reductions of approximately $100,000,000. On July 1, the Governor ordered additional Fiscal Year 2005 expenditure cuts of approximately $118,000,000 and a reduction of $50,000,000 in State spending on Medicaid reflecting an increased Federal share of certain Medicaid services. Expressly excluded from those reductions were debt service and lease rental payments relating to State obligations, State basic aid to elementary and secondary education, instructional subsidies and scholarships for public higher education, in-home care for seniors and certain job creation programs. The balance of those revenue reductions were offset by GRF expenditure lapses and, for Fiscal Year 2005, elimination of an anticipated $100,000,000 year-end transfer to the BSF while maintaining a one-half percent year-end GRF fund balance.

The State ended Fiscal Year 2004 with a GRF fund balance of $157,509,000. Improving economic conditions had a positive effect on revenue in Fiscal Year 2005. With GRF revenue receipts modestly outperforming estimates for much of the Fiscal Year, OBM in June 2005 increased its GRF revenue estimates by $470,700,000. Final Fiscal Year 2005 GRF revenue came in $67,400,000 above that revised estimate. With Fiscal Year 2005 spending close to original estimates, the State made the following Fiscal Year-end allocations and transfers: $60,000,000 to address a prior-year liability in the Temporary Assistance to Needy Families (TANF) program; $40,000,000 to a disaster services contingency fund; $50,000,000 to the State’s share of the school facilities construction program; and $394,200,000 to the BSF. After these and certain smaller transfers, the State ended Fiscal Year 2005 and the biennium with a GRF fund balance of $127,800,000 and a BSF balance of $574,205,000.

2006-07. Consistent with State law, the Governor’s Executive Budget for the 2006-07 biennium was released in February 2005 and introduced in the General Assembly. After extended hearings and review, the GRF appropriations Act for the 2006-07 biennium was passed by the General Assembly and signed (with selective vetoes) by the Governor on June 30, 2005. That Act provided for total GRF biennial revenue of approximately $51.5 billion (a 3.8% increase over the 2004-05 biennial revenue) and total GRF biennial appropriations of approximately $51.3 billion (a 5.0% increase over the 2004-05 biennial expenditures). Spending increases for major program categories over the 2004-05 actual expenditures were: 5.8% for Medicaid (the Act also included a number of Medicaid reform and cost containment initiatives); 3.4% for higher education; 4.2% for elementary and secondary education; 5.5% for corrections and youth services; and 4.8% for mental health and mental retardation. The Executive Budget, the GRF appropriations Act and the separate appropriations acts for the biennium included all necessary debt service and lease rental payments related to State obligations.

The GRF expenditure authorizations for the 2006-07 biennium reflected and were supported by a significant restructuring of major State taxes, including:

A 21% reduction in State personal income tax rates phased in at 4.2% per year over the 2005 through 2009 tax years.

Phased elimination of the State corporate franchise tax at a rate of approximately 20% per year over the 2006 through 2010 tax years (except for its continuing application to financial institutions and certain affiliates of insurance companies and financial institutions).

Implementation of a new commercial activity tax (CAT) on gross receipts from doing business in Ohio that phased in over the 2006 through 2010 fiscal years. When fully phased in, the CAT will be levied at a rate of 0.26% on gross receipts in excess of

$1,000,000. Litigation has been pending since 2006 challenging the permissibility of the inclusion in the CAT tax base of food sales for off-premise consumption, and litigation was filed in March 2008 challenging the application of CAT to motor fuels. On September 2, 2008, an appeals court held that the CAT may not be applied to the wholesale sale of food and the retail sale of food for human consumption off premises. The State immediately announced its intention to appeal that decision to the Ohio Supreme Court, and the Court of Appeals’ decision has been stayed pending that appeal. When fully phased in, the CAT is projected to produce approximately $1,680,000,000 annually with $188,000,000 of that annual amount expected from its application to those food sales and $139,100,000 of that amount attributable to its application to motor fuels.

A 5.5% State sales and use tax (decreased from the 6.0% rate for the 2004-05 biennium).

An increase in the cigarette tax from $0.55 per pack (of 20 cigarettes) to $1.25 per pack.

The then Governor signed into law on June 5, 2006 legislation enacted by the General Assembly imposing a limitation on most GRF appropriations commencing with the 2008-09 biennium. This statutory limitation initially uses Fiscal Year 2007 GRF appropriations as a baseline and then applies an annual growth factor of the greater of 3.5% or the sum of the inflation rates and rate of State population change. Every fourth fiscal year thereafter becomes a new base year. GRF appropriations for State debt service payments are expressly excepted from this statutory limitation. This legislation was enacted as an alternative to a proposed “tax and expenditure limitation” (TEL) amendment to the Ohio Constitution that was withdrawn from the November 2006 general election ballot.

The State ended Fiscal Year 2006 with a GRF cash balance of $1,528,812,000 and a GRF fund balance of $1,025,967,000. Of that ending GFR fund balance, the State carried forward $631,933,000 to cover the expected and planned for variance of Fiscal Year 2007 GFR appropriations over estimated revenue, to offset the one-time cost of accelerating the phase-in of reductions in State personal income tax withholding rates, and to maintain 0.5% of Fiscal Year 2007 GFR revenue as an ending fund balance. The remaining $394,034,000 was deposited into the BSF increasing its balance to $1,012,289,000 (which includes $40,045,000 in receipts collected from a broad tax amnesty initiative and deposited in June 2006). The State ended Fiscal Year 2007 with a GRF cash balance of $1,432,925,000 and a GRF fund balance of $215,534,000.

Current Biennium. Consistent with State law, the Governor’s Executive Budget for the 2008-09 biennium was released in March 2007 and introduced in the General Assembly. After extended hearings and review, the GRF appropriations Act for the biennium was passed by the General Assembly and signed (with selective vetoes) by the Governor on June 30, 2007. Reflecting the continued implementation of the restructuring of State taxes commenced in 2006-07, that Act was based upon then estimated total GRF biennial revenues of approximately $53.5 billion (a 3.9% increase over the 2006-07 biennial revenue) and total GRF biennial appropriations of approximately $52.4 billion (a 2.1% increase over the 2006-07 biennial expenditures). Spending increases for major program categories over the 2006-07 actual expenditures are: 2.2% for Medicaid (the Act also included a number of Medicaid reform and cost containment initiatives); 13.2% for higher education; 5.25% for elementary and secondary education; 4.92% for corrections and youth services; and 4.7% for mental health and mental retardation. The Executive Budget and the GRF appropriations Act complied with the law discussed above under 2006-07 limiting appropriations for the 2008-09 biennium. The Executive Budget, the GRF appropriations Act and the separate appropriations acts for the biennium included all necessary debt service and lease rental payments related to State obligations.

The original GRF expenditure authorizations for the 2008-09 biennium reflected and were supported by tax law changes contained in the Act, including:

Restructuring nonresident tax exemption for Ohio motor vehicle purchases projected to produce approximately $54.0 million over the biennium.

Restoring local government fund support by committing a set percent of all tax revenues deposited into the GRF. Local governments will receive 3.7% of total GRF tax revenues annually and local libraries will receive 2.22% of total GRF tax revenues annually.

Eliminating the $300 per month cigarette and tobacco product importation exemption projected to produce approximately $25.0 million annually.

The GRF appropriations Act also created the Buckeye Tobacco Settlement Financing Authority to securitize tobacco settlement receipts payable to the State under the November 1998 national tobacco settlement. On October 29, 2007, the Authority issued its $5.53 billion Tobacco Settlement Asset-Backed Bonds, Series 2007 to fund capital expenditures for higher education ($938,000,000) and common school ($4,112,000,000) purposes over three years in lieu of the State issuing GRF-backed general obligation bonds to fund those capital expenditures. The resulting debt service savings to the GRF is funding the expansion of the homestead exemption property tax relief program in the Act. The Act reprograms all prior General Assembly allocations of anticipated tobacco settlement receipts to enable the pledge of 100% of those receipts to the payment of debt service on the Authority’s obligations. The State had previously enacted legislation allocating its anticipated share of those receipts through Fiscal year 2012 and making a partial allocation thereafter through Fiscal year 2025. Except for Fiscal Years 2002 through 2004, none of the receipts were applied to existing operating programs of the State. Under those previously enacted allocations, the largest amount was to be applied to elementary and secondary school capital expenditures, with other amounts allocated for smoking cessation and other health-related purposes, biomedical research and technology transfer, and assistance to the tobacco growing areas in the State.

With the Ohio economy expected to be negatively affected by the national economic downturn, in January 2008 OBM reduced its original GRF revenue projections by $172,600,000 for Fiscal Year 2008 and $385,100,000 for Fiscal Year 2009. Based on those lower GRF revenue estimates and increased costs associated with rising Medicaid caseloads, OBM projected a budgetary shortfall for the current biennium of $733,000,000.

Executive and legislative actions were taken based on the new OBM estimates, including:

The Governor, on January 31, 2008, issued an executive order directing expenditure reductions and spending controls totaling approximately $509,100,000 for the biennium as well as limitation on major purchases, hiring and travel, which amount has since been reduced to $402,000,000 based primarily on the transfers of unspent agency appropriations and the June 2008 action described below. Allocation of those reductions has been determined by the OBM Director in consultation with the affected agencies and departments, with annual expenditure reductions ranging up to 10%. An employee reduction plan was also announced aimed at reducing the State’s workforce by up to 2,700 through selective elimination of positions, attrition, unfilled vacancies and an early retirement incentive program. Expressly excluded from the cutbacks are appropriations for or relating to debt service on State obligations, State higher educational instruction support, foundation formula support for primary and secondary education, Medicaid entitlement programs, and ad valorem property tax relief payments.

Transfer of unspent agency appropriations totaling $120,200,000 in Fiscal Year 2008 and $78,000,000 in Fiscal Year 2009.

Authorizing expansion of the State-run lottery system to include “keno” games currently projected to generate $65,000,000 in Fiscal Year 2009.

In June 2008, the General Assembly also passed legislation that provides for, among other things, transfers to the GRF (after a selective line-item veto) of up to $63,333,000 from the BSF for the State’s share of increased Medicaid costs, $55,000,000 from rotary funds and $25,000,000 in uncommitted interest earnings from proceeds of the State’s tobacco Settlement Asset-Backed Bonds.

The State ended Fiscal Year 2008 with a GRF cash balance of $1,682,002,000 and a GRF fund balance of $807,566,000. Of the ending GRF fund balance, the State maintained $133,313,000 reflecting one-half of one percent of FY2008 GRF revenues as the required ending fund balance and carried forward $674,253,000 to cover the expected and planned for variance of Fiscal Year 2009 GRF appropriations over estimated revenue. The BSF balance at the end of Fiscal Year 2008 was $1,012,289,000 (subject to currently authorized transfers of up to $263,333,000 as described herein.)

In March 2008, in response to the national economic downturn, the Governor proposed a $1.7 billion economic stimulus plan to stimulate the Ohio economy through investments in logistics and distribution, bio-products and bio-medical research, advanced and renewable energy, local government infrastructure, conservation projects and brownfield revitalization projects. These investments were to be funded primarily through new GRF bond-backed capital appropriations. After extensive hearings and review, the General Assembly in June passed a $1.57 billion economic stimulus package that mirrored the purposes proposed by the Governor and added funding for higher education workforce programs and expanded the State’s historic preservation tax credits. That legislation reconfigured the sources of funding for the stimulus plan to include in addition to GRF-backed bonds, $230,000,000 of cash from the Ohio Tobacco Prevention Foundation (this transfer is subject to a pending legal challenge), $370,000,000 in GRF operating appropriations to be made over the next five fiscal years, and $184,000,000 in bonds backed by net profit from the State’s liquor enterprise, and directs the OBM Director to transfer $200,000,000 from the BSF for funding of certain local government infrastructure road and bridge projects. The Governor line item-vetoed the July 1, 2008 deadline by which the OBM Director must make that BSF transfer, emphasizing GRF budget stabilization as the proper first priority for utilization of BSF moneys and allowing time to explore other funding options for this local government infrastructure portion of the economic stimulus plan. While it is not possible a this time to determine the extent to which this BSF transfer will be needed, the available balance in the BSF would be reduced to $748,956,000 should this transfer occur in addition to the above $63,333,000 BSF transfer for increased Medicaid costs.

With the Ohio economy continuing to be negatively affected by the national economic downturn, OBM on September 10, 2008 announced a $540,000,000 further reduction in its GRF revenue projections for Fiscal Year 2009 and a projected Fiscal Year budgetary shortfall of the same amount. Executive actions announced to offset the projected shortfall include:

Use of additional planned Fiscal Year-end lapses and GRF carry forward totaling $126,400,00.

Use of balances in various non-GRF “rotary funds” totaling $112,000,000.

Transfer to the GRF an additional $40,000,000 of interest earnings on the proceeds of the tobacco securitization referred to above.

As authorized by June 2008 legislation referred to above, a transfer to the GRF (subject to Controlling Board approval) of $63,333,000 to pay for previously authorized Medicaid cost expenditures.

The $198,300,000 balance will be offset by a 4.75% reduction in most agency appropriations, which does not apply to appropriations for debt service or tax relief, Medicaid and disability financial assistance, Department of Education aid to local school districts, the Departments of Rehabilitation and Corrections and Youth Services and selected others.

On December 1, 2008, OBM announced a further $640,000,000 reduction in GRF revenue projections for Fiscal year 2009 expected to result in a projected Fiscal Year budgetary shortfall of the same amount. Executive actions announced to offset much of that projected shortfall include:

Reducing total GRF Medicaid spending by $311,100,000 by using cash from non-GRF Medicaid accounts and the corresponding federal share previously planned for use in Fiscal year 2010.

Reducing total Medicaid programs spending by $21,300,000 by enhanced focus on use of other third party liability sources and other program savings exceeding original estimates.

Reducing other GRF expenditures by $180500,000 through further 5.75% reduction in most agency appropriations, which will not apply to appropriations for debt service or tax relief, Medicaid and disability financial assistance, Department of Education aid to local school districts, the Departments of Rehabilitation and Corrections and Youth Services ad selected others. These reductions are in addition to the approximately $1.27 billion of 2008-2009 biennium budget adjustments already undertaken.

The remaining $131,900,000 of the shortfall is expected to be offset by additional Federal Medical Assistance Payments (FMAP) to be received under federal stimulus legislation previously introduced in the 110th Congress and currently expected to be reintroduced in the 111th Congress, that would increase federal Medicaid match to the GRF by that amount (after taking into account loss of federal match from the two Medicaid related actions outlined above). OBM is developing further alternatives to accomplish this needed remaining offset if this federal stimulus legislation is not approved by the Congress and these FMAP payments are not received as currently expected.

Based on these actions and Congress’ expected approval of the FMAP payment (or implementation of the further offsets) referred to above, OBM is projecting a positive GRF fund balance at June 30, 2009. As discussed above, the State is effectively precluded by its Constitution from ending a Fiscal Year or a biennium in a “deficit” position. The Governor and OBM will continue to closely monitor revenues and expenditures, take needed executive actions and work with the General Assembly to ensure a positive GRF ending fund balance.

As discussed above, the State is effectively precluded by its Constitution from ending a Fiscal Year or a biennium in a “deficit” position. The Governor and OBM will continue to closely monitor revenues and expenditures, take needed executive actions and work with the General Assembly to ensure a positive GRF ending fund balance.

OBM prepares a financial report summarizing its analyses at the end of each month. The most recent Monthly Financial Reports are accessible via OBM’s home page on the Internet at http://www.obm.ohio.gov/finrep, and copies are available upon request to OBM.

The incurrence or assumption of debt by the State without a popular vote is, with limited exceptions, prohibited by the State Constitution. The State may incur debt to cover casual deficits or to address failures in revenues or to meet expenses not otherwise provided for, but limited in amount to $750,000. The Constitution expressly precludes the State from assuming the debts of any county, city, town or township, or of any corporation. (An exception in both cases is for debts incurred to repel invasion, suppress insurrection, or defend the State in war.) The Constitution provides that “Except the debts above specified . . . no debt whatever shall hereafter be created by, or on behalf of the state.”

By 18 constitutional amendments approved from 1921 to present, Ohio voters have authorized the incurrence of State general obligation (GO) debt and the pledge of taxes or excises to its payment, all related to the financing of capital facilities, except for three that funded bonuses for veterans, one that funded coal technology research and development, and one for research and development activities. Currently, tax supported general obligation debt of the State is authorized to be incurred for the following purposes: highways, local infrastructure, coal development, natural resources, higher education, common schools, conservation, research and development, and site development. Although supported by the general obligation pledge, highway debt is also backed by a pledge of and has always been paid from the State’s motor fuel taxes and other highway user receipts that are constitutionally restricted in use to highway related purposes.

A 1999 constitutional amendment provides an annual debt service “cap” applicable to most future issuances of State general obligations and other State direct obligations payable from the GRF or net State lottery proceeds. Generally, and except for the additional $650,000,000 of general obligation debt approved by the voters at the November 8, 2005 election for research and development and the development of sites and facilities, new obligations may not be issued if future Fiscal Year debt service on those new and the then outstanding bonds of those categories would exceed 5% of the total estimated GRF revenues plus net State lottery proceeds during the Fiscal Year of issuance. Those direct obligations of the State include, for example, special obligation bonds that are paid from GRF appropriations, but exclude bonds such as highway bonds that are paid from highway user receipts. Pursuant to the amendment and implementing legislation, the Governor has designated the OBM Director as the State official to make the 5% determinations and certifications. Application of the cap may be waived in a particular instance by a three-fifths vote of each house of the General Assembly and may be changed by future constitutional amendments.

In addition to its issuance of highway bonds, the State has financed selected highway infrastructure projects by issuing bonds and entering into agreements that call for debt service payments to be made from federal transportation funds allocated to the State, subject to biennial appropriations by the General Assembly. The highest annual State payment under those agreements in the current or any future fiscal year is $114,535,618 in Fiscal Year 2009. In the event of any insufficiency in the anticipated federal allocations to make payments on State bonds, the payments are to be made from any lawfully available moneys appropriated to ODOT for the purpose.

State agencies also have participated in buildings and equipment, information systems and non-highway transportation projects that have local as well as State use and benefit, in connection with which the State has entered into lease-purchase agreements with terms ranging from 7 to 20 years. Certificates of Participation (COPs) have been issued in connection with those agreements that represent fractionalized interests in and are payable from the State’s anticipated payments. The maximum annual payment under those agreements, made from GRF appropriations is $25,370,759 in Fiscal Year 2017 and the total GRF-supported principal amount outstanding is $203,075,000. Payments by the State are subject to biennial appropriations by the General Assembly with the lease terms subject to renewal if appropriations are made. The OBM Director’s approval of such agreements is required if COPs are to be publicly-offered in connection with those agreements.

A statewide economic development program assists the financing of facilities and equipment for industry, commerce, research and distribution, including technology innovation, by providing loans and loan guarantees. The law authorizes the issuance of State bonds and notes secured by a pledge of portions of the State profits from liquor sales. The General Assembly has authorized the issuance of these obligations with a maximum of $630,000,000 to be outstanding at any one time, of which not more than $84,000,000 may be issued for eligible advanced energy projects and not more than $100,000,000 may be issued for eligible logistics and distribution projects. The aggregate amount from the net liquor profit to be used in any Fiscal Year in connection with these bonds may not exceed $63,000,000. The total of unpaid guaranteed loan amounts and unpaid principal of direct loans may not exceed $800,000,000. Pursuant constitutional authority, the State has issued $150,000,000 of bonds for revitalization purposes that are also payable from State liquor profits. The maximum annual debt service on all state bonds payable from State liquor profits is $45,323,257 in Fiscal Year 2009.

Certain State agencies issue revenue bonds that are payable from revenues from or relating to revenue producing facilities, such as those issued by the Ohio Turnpike Commission. By judicial interpretation, such revenue bonds do not constitute “debt” under the constitutional provisions described above. The Constitution authorizes State bonds for certain housing purposes (issued by the Ohio Housing Finance Agency) to which tax moneys may not be obligated or pledged.

Litigation was commenced in the Ohio courts in 1991 questioning the constitutionality of Ohio’s system of school funding and compliance with the constitutional requirement that the State provide a “thorough and efficient system of common schools”. On December 11, 2002, the Ohio Supreme Court, in a 4-3 decision on a motion to reconsider its own decision rendered in September 2001, concluded (as it had in its 1997 and 2000 opinions in that litigation) that the State did not comply with that requirement, even after again noting and crediting significant State steps in recent years.

In its prior decisions, the Ohio Supreme Court stated as general base threshold requirements that every school district have enough funds to operate, an ample number of teachers, sound and safe buildings, and equipment sufficient for all students to be afforded an educational opportunity.

With particular respect to funding sources, the Court concluded in 1997 and 2000 decisions that property taxes no longer may be the primary means of school funding in Ohio.

On March 4, 2003, the plaintiffs filed with the original trial court a motion to schedule and conduct a conference to address compliance with the orders of the court in that case, the State petitioned the Ohio Supreme Court to issue a writ prohibiting that conference on compliance, and the trial court subsequently petitioned the Ohio Supreme Court for guidance as to the proper course to follow. On May 16, 2003, the Ohio Supreme Court granted that writ and ordered the dismissal of the motion before the trial court. On October 20, 2003 the United States Supreme Court declined to accept the plaintiff’s subsequent petition requesting further review of the case.

The General Assembly has taken several steps, including significantly increasing State funding for public schools. In addition, at the November 1999 election electors approved a constitutional amendment authorizing the issuance of State general obligation debt for school buildings and for higher education facilities. December 2000 legislation addressed certain mandated programs and reserves, characterized by the plaintiffs and the Court as “unfunded mandates.”

Under the current financial structure, Ohio’s 613 public school districts and 49 joint vocational school districts receive a major portion (but less than 50%) of their operating moneys from State subsidy appropriations (the primary portion of which is known as the Foundation Program) distributed in accordance with statutory formulae that take into account both local needs and local taxing capacity. The Foundation Program amounts have steadily increased in recent years, including small aggregate increases even in those Fiscal Years in which appropriations cutbacks were imposed.

School districts also rely upon receipts from locally voted taxes. In part because of provisions of some State laws, such as that partially limiting the increase (without further vote of the local electorate) in voted property tax collections that would otherwise result from increased assessed valuations, some school districts have expressed varying degrees of difficulty in meeting mandated and discretionary increased costs. Local electorates have largely determined the total moneys available for their schools. Locally elected boards of education and their school administrators are responsible for managing school programs and budgets within statutory requirements.

The State’s present school subsidy formulas are structured to encourage both program quality and local taxing effort. Until the late 1970’s, although there were some temporary school closings, most local financial difficulties that arose were successfully resolved by the local districts themselves by some combination of voter approval of additional property tax levies, adjustments in program offerings, or other measures. For more than 20 years, requirements of law and levels of State funding have sufficed to prevent school closings for financial reasons, which in any case are prohibited by current law.

To broaden the potential local tax revenue base, local school districts also may submit for voter approval income taxes on the district income of individuals and estates (and effective July 1, 2005, municipal income taxes that may be shared with school districts). Many districts have submitted the question, and income taxes are currently approved in 145 districts.

Original State basic aid appropriations for the 1992-93 biennium of $9.5 billion provided for 1.5% and 4.8% increases in the two Fiscal Years of the biennium over appropriations in the preceding biennium which were subject to State spending reductions for Fiscal Year 1992 of 2.5% of annual Foundation Program appropriations. There were no reductions for the 172 districts with the lowest per pupil tax valuations, and the reductions were in varying amounts with varying effects for the other districts. Foundation payments were excluded from the then Governor’s spending reduction order for Fiscal Year 1993.

Biennial school funding State appropriations from the GRF and Lottery Profits Education Fund (but excluding federal and other special revenue funds) for recent biennia were:

1996-97 – $10.1 billion representing a 13.6% increase over the preceding biennium total.

1998-99 – $11.6 billion (18.3% over the previous biennium).

2000-01 – $13.3 billion (15% over the previous biennium).

2002-03 – $15.2 billion (17% over the previous biennium before the expenditure reductions).

2004-05 – $15.7 billion (3.3% over the previous biennium before the expenditure reductions).

2006-07 – $16.4 billion (4.5% over the previous biennium before the expenditure reductions).

State appropriations for the purpose made for the 2008-09 biennium are $17.2 billion (4.9% over the previous biennium), representing an increase of 1.7% in Fiscal Year 2008 over 2007 and 3.8% in Fiscal Year 2009 over 2008.

Those total State 2008-09 biennial appropriations exclude non-GRF and federal appropriations, but include appropriations from the GRF and the lottery profits education fund (LPEF). The amount of lottery profits transferred to the LPEF totaled $645,137,000 in Fiscal Year 2005, $646,276,000 in Fiscal Year 2006 (which excludes $5,820,000 transferred to the Deferred Prize Trust Fund), $669,327,000 in Fiscal Year 2007 and $672,184,000 in Fiscal Year 2008. Ohio participation in the multi-state lottery commenced in May 2002. A constitutional provision requires that net lottery profits be paid into LPEF be used solely for the support of elementary, secondary, vocational and special education purposes, including application to debt service on general obligation bonds to finance common school facilities.

In response to the 1997 Ohio Supreme Court decision holding certain provisions for local school district borrowing unconstitutional, the General Assembly created the school district solvency assistance program. Beginning in Fiscal Year 1999, local school districts in fiscal emergency status as certified by the Auditor of State could apply for an advancement of future year Foundation Program distributions. The amount advanced was then deducted, interest free, from the district’s foundation payments over the following two-year period. Six school districts received a total of approximately $12,100,000 in solvency assistance advancements during Fiscal Year 1999, with another six districts receiving a total of approximately $8,657,000 in Fiscal Year 2000. This solvency assistance program was held to be not in compliance with the Constitution by the Supreme Court and as a result was restructured in Fiscal Year 2001, including a modification to allow districts that experience an unforeseen catastrophic event to apply for a grant. In Fiscal Year 2006 one district received a solvency advance in the amount of $41,000,000, while two districts received solvency advances totaling $16,937,000 in Fiscal Year 2007 and one district received a solvency advance in the amount of $10,380,000 in Fiscal Year 2008. No districts received grants as a result of catastrophic events from Fiscal Year 2006 to Fiscal Year 2008.

Legislation was enacted in 1996 to address school districts in financial straits. It is similar to that for municipal "fiscal emergencies" and “fiscal watch”, but is particularly tailored to certain school districts and their then existing or potential fiscal problems. There are currently eight school districts in fiscal emergency status and eight in fiscal watch status. New legislation has created a third, more preliminary, category of “fiscal caution.” A current listing of school districts in each status is on the Internet at http:/ /www.auditor.state.oh.us.

Federal courts have ruled that the State shared joint liability with the local school districts for segregation in Cincinnati, Cleveland, Columbus, Dayton and Lorain. Subsequent trial court orders directed that some remedial costs be shared by the State and the respective local districts. For that purpose, recent appropriations, decreasing in each biennium were $100,800,000 in 1998-99, $23,700,000 in 2000-01, and $1,000,000 in 2002-03. All cases were settled prior to the end of Fiscal Year 2003 and there is no further State liability.

For those few municipalities and school districts that on occasion have faced significant financial problems, there are statutory procedures for a commission composed of State and local officials, and private sector members experienced in business and finance appointed by the Governor to monitor the fiscal affairs and for development of a financial plan to eliminate deficits and cure any defaults. (Similar procedures have recently been extended to counties and townships.) Thirteen municipalities and two townships are in “fiscal emergency” status and seven municipalities in preliminary “fiscal watch” status.

At present the State itself does not levy ad valorem taxes on real or tangible personal property. Those taxes are levied by political subdivisions and local taxing districts. The Constitution has since 1934 limited the amount of the aggregate levy of ad valorem property taxes on particular property, without a vote of the electors or municipal charter provision, to 1% of true value in money, and statutes limit the amount of that aggregate levy without a vote or charter provision to 10 mills per $1 of assessed valuation --commonly referred to in the context of Ohio local government finance as the "ten-mill limitation."

PENNSYLVANIA

The General Fund, the Commonwealth of Pennsylvania’s (referred to herein as the “Commonwealth”, the “state” or “Pennsylvania”) largest operating fund, receives all tax receipts, revenues, non-tax federal grants and reimbursements that are not specified by law to be deposited elsewhere. The majority of the Commonwealth’s operating and administrative expenses are payable from the General Fund. Debt service on all bond indebtedness of the Commonwealth, except that issued for highway purposes or for the benefit of other special revenue funds, is payable from the General Fund. The General Fund closed fiscal year 2008 with a balance of $2,974.1 million.

The economic recession that is gripping the nation is adversely affecting the Commonwealth’s revenue receipts during fiscal year 2009. General Fund revenue estimates incorporated in the enacted budget for fiscal year 2009 included a projected growth in receipts of 3.07% while actual receipts through January 2009 have contracted by 5.03% on a year-over-year basis. In February 2009, the Governor’s proposed budget for fiscal year 2010 included a revision to the fiscal year 2009 revenue estimate for General Fund revenues to reflect the adverse effects of the national economic recession. It is now expected that fiscal year 2009 Commonwealth revenues may be $3.0 billion less than the official estimate used during the enactment of the fiscal year 2009 budget in July 2008. Actual revenues through April 2009 are $2,550.8 million or 10.5% below the estimate enacted in July 2008 as part of the fiscal year 2009 budget. Actions taken to date to reduce Commonwealth spending in light of projected revenue shortfalls include three rounds of budget cuts totaling nearly $550 million, implementation of a general hiring freeze, bans on out-of-state travel, freezing of wages for non-union salaries, and the elimination of the purchase of new vehicles. Additional efforts to balance the fiscal year 2009 budget are likely to include the utilization of legislative lapse accounts as well as current and prior year lapses. Anticipated federal fiscal relief will likely provide the major source of revenue to keep the Commonwealth’s budget intact as will a proposed transfer of the existing balance in the Budget Stabilization Reserve Fund and a proposed transfer of a portion of the balance in the Health Care Provider Retention Account. Based on revised projections of fiscal year 2009 revenues, as incorporated in the Governor’s proposed fiscal year 2010 budget released in February 2009, the General Fund is currently projected to have an ending balance of $4.0 million.

The Commonwealth is permitted by its Constitution to incur the following types of debt: (i) debt to suppress insurrection or rehabilitate areas affected by disaster; (ii) electorate approved debt; (iii) debt for capital projects subject to an aggregate debt limit of 1.75 times the annual average tax revenues of the preceding five fiscal years; and (iv) tax anticipation notes payable in the fiscal year of issuance. All debt except tax anticipation notes must be amortized in substantial and regular amounts.

Debt service on Commonwealth general obligation debt is paid from appropriations out of the General Fund except for debt issued for highway purposes, which is paid from the Motor License Fund appropriations. Net outstanding general obligation debt for non-highway purposes totaled $8,089.8 million on June 30, 2008, a net increase of $368.5 million from June 30, 2007. Over the ten-year period ended June 30, 2008, total net outstanding general obligation debt for non-highway purposes increased at an annual rate of 7.1%. Within the most recent five-year period, outstanding general obligation debt for non-highway purposes has increased at an annual rate of 4.4%.

Certain state-created agencies have statutory authorization to incur debt for which state appropriations to pay debt service thereon are not required. The debt of these agencies is supported by assets of or revenues derived from the various projects financed; it is not an obligation of the state. Some of these agencies, however, are indirectly dependent on state appropriations. State-related agencies and their outstanding debt as of December 31, 2008 include the Delaware River Joint Toll Bridge Commission ($449.8 million), the Delaware River Port Authority ($1,159.0 million), the Pennsylvania Economic Development Financing Authority ($1,726.0 million), the Pennsylvania Energy Development Authority ($36.6 million), the Pennsylvania Higher Education Assistance Agency ($11,149.0 million), the Pennsylvania Higher Education Facilities Authority ($5,532.9 million), the Pennsylvania Industrial Development Authority ($385.9 million), the Pennsylvania Infrastructure Investment Authority ($35.3 million), the Pennsylvania Turnpike Commission ($4,475.8 million) and the State Public School Building Authority ($2,083.7 million).

The only obligations of state-created agencies in Pennsylvania which bear a moral obligation of the state are those issued by the Pennsylvania Housing Finance Agency, a state-created agency which provides housing for lower and moderate income families in the Commonwealth, which had $4,361.1 million in bonds outstanding at December 31, 2008.

The Commonwealth Financing Authority (“CFA“), was established in April 2004 with the enactment of legislation establishing the CFA as an independent authority and an instrumentality of the Commonwealth. The CFA is authorized to issue its limited obligation revenue bonds and other types of limited obligation revenue financing for the purposes of promoting the health, safety, employment, business opportunities, economic activity and general welfare of the Commonwealth and its citizens through loans, grants, guarantees, leases, lines and letters of credit and other financing arrangements to benefit both for-profit and non-profit entities. The CFA’s bonds and financing are to be secured by revenues and accounts of the CFA, including funds appropriated to CFA from general revenues of the Commonwealth for repayment of CFA obligations. The obligations of the CFA will not be a debt or liability of the Commonwealth but it is expected that the CFA may issue debt that may be payable from appropriations of the Commonwealth.

In November 2005, the CFA issued its first bonds, and since that time, the CFA has completed three additional bond issues. As of December 31, 2008, the CFA had $717.2 million in outstanding bond debt. The Commonwealth’s fiscal year 2009 enacted budget appropriates $62.5 million in state funds to the CFA for payment of all or a portion of CFA debt service during fiscal year 2009. The Governor’s proposed fiscal year 2010 budget includes a recommendation for $67.2 million in General Fund appropriations to support CFA debt service during fiscal year 2010. Further, a balance of $3.7 million remains available from prior year appropriations to support CFA debt service payments. Additional appropriations from the Commonwealth’s General Fund for future debt service beyond those mentioned are expected to be requested by the Department of Community and Economic Development for inclusion in the Governor’s Executive Budget request to the General Assembly.

As part of the enactment process for the fiscal year 2009 budget, the General Assembly enacted and on July 9, 2008, the Governor signed into law Act 63 of 2008 ("Act 63") and Act 1 of Special Session 1 of 2008 ("Act 1"). Combined, these two acts provide the CFA with additional bond indebtedness authority of up to $1,300 million. Act 63 provides the CFA with authority to issue up to $800 million in limited obligation revenue3 bonds in order to fund water or sewer projects, storm water projects, flood control projects and high hazard dam projects. Act 63 also provides for the use of Pennsylvania Gaming and Economic Development and Tourism Fund revenues to support debt service costs associated with the $800 million in additional CFA debt authority. Act 1 provides the CFA with authority to issue up to $500 million in limited obligation revenue bonds to fund the development of alternative sources of energy. It is projected that portions of the increased CFA debt authority will be issued over the next two to four fiscal year.

Pennsylvania is currently involved in certain litigation where adverse decisions could have an adverse impact on its ability to pay debt service. In 1978, the General Assembly approved a limited waiver of sovereign immunity. Damages for any loss are limited to $250,000 for each person and $1,000,000 for each accident. The Supreme Court of Pennsylvania has held that this limitation is constitutional. Approximately 3,150 suits against the Commonwealth remain open. Tort claim payments for the departments and agencies, other than the Department of Transportation, are paid from departmental and agency operating and program appropriations. Tort claim payments for the Department of Transportation are paid from an appropriation from the Motor License Fund. The Motor License Fund tort claim appropriation for fiscal year 2009 is $20 million.

The Commonwealth also represents and indemnified employees who have been sued under federal civil rights statutes for actions taken in good faith in carrying out their employment responsibilities. There are no caps on damages in civil rights actions. The Commonwealth’s self-insurance program covers damages in these cases up to $250,000 per incident. Damages in excess of $250,000 are paid from departmental and agency operating and program appropriations.

Northbrook Life Insurance Co. v. Commonwealth is the lead case in potential litigation with the entire insurance industry that does business in Pennsylvania, in which the Pennsylvania Department of Revenue’s application of portions of the Life and Health Guarantee Association Act of 1982 is being challenged. This case was argued before the Commonwealth Court en banc on December 14, 2005. On January 26, 2006, the en banc Court issued a conflicted decision in which the majority ruled for both parties. Both parties filed exceptions. The Court denied all exceptions and upheld its earlier decision. Northbrook filed an appeal to the Pennsylvania Supreme Court. The Court ruled in Northbrook’s favor but only on a technicality and did not address the substantive findings of the Commonwealth Court. The Supreme Court’s decision resulted in an approximately $7,000 credit for Northbrook.

Counsel are now preparing to once again explore a possible global settlement concerning the remaining cases. However, it is likely that counsel will pick another case to more forward and re-argue the substantive issues. It is impossible to predict the outcome. If the taxpayers prevail on all issues, estimated refunds would total approximately $150 million.

County of Allegheny v. Commonwealth involves litigation regarding the state constitutionality of the statutory scheme for county funding of the judicial system. The Supreme Court of Pennsylvania held that such a statutory scheme is in conflict with the Pennsylvania Constitution. However, the Supreme Court of Pennsylvania stayed its judgment to afford the General Assembly an opportunity to enact appropriate funding legislation consistent with its opinion and ordered that the prior system of county funding shall remain in place until this is done. The Court appointed retired Justice Frank J. Montemuro, Jr. as special master to devise and submit a plan for implementation. Justice Montemuro recommended a four-phase transition to state funding of a unified judicial system. The recommendation remains pending before the Supreme Court of Pennsylvania. Within the last few months the counties have moved the Court to enforce the original order in the case. The Court has not acted on either the recommendation of Justice Montemuro, nor has it acted on the counties’ motion.

The specific litigation matters described above are provided as an example only and do not compromise a complete listing of material ongoing or pending litigation involving the Commonwealth of Pennsylvania, its agencies, subdivisions and instrumentalities.

PUERTO RICO, THE U.S. VIRGIN ISLANDS AND GUAM

Puerto Rico. Puerto Rico has a diversified economy dominated by the manufacturing and service sectors. The Commonwealth of Puerto Rico differs from the states in its relationship with the federal government. Most federal taxes, except those such as social security taxes that are imposed by mutual consent, are not levied in Puerto Rico.

During the mid and late 1990s the Commonwealth of Puerto Rico benefited from a robust U.S. economy, more aggressive tax collections and low oil prices. This created an expanded employment base, job growth, reduction in unemployment, increase in tourism spending, real GDP growth in the 3.1% to 3.5% range and significant increases in general fund cash balances from fiscal year end 1997 to fiscal year end 1999. These factors, combined with minimal negative impact from the 1996 federal legislation phasing out Section 936 tax benefits to Puerto Rico subsidiaries of U.S. Corporations, created a positive outlook for the credit in the late 1990s.

In early 2000, the outlook on the credit turned negative due to the slowdown in the U.S. economy (88% of Puerto Rico’s exports go to the U.S.), uncertainty regarding increasing oil prices, failure of the government to reign in health care costs, expense overruns in education and a decreasing rate of employment growth. As a result, the general fund recorded operating deficits during fiscal years 2000-2008 while general obligation ("GO") debt increased. During that timeframe, S&P downgraded the GO credit from A-to BBB- and Moody’s downgraded from Baa1 to Baa3. (Fitch does not rate the GO.) The island of Puerto Rico has been in an economic recession for three years, with its condition now exacerbated by the mainland recession. For fiscal year 2009, the commonwealth is projecting a $3.2B operating deficit (34% of budget). They are counting on $5.5B in federal stimulus dollars and the newly elected governor’s fiscal and economic reconstruction plans to begin to pave the way to financial stability.

The U.S. Virgin Islands. The United States Virgin Islands (“USVI”) is heavily reliant on the tourism industry, with roughly 43% of non-agricultural employment in tourist-related trade and services. The tourism industry is economically sensitive and is adversely affected by the recession in the United States and Europe. An important component of the USVI revenue base is the federal excise tax on rum exports. Tax revenues rebated by the federal government to the USVI provide the primary security of many outstanding USVI bonds. Since more than 90% of the rum distilled in the USVI is distilled at one plant, any interruption in its operations (as occurred after Hurricane Hugo in 1989) would adversely affect these revenues. The last major hurricane to impact the USVI was Hurricane Marilyn on September 15, 1995. Consequently, there can be no assurance that rum exports to the United States and the rebate of tax revenues to the USVI will continue at their present levels. It should be noted, however, that the USVI is attempting to get another rum producer on the island. The preferential tariff treatment the USVI rum industry currently enjoys could be reduced under NAFTA. Increased competition from Mexican rum producers could reduce USVI rum imported to the U.S., decreasing excise tax revenues generated.

The USVI is periodically hit by hurricanes. Several hurricanes have caused extensive damage, which has had a negative impact on revenue collections. In addition, eventual elimination of the Section 936 tax credit for those companies with operations in USVI may lead to slower growth in the future. Moody’s assigned a Baa3 rating to the territory and S&P a BBB- in September 2006.

Guam. Guam is a United States territory located 3,700 miles west of Hawaii and 1,500 miles southeast of Japan and its economy is based primarily on Japanese and Korean (86%) tourism and the United States military due to its strategic position as the westernmost territory/state in the United States. The territory boasts a population of 178,000.

After almost a decade of persistent operating deficits, Guam reported operating surpluses in fiscal years 2007 and 2008 and is expected to report at least a $12MM surplus in fiscal year 2009 (9/30 year end). Prior operating deficits were caused by a number of issues including terrorist attacks, natural disasters, Asian recessions, the SARS epidemic, retiree settlement liabilities and past administrations and legislatures that were unwilling to control expenses. Clearly, any of these negative events could occur in the future and jeopardize the territory’s single B+ rating from S&P. Guam appears to be surviving the current recession from a jobs perspective with 2.3% and 2.4% job growth in 2007 and 2008, respectively. Partially offsetting jobs growth is tourism which was down 7% in 2008 and is down 9% in 2009 to date due to economic factors. However, the island still boasted 1.1 million visitors in 2008. Guam is not rated by Moody’s or Fitch.

APPENDIX E

RATINGS

The ratings indicated herein are believed to be the most recent ratings available at the date of this SAI for the securities listed. Ratings are generally given to securities at the time of issuance. While the rating agencies may from time to time revise such ratings, they undertake no obligation to do so, and the ratings indicated do not necessarily represent ratings which would be given to these securities on a particular date.

MOODY’S INVESTORS SERVICE, INC. (“Moody’s”)

LONG-TERM CORPORATE OBLIGATIONS RATINGS

Moody’s long-term obligation ratings are opinions of the relative credit risk of fixed-income obligations with an original maturity of one year or more. They address the possibility that a financial obligation will not be honored as promised. Such ratings use Moody’s Global Scale and reflect both the likelihood of default and any financial loss suffered in the event of default.

Aaa: Obligations rated Aaa are judged to be of the highest quality, with minimal credit risk.

Aa: Obligations rated Aa are judged to be of high quality and are subject to very low risk.

A: Obligations rated A are considered upper-medium grade and are subject to low credit risk.

Baa: Obligations rated Baa are subject to moderate credit risk. They are considered medium grade and as such may possess certain speculative characteristics.

Ba: Obligations rated Ba are judged to have speculative elements and are subject to substantial credit risk.

B: Obligations rated B are considered speculative and are subject to high credit risk.

Caa: Obligations rated Caa are judged to be of poor standing and are subject to very high credit risk.

Ca: Obligations rated Ca are highly speculative and are likely in, or very near, default, with some prospect of recovery of principal and interest.

C: Obligations rated C are the lowest rated class of bonds and are typically in default, with little prospect for recovery of principal or interest.

Note: Moody’s appends numerical modifiers, 1, 2, and 3 to each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category.

SHORT-TERM CORPORATE OBLIGATION RATINGS

Moody’s short term ratings are opinions of the ability of issuers to honor short-term financial obligations. Ratings may be assigned to issuers, short-term programs or to individual short-term debt instruments. Such obligations generally have an original maturity not exceeding thirteen months, unless explicitly noted.

P-1: Issuers (or supporting institutions) rated Prime-1 have a superior ability to repay short-term debt obligations.

P-2: Issuers (or supporting institutions) rated Prime-2 have a strong ability to repay short-term debt obligations.

P-3: Issuers (or supporting institutions) rated Prime-3 have an acceptable ability tot repay short-term obligations.

NP: Issuers (or supporting institutions) rated Not Prime do not fall within any of the Prime ratings categories.

ISSUER RATINGS

Issuer Ratings are opinions of the ability of entities to honor senior unsecured financial obligations and contracts. Moody’s expresses Issuer Ratings on its general long-term and short-term scales.

US MUNICIPAL RATINGS

Moody’s municipal ratings are opinions of the investment quality of issuers and issues in the U.S. municipal market. As such, these ratings incorporate assessment of the default probability and loss severity of these issuers and issues. The default and loss content for Moody’s municipal long-term rating scale differs from Moody’s general long-term scale. Historical default and loss rates for obligations rated on the US Municipal Scale are significantly lower that for similarly rated corporate obligations. It is important that users of Moody’s ratings understand these differences when making rating comparisons between the Municipal and Global scales.

US MUNICIPAL LONG-TERM DEBT RATINGS

Municipal Ratings are based upon the analysis of five primary factors related to municipal finance: market position, financial position, debt levels, governance, and covenants. Each of the factors is evaluated individually and for its effect on the other factors in the context of the municipality’s ability to repay its debt.

Aaa: Issuers or issues rated Aaa demonstrate the strongest creditworthiness relative to other US municipal or tax-exempt issuers or issues.

Aa: Issuers or issues rated Aa demonstrate very strong creditworthiness relative to other US municipal and tax-exempt issuers.

A: Issuers or issues rated A present above-average creditworthiness relative to other US municipal or tax-exempt issuers or issues.

Baa: Issuers or issues rated Baa represent average creditworthiness relative to other US municipal or tax-exempt issuers or issues.

Ba: Issuers or issues rated Ba demonstrate below-average creditworthiness relative to other US municipal or tax-exempt issuers or issues.

B: Issuers or issues rated B demonstrate weak creditworthiness relative to other US municipal or tax-exempt issuers or issues.

Caa: Issuers or issues rated Caa demonstrate very weak creditworthiness relative to other US municipal or tax-exempt issuers or issues.

Ca: Issuers or issues rated Ca demonstrate extremely weak creditworthiness relative to other US municipal or tax-exempt issuers or issues.

C: Issuers or issues rated Caa demonstrate the weakest creditworthiness relative to other US municipal or tax-exempt issuers or issues.

Note: Moody’s appends numerical modifiers, 1, 2, and 3 to each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category.

US MUNICIPAL SHORT-TERM OBLIGATION RATINGS AND DEMAND OBLIGATION RATINGS

Short-Term Obligation Ratings

There are three rating categories for short-term municipal obligations that are considered investment grade. These ratings are designated as Municipal Investment Grade (MIG) and are divided into three levels--MIG 1 through MIG 3. In addition, those short-term obligations that are of speculative quality are designated SG, or speculative grade. MIG ratings expires at the maturity of the obligation.

MIG 1: This designation denotes superior credit quality. Excellent protection is afforded by established cash flows, highly reliable liquidity support, or demonstrated broad-band access to the market for refinancing.

MIG 2: This designation denotes strong credit quality. Margins of protection are ample, although not as large as in the preceding group.

MIG 3: This designation denotes acceptable credit quality. Liquidity and cash-flow protection may be narrow, and market access for refinancing is likely to be less well-established.

SG: This designation denotes speculative-grade credit quality. Debt instruments in this category may lack sufficient margins or protection.

Demand Obligation Ratings

In the case of variable rate demand obligations (VRDOs), a two-component rating is assigned; a long or short-term rating and demand obligation rating. The first element represents Moody’s evaluation of the degree of risk associated with scheduled principal and interest payments. The second element represents Moody’s evaluation of the degree of risk associated with the ability to receive purchase price upon demand (“demand feature”), using a variation of the MIG rating scale, the Variable Municipal Investment Grade or VMIG rating.

When either the long- or short-term aspect of a VRDO is not rated, that piece is designated NR., e.g., Aaa/NR or NR/VMIG.

VMIG rating expirations are a function of each issue’s specific structural or credit features.

VMIG 1: This designation denotes superior credit quality. Excellent protection is afforded by the superior short-term credit strength of the liquidity provider and structural and legal protections that ensure the timely payment of purchase price upon demand.

VMIG 2: This designation denotes strong credit quality. Good protection is afforded by the strong short-term credit strength of the liquidity provider and structural and legal protections that ensure the timely payment of purchase price upon demand.

VMIG 3: This designation denotes acceptable credit quality. Adequate protection is afforded by the satisfactory short-term credit strength of the liquidity provider and structural and legal protections that ensure the timely payment of purchase price upon demand.

SG: This designation denotes speculative-grade credit quality. Demand features rated in this category may be supported by a liquidity provider that does not have an investment grade short-term rating or may lack the structural and/or legal protections necessary to ensure the timely payment of purchase price upon demand.

STANDARD & POOR’S RATINGS GROUP (“S&P”)

ISSUE CREDIT RATINGS DEFINITIONS

Issue credit ratings can be either long or short term. Short-term ratings are generally assigned to those obligations considered short-term in the relevant market. In the U.S., for example, that means obligations with an original maturity of no more than 365 days--including commercial paper. Short-term ratings are also used to indicated the creditworthiness of an obligor with respect to put-features on long-term obligations. The result is a dual rating, in which the short-term rating addresses the put feature, in addition to the usual long-term rating. Medium-term notes are assigned long-term ratings.

Issue credit ratings are based in varying degrees on the following considerations:

Likelihood of payment, capacity and willingness of the obligor to meet its financial commitment on an obligation in accordance with the terms of the obligation.

Nature of and provisions of the obligations;

Protection afforded by, and relative position of, the obligation in the event of bankruptcy, reorganization, or other arrangement under the laws of bankruptcy and other laws affecting creditors’ rights.

Issue ratings are an assessment of default risk, but may incorporate an assessment of relative seniority or ultimate recovery in the event of default. Junior obligations are typically rated lower than senior obligations, to reflect the lower priority in bankruptcy, as noted above. (Such differentiation may apply when an entity has both senior and subordinated obligations, secured and unsecured obligations, or operating company and holding company obligations.)

LONG-TERM ISSUE CREDIT RATINGS:

AAA: An obligation rated ‘AAA’ has the highest rating assigned by S&P. The obligor’s capacity to meet its financial commitment on the obligation is extremely strong.

AA: An obligation rated ‘AA’ differs from the highest-rated obligors only to a small degree. The obligor’s capacity to meet its financial commitments on the obligation is very strong.

A: An obligation rated ‘A’ is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher-rated categories. However, the obligor’s capacity to meet its financial commitments on the obligation is still strong.

BBB: An obligation rated ‘BBB’ exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

BB, B, CCC, and CC and C

Obligations rated ‘BB’, ‘B’, ‘CCC’, ‘CC’, and ‘C’ are regarded as having significant speculative characteristics. ‘BB’ indicates the least degree of speculation and ‘C’ the highest. While such obligations will likely have some quality and protective characteristics, these may be outweighed by large uncertainties or major exposures to adverse conditions.

BB: An obligation rated ‘BB’ is less vulnerable to non-payment than other speculative issues. However, it faces major ongoing uncertainties or exposure to adverse business, financial, or economic conditions which could lead to the obligor’s inadequate capacity to meet its financial commitment on the obligation.

B: An obligation rated ‘B’ is more vulnerable than obligations rated ‘BB’, but the obligor currently has the capacity to meet its financial commitment on the obligation. Adverse business, financial or economic conditions will likely impair the obligor’s capacity or willingness to meet its financial commitment on the obligation.

CCC: An obligation rated ‘CCC’ is currently vulnerable to nonpayment, and is dependent upon favorable business, financial, and economic conditions for the obligor to meet its financial commitment on the obligation. In the event of adverse business, financial or, economic conditions, the obligor is not likely to have the capacity to meet its financial commitment on the obligation.

CC: An obligation rated ‘CC’ is currently highly vulnerable to nonpayment.

C: A subordinated debt or preferred stock obligation rated ‘C’ is currently highly vulnerable to nonpayment. The ‘C’ rating may be used to cover a situation where a bankruptcy petition has been filed or similar action taken, but payments on this obligation are being continued. A ‘C’ also will be assigned to a preferred stock issue in arrears on dividends or sinking fund payments, but that is currently paying.

D: A obligation rated ‘D’ is in payment default. The ‘D’ rating category is used when payments on an obligation are not made on the date due even if the applicable grace period has not expired, unless S&P believes that such payments will be made during such grace period. The ‘D’ rating also will be used upon the filing of a bankruptcy petition or the taking of a similar action if payments on an obligation are jeopardized.

Plus (+) or Minus (-): The ratings from ‘AA’ to’ CCC’ may be modified by the addition of a plus (+) or minus (-) sign to show relative standing within the major rating categories.

NR: This indicates that no rating has been requested, that there is insufficient information on which to base a rating, or that S&P does not rate a particular obligation as a matter of policy.

SHORT-TERM ISSUE CREDIT RATINGS

A-1: A short-term obligation rated ‘A-1’ is rated in the highest category by S&P. The obligor’s capacity to meet its financial commitment on the obligation is strong. Within this category, certain obligations are designated with a plus sign (+). This indicates that the obligor’s capacity to meet its financial commitments on these obligation is extremely strong.

A-2: A short-term obligation rated ‘A-2’ is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher rating categories. However, the obligor’s capacity to meet its financial commitment on the obligation is satisfactory.

A-3: A short-term obligation rated ‘A-3’ exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

B: A short-term obligation rated ‘B’ is regarded as having significant speculative characteristics. Ratings of ‘B-1’, ‘B-2’, and ‘B-3’ may be assigned to indicate finer distinctions within the ‘B’ category. The obligor currently has the capacity to meet its financial commitment on the obligation; however, it faces major ongoing uncertainties which could lead to the obligor’s inadequate capacity to meet its financial commitment on the obligation.

B-1: A short-term obligation rated ‘B-1’ is regarded as having significant speculative characteristics, but the obligor has a relatively stronger capacity to meet their financial commitments over the short-term compared to other speculative-grade obligors.

B-2: A short-term obligation rated ‘B-2’ is regarded as having significant speculative characteristics, and the obligor has an average speculative-grade capacity to meet its financial commitments over the short-term compared to other speculative-grade obligors.

B-3: A short-term obligation rated ‘B-3’ is regarded as having significant speculative characteristics, and the obligor has a relatively weaker capacity to meet its financial commitments over the short-term compared to other speculative-grade obligors.

C: A short-term obligation rated ‘C’ is currently vulnerable to nonpayment and is dependent upon favorable business, financial and economic conditions for the obligor to meet its financial commitment on the obligation.

D: A short-term obligation rated ‘D’ is in payment default. The ‘D’ rating category is used when payments on an obligation are not made on the date due even if the applicable grace period has not expired, unless S&P believes that such payments will be made during such grace period. The ‘D’ rating also will be used upon the filing of a bankruptcy petition or the taking of a similar action if payments on an obligation are jeopardized.

ISSUER CREDIT RATINGS DEFINTIONS

Issuer credit ratings are based on current information furnished by obligors or obtained by S&P from other sources it considers reliable. S&P does not perform an audit in connection with any issuer credit rating and may, on occasion, rely on unaudited financial information. Issuer credit ratings may be changed, suspended, or withdrawn as a result of changes in, or unavailability of, such information, or based on other circumstances. Issuer credit ratings can either be long or short term. Short-term issuer credit ratings reflect the obligor’s creditworthiness over a short-term horizon.

LONG-TERM ISSUER CREDIT RATINGS

AAA: An obligor rated ‘AAA’ has extremely strong capacity to meet its financial commitments. ‘AAA’ is the highest issuer credit rating assigned by S&P.

AA: An obligor rated ‘AA’ has very strong capacity to meet its financial commitments. It differs from the highest-rated obligors only to a small degree.

A: An obligor rated ‘A’ has strong capacity to meet its financial commitments but is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligors in higher-rated categories.

BBB: An obligor rated ‘BBB’ has adequate capacity to meet its financial commitments. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitments.

BB, B, CCC and CC

Obligors rated ‘BB’, ‘B’, ‘CCC’, and ‘CC’ are regarded as having significant speculative characteristics. ‘BB’ indicates the least degree of speculation and ‘CC’ the highest. While such obligors will likely have some quality and protective characteristics, these may be outweighed by large uncertainties or major exposures to adverse conditions.

BB: An obligor ‘BB’ is less vulnerable in the near term than other lower-rated obligors. However, it faces major ongoing uncertainties and exposure to adverse business, financial, or economic conditions which could lead to the obligor’s inadequate capacity to meet its financial commitments.

B: An obligor rated ‘B’ is more vulnerable than the obligors rated ‘BB’, but the obligor currently has the capacity to meet its financial commitments. Adverse business, financial, or economic conditions will likely impair the obligor’s capacity or willingness to meets its financial commitments.

CCC: An obligor rated ‘CCC’ is currently vulnerable, and is dependent upon favorable business, financial, and economic conditions to meet its financial commitments.

CC: An obligor rated ‘CC’ is currently highly vulnerable.

Plus (+) or Minus (-): The ratings from ‘AA’ to’ CCC’ may be modified by the addition of a plus (+) or minus (-) sign to show relative standing within the major rating categories.

R: An obligor rated ‘R’ is under regulatory supervision owing to its financial condition. During the pendency of the regulatory supervision the regulators may have the power to favor one class of obligations over others or pay some obligations and not others. Please see S&P’s issue credit ratings for a more detailed description of the effects of regulatory supervision on specific issues or classes of obligations.

SD and D: An obligor rated ‘SD’ (selective default) or ‘D’ has failed to pay one or more of its obligations (rated or unrated) when it came due. A ‘D’ rating is assigned when S&P believes that the default will be a general default and that the obligor will fail to pay all or substantially all of its obligations as they come due. An ‘SD’ rating is assigned when S&P believes that the obligor has selectively defaulted on a specific issue or class of obligations but it will continue to meet its payment obligations on other issues or classes of obligations in a timely manner. Please see S&P’s issue credit ratings for a more detailed description of the effects of a default on specific issues or classes of obligations.

NR: An issuer designated NR is not rated.

SHORT-TERM ISSUER CREDIT RATINGS

A-1: An obligor rated ‘A-1’ has strong capacity to meet its financial commitments. It is rated in the highest category by S&P. Within this category, certain obligors are designated with a plus sign (+). This indicates that the obligor’s capacity to meet its financial commitments is extremely strong.

A-2: An obligor rated ‘A-2’ has satisfactory capacity to meet its financial commitments. However, it is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligors in the highest rating category.

A-3: An obligor rated ‘A-3’ has adequate capacity to meet its financial obligations. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitments.

B: An obligor rated ‘B’ is regarded as vulnerable and has significant speculative characteristics. Ratings ‘B-1’, ‘B-2’, and ‘B-3’ may be assigned to indicate finer distinctions within the ‘B’ category. The obligor currently has the capacity to meet its financial commitments; however, it faces major ongoing uncertainties which could lead to the obligor’s inadequate capacity to meet its financial commitments.

B-1: Obligors with a ‘B-1’ short-term rating have a relatively stronger capacity to meet their financial commitments over the short-term compared to other speculative-grade obligors.

B-2: Obligors with a ‘B-2’ short-term rating have an average speculative-grade capacity to meet their financial commitments over the short-term compared to other speculative-grade obligors.

B-3: Obligors with a ‘B-3’ short-term rating have a relatively weaker capacity to meet their financial commitments over the short-term compared to other speculative-grade obligors.

C: An obligor rated ‘C’ is currently vulnerable to nonpayment and is dependent upon favorable business, financial, and economic conditions for it to meet its financial commitments.

R: An obligor rated ‘R’ is under regulatory supervision owing to its financial condition. During the pendency of the regulatory supervision the regulators may have the power to favor one class of obligations over others or pay some obligations and not others. Please see S&P’s issue credit ratings for a more detailed description of the effects of regulatory supervision on specific issues or classes of obligations.

SD and D: An obligor rated ‘SD’ (selective default) or ‘D’ has failed to pay one or more of its obligations (rated or unrated) when it came due. A ‘D’ rating is assigned when S&P believes that the default will be a general default and that the obligor will fail to pay all or substantially all of its obligations as they come due. An ‘SD’ rating is assigned when S&P believes that the obligor has selectively defaulted on a specific issue or class of obligations but it will continue to meet its payment obligations on other issues or classes of obligations in a timely manner. Please see S&P’s issue credit ratings for a more detailed description of the effects of a default on specific issues or classes of obligations.

NR: An issuer designated as NR is not rated.

MUNICIPAL RATINGS

SHORT-TERM NOTES: An S&P U.S. municipal note ratings reflects the liquidity factors and market access risks unique to notes. Notes due in three years or less will likely receive a note rating. Notes maturing beyond three years will most likely receive a long-term debt rating. The following criteria will be used in making that assessment:

Amortization schedule--the larger the final maturity relative to other maturities, the more likely it will be treated as a note; and

Source of payment--the more dependent the issue is on the market for its refinancing, the more likely it will be treated as a note.

Note rating symbols are as follows:

SP-1: Strong capacity to pay principal and interest. An issue determined to possess a very strong capacity to pay debt will be given a plus(+) designation.

SP-2: Satisfactory capacity to pay principal and interest, with some vulnerability to adverse financial and economic changes over the term of the notes.

SP-3: Speculative capacity to pay principal and interest.

FITCH RATINGS LONG-TERM CREDIT RATINGS Investment Grade

AAA: Highest credit quality ‘AAA’ ratings denote the lowest expectation of credit risk. They are assigned only in case of exceptionally strong capacity for payment of financial commitments. The capacity is highly unlikely to be adversely affected by foreseeable events.

AA: Very high credit quality. ‘AA’ ratings denote expectations of very low credit risk. They indicate very strong capacity for payment of financial commitments. This capacity is not significantly vulnerable to foreseeable events.

A: High credit quality. ‘A’ ratings denote expectations of low credit risk. The capacity for payment of financial commitments is considered strong. The capacity may, nevertheless, be more vulnerable to changes in circumstances or in economic conditions that is the case for higher ratings.

BBB: Good credit quality. ‘BBB’ ratings indicate that they are currently expectations of low credit risk. The capacity for payment of financial commitments is considered adequate but adverse changes in circumstances and economic conditions are more likely to impair this capacity. This is the lowest investment grade category.

Speculative Grade

BB: Speculative. ‘BB’ ratings indicate that there is a possibility of credit risk developing, particularly as the result of adverse economic change over time; however, business or financial alternatives may be available to allow financial commitments to be met. Securities rated in this category are not investment grade. The obligor’s ability to pay interest and repay principal may be affected over time by adverse economic changes. However, business and financial alternatives can be identified that could assist the obligor in satisfying its debt service requirements.

B: Highly speculative. For issuers and performing obligations, ‘B’ ratings indicate that significant credit risk is present, but a limited margin of safety remains. Financial commitments are currently being met; however, capacity for continued payment is contingent upon a sustained, favorable business and economic environment.

For individual obligations, may indicate distressed or defaulted obligations with potential for extremely high recoveries. Such obligations would possess a Recovery of Rating ‘RR1’ (outstanding).

CCC: For issuers and performing obligations, default is a real possibility. Capacity for meeting financial commitments is solely reliant upon sustained, favorable business or economic conditions.

For individual obligations, may indicate distressed or defaulted obligations with potential for average to superior levels of recovery. Differences in credit quality may be denoted by plus/minus distinctions. Such obligations typically would possess a Recovery Rating of ‘RR2’ (superior), ‘RR3’ (good) or ‘RR4’ (average).

CC: For issuers and performing obligations, default of some kind appears probable.

For individual obligations, may indicate distressed or defaulted obligations with a Recovery Rating of 'RR4' (average) or 'RR5' (below average).

C: For issuers performing obligations, default is imminent.

For individual obligations, may indicate distressed or defaulted obligations with potential for below-average to poor recoveries. Such obligations would possess a Recovery Rating of ‘RR6’ (poor).

RD: Indicates an entity that has failed to make due payments (within the applicable grace period) on some but not all material financial obligations, but continues to honor other classes of obligations.

D: Indicates an entity or sovereign that has defaulted on all of its financial obligations. Default generally is defined as one of the following:

Failure of an obligor to make timely payment of principal and/or interest under the contractual terms of any financial obligation; The bankruptcy filings, administration, receivership, liquidation or other winding-up or cessation of business of an obligor; The distressed or other coercive exchange of an obligation, where creditors were offered securities with diminished structural or economic terms compared with the existing obligation.

Default ratings are not assigned prospectively; within this context, non-payment on an instrument that contains a deferral feature or grace period will not be considered a default until after the expiration of the deferral or grace period.

Issuers will be rated 'D' upon a default. Defaulted and distressed obligations typically are rated along the continuum of 'C' to 'B' ratings categories, depending upon their recovery prospects and other relevant characteristics. Additionally, in structured finance transactions, where analysis indicates that an instrument is irrevocably impaired such that it is not expected to meet pay interest and/or principal in full in accordance with the terms of the obligation's documentation during the life of the transaction, but where no payment default in accordance with the terms of the documentation is imminent, the obligation may be rated in the 'B' or 'CCC-C' categories.

Default is determined by reference to the terms of the obligations' documentation. Fitch will assign default ratings where it has reasonably determined that payment has not been made on a material obligation in accordance with the requirements of the obligation's documentation, or where it believes that default ratings consistent with Fitch's published definition of default are the most appropriate ratings to assign.

Notes to Long-Term ratings:

The modifiers "+" or "-" may be appended to a rating to denote relative status within major rating categories. Such suffixes are not added to the 'AAA' Long-term rating category, to categories below 'CCC', or to Short-term ratings other than 'F1'. (The +/- modifiers are only used to denote issues within the CCC category, whereas issuers are only rated CCC without the use of modifiers.)

Short-Term Credit Ratings

The following ratings scale applies to foreign currency and local currency ratings. A Short-term rating has a time horizon of less than 13 months for most obligations, or up to three years for US public finance, in line with industry standards, to reflect unique risk characteristics of bond, tax and revenue anticipation notes that are commonly issued with terms up to three years. Short-term ratings thus place greater emphasis on the liquidity necessary to meet financial commitments in a timely manner.

F1: Highest credit quality. Indicates the strongest capacity for timely payment of financial commitments; may have an added "+" to denote any exceptionally strong credit feature.

F2: Good credit quality. A satisfactory capacity for timely payment of financial commitments, but the margin of safety is not as great as in the case of the higher ratings.

F3: Fair credit quality. The capacity for timely payment of financial commitments is adequate; however, near term adverse changes could result in a reduction to non investment grade.

B: Speculative. Minimal capacity for timely payment of financial commitments, plus vulnerability to near term adverse changes in financial and economic conditions.

C: High default risk. Default is a real possibility. Capacity for meeting financial commitments is solely reliant upon a sustained, favorable business and economic environment.

D: Indicates an entity or sovereign that has defaulted on all of its financial obligations.

Notes to Short-Term ratings:

The modifiers "+" or "-" may be appended to a rating to denote relative status within major rating categories. Such suffixes are not added to the 'AAA' Long-term rating category, to categories below 'CCC', or to Short-term ratings other than 'F1'. (The +/- modifiers are only used to denote issues within the CCC category, whereas issuers are only rated CCC without the use of modifiers.)

DESCRIPTION OF INSURANCE FINANCIAL STRENGTH RATINGS

Moody’s Investors Service, Inc. Insurance Financial Strength Ratings

Moody’s Insurance Financial Strength Ratings are opinions of the ability of insurance companies to repay punctually senior policyholder claims and obligations. Specific obligations are considered unrated unless they are individually rated because the standing of a particular insurance obligation would depend on an assessment of its relative standing under those laws governing both the obligation and the insurance company. Insurance Companies rated Aaa offer exceptional financial security. While the credit profile of these companies is likely to change, such changes as can be visualized are most unlikely to impair their fundamentally strong position.

Standard &Poor’s Insurance Financial Strength Ratings

A S&P insurer financial strength rating is a current opinion of the financial security characteristics of an insurance organization with respect to its ability to pay under its insurance policies and contracts in accordance with their terms. Insurer financial strength ratings are also assigned to health maintenance organizations and similar health plans with respect to their ability to pay under their policies and contracts in accordance with their terms. This opinion is not specific to any particular policy or contract, nor does it address the suitability of a particular policy or contract for a specific purpose or purchaser. Furthermore, the opinion does not take into account deductibles, surrender or cancellation penalties, timeliness of payment, nor the likelihood of the use of a defense such as fraud to deny claims. For organizations with cross-border or multinational operations, including those conducted by subsidiaries or branch offices, the ratings do not take into account potential that may exist for foreign exchange restrictions to prevent financial obligations from being met. Insurer financial strength ratings are based on information furnished by rated organizations or obtained by S&P from other sources it considers reliable. S&P does not perform an audit in connection with any rating and may on occasion rely on unaudited financial information. Ratings may be changed, suspended, or withdrawn as a result of changes in, or unavailability of such information or based on other circumstances. Insurer financial strength ratings do not refer to an organization's ability to meet nonpolicy (i.e. debt) obligations. Assignment of ratings to debt issued by insurers or to debt issues that are fully or partially supported by insurance policies, contracts, or guarantees is a separate process from the determination of insurer financial strength ratings, and follows procedures consistent with issue credit rating definitions and practices. Insurer financial strength ratings are not a recommendation to purchase or discontinue any policy or contract issued by an insurer or to buy, hold, or sell any security issued by an insurer. A rating is not a guaranty of an insurer's financial strength or security. An insurer rated ‘AAA’ has extremely strong financial security characteristics. ‘AAA’ is the highest insurer financial strength rating assigned by S&P.

Fitch Insurer Financial Strength Ratings

The Fitch Insurer Financial Strength (“IFS”) Rating provides an assessment of the financial strength of an insurance organization. The IFS Rating is assigned to the insurance company's policyholder obligations, including assumed reinsurance obligations and contract holder obligations, such as guaranteed investment contracts. The IFS Rating reflects both the ability of the insurer to meet these obligations on a timely basis, and expected recoveries received by claimants in the event the insurer stops making payments or payments are interrupted, due to either the failure of the insurer or some form of regulatory intervention. In the context of the IFS Rating, the timeliness of payments is considered relative to both contract and/or policy terms but also recognizes the possibility of reasonable delays caused by circumstances common to the insurance industry, including claims reviews, fraud investigations and coverage disputes. The IFS Rating does not encompass policyholder obligations residing in separate accounts, unit-linked products or segregated funds, for which the policyholder bears investment or other risks. However, any guarantees provided to the policyholder with respect such obligations are included in the IFS Rating. Expected recoveries are based on Fitch's assessments of the sufficiency of an insurance company's assets to fund policyholder obligations, in a scenario in which payments have been ceased or interrupted. Accordingly, expected recoveries exclude the impact of recoveries obtained from any government sponsored guaranty or policyholder protection funds. Expected recoveries also exclude the impact of collateralizing or security, such as letters of credit or trusteed assets, supporting select reinsurance obligations. IFS Ratings can be assigned to insurance and reinsurance companies in any insurance sector, including the life & annuity, non-life, property/casualty, health, mortgage, financial guaranty, residual value and title insurance sectors, as well as to managed care companies such as health maintenance organizations. The IFS Rating does not address the quality of an insurer's claims handling services or the relative value of products sold. ‘AAA’ IFS Rating is exceptional strong. ‘AAA’ IFS Rating denotes the lowest exception of ceased or interrupted payments. They are assigned only in the case of exceptionally strong capacity to meet policyholder and contract obligations on a timely basis. This capacity is highly unlikely to be adversely affected by foreseeable events.

APPENDIX F

EATON VANCE FUNDS

PROXY VOTING POLICY AND PROCEDURES

I. Overview

The Boards of Trustees (the “Boards”) of the Eaton Vance Funds (the “Funds”) recognize that it is their fiduciary responsibility to actively monitor the Funds’ operations. The Boards have always placed paramount importance on their oversight of the implementation of the Funds’ investment strategies and the overall management of the Funds’ investments. A critical aspect of the investment management of the Funds continues to be the effective assessment and voting of proxies relating to the Funds’ portfolio securities. While the Boards will continue to delegate the day-to-day responsibilities relating to the management of the proxy-voting process to the relevant investment adviser or sub-adviser, if applicable, of the Fund (or its underlying portfolio in the case of a master-feeder arrangement), the Boards have determined that it is in the interests of the Funds’ shareholders to adopt these written proxy voting policy and procedures (the “Policy”). For purposes of this Policy the term “Fund” shall include a Fund’s underlying portfolio in the case of a master-feeder arrangement and the term “Adviser” shall mean the adviser to a Fund or its sub-adviser if a sub-advisory relationship exists.

II. Delegation of Proxy Voting Responsibilities

Pursuant to investment advisory agreements between each Fund and its Adviser, the Adviser has long been responsible for reviewing proxy statements relating to Fund investments and, if the Adviser deems it appropriate to do so, to vote proxies on behalf of the Funds. The Boards hereby formally delegate this responsibility to the Adviser, except as otherwise described in this Policy. In so doing, the Boards hereby adopt on behalf of each Fund the proxy voting policies and procedures of the Adviser(s) to each Fund as the proxy voting policies and procedures of the Fund. The Boards recognize that the Advisers may from time to time amend their policies and procedures. The Advisers will report material changes to the Boards in the manner set forth in Section V below. In addition, the Boards will annually review and approve the Advisers’ proxy voting policies and procedures.

III. Delegation of Proxy Voting Disclosure Responsibilities

The Securities and Exchange Commission (the “Commission”) recently enacted certain new reporting requirements for registered investment companies. The Commission’s new regulations require that funds (other than those which invest exclusively in non-voting securities) make certain disclosures regarding their proxy voting activities. The most significant disclosure requirement for the Funds is the duty pursuant to Rule 30b1-4 promulgated under the Investment Company Act of 1940, as amended (the “1940 Act”), to file Form N-PX no later than August 31st of each year beginning in 2004. Under Form N-PX, each Fund will be required to disclose, among other things, information concerning proxies relating to the Fund’s portfolio investments, whether or not the Fund (or its Adviser) voted the proxies relating to securities held by the Fund and how it voted in the matter and whether it voted for or against management.

The Boards hereby delegate to each Adviser the responsibility for recording, compiling and transmitting in a timely manner all data required to be filed on Form N-PX to Eaton Vance Management, which acts as administrator to each of the Funds (the “Administrator”), for each Fund that such Adviser manages. The Boards hereby delegate the responsibility to file Form N-PX on behalf of each Fund to the Administrator.

IV. Conflict of Interest

The Boards expect each Adviser, as a fiduciary to the Fund(s) it manages, to put the interests of each Fund and its shareholders above those of the Adviser. In the event that in connection with its proxy voting responsibilities a material conflict of interest arises between a Fund’s shareholders and the Fund’s Adviser or the Administrator (or any of their affiliates) or any affiliated person of the Fund, and the Proxy Administrator intends to vote the proxy in a manner inconsistent with the guidelines approved by the Board, the Adviser, to the extent it is aware or reasonably should have been aware of the material conflict, will refrain from voting any proxies related to companies giving rise to such material conflict until it notifies and consults with the appropriate Board(s), or a committee or sub-committee of such Board concerning the material conflict.

Once the Adviser notifies the relevant Board(s), committee or sub-committee of the Board, of the material conflict, the Board(s), committee or sub-committee, shall convene a meeting to review and consider all relevant materials related to the proxies involved. In considering such proxies, the Adviser shall make available all materials requested by the Board, committee or sub-committee and make reasonably available appropriate personnel to discuss the matter upon request. The Board, committee or sub-committee will instruct the Adviser on the appropriate course of action. If the Board, committee or sub-committee is unable to meet and the failure to vote a proxy would have a material adverse impact on the Fund(s) involved, each Adviser will have the right to vote such proxy, provided that it discloses the existence of the material conflict to the Board, committee or sub-committee at its next meeting. Any determination regarding the voting of proxies of each Fund that is made by the committee or sub-committee shall be deemed to be a good faith determination regarding the voting of proxies by the full Board.

V. Reports

The Administrator shall make copies of each Form N-PX filed on behalf of the Funds available for the Boards’ review upon the Boards’ request. The Administrator (with input from the Adviser for the relevant Fund(s)) shall also provide any reports reasonably requested by the Boards regarding the proxy voting records of the Funds.

Each Adviser shall annually report any material changes to such Adviser’s proxy voting policies and procedures to the relevant Board(s) and the relevant Board(s) will annually review and approve the Adviser’s proxy voting policies and procedures. Each Adviser shall report any changes to such Adviser’s proxy voting policies and procedures to the Administrator prior to implementing such changes in order to enable the Administrator to effectively coordinate the Funds’ disclosure relating to such policies and procedures.

APPENDIX G

EATON VANCE MANAGEMENT BOSTON MANAGEMENT AND RESEARCH PROXY VOTING POLICIES AND PROCEDURES

I. Introduction

Eaton Vance Management, Boston Management and Research and Eaton Vance Investment Counsel (each an “Adviser” and collectively the “Advisers”) have each adopted and implemented policies and procedures that each Adviser believes are reasonably designed to ensure that proxies are voted in the best interest of clients, in accordance with its fiduciary duties and Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended. The Advisers’ authority to vote the proxies of their clients is established by their advisory contracts or similar documentation, such as the Eaton Vance Funds Proxy Voting Policy and Procedures. These proxy policies and procedures reflect the U.S. Securities and Exchange Commission (“SEC”) requirements governing advisers and the long-standing fiduciary standards and responsibilities for ERISA accounts set out in the Department of Labor Bulletin 94-2 C.F.R. 2509.94-2 (July 29, 1994).

II. Overview

Each Adviser manages its clients’ assets with the overriding goal of seeking to provide the greatest possible return to such clients consistent with governing laws and the investment policies of each client. In pursuing that goal, each Adviser seeks to exercise its clients’ rights as shareholders of voting securities to support sound corporate governance of the companies issuing those securities with the principle aim of maintaining or enhancing the companies’ economic value.

The exercise of shareholder rights is generally done by casting votes by proxy at shareholder meetings on matters submitted to shareholders for approval (for example, the election of directors or the approval of a company’s stock option plans for directors, officers or employees). Each Adviser is adopting the formal written Guidelines described in detail below and will utilize such Guidelines in voting proxies on behalf of its clients. These Guidelines are designed to promote accountability of a company’s management and board of directors to its shareholders and to align the interests of management with those of shareholders.

Each Adviser will vote any proxies received by a client for which it has sole investment discretion through a third-party proxy voting service (“Agent”) in accordance with customized policies, as approved by the Boards of Trustees of the Eaton Vance Funds and, with respect to proxies referred back to the Adviser by the Agent pursuant to the Guidelines, in a manner that is reasonably designed to eliminate any potential conflicts of interest, as described more fully below. The Agent is currently Institutional Shareholder Services Inc. Proxies will be voted in accordance with client-specific guidelines and an Eaton Vance Fund’s sub-adviser’s proxy voting policies and procedures, if applicable.

No set of guidelines can anticipate all situations that may arise. In special cases, the Proxy Administrator (the person specifically charged with the responsibility to oversee the Agent and coordinate the voting of proxies referred back to the Adviser by the Agent) may seek insight from the Proxy Group established by the Advisers. The Proxy Group will assist in the review of the Agent’s recommendation when a proxy voting issue is referred to the Proxy Group through the Proxy Administrator. The members of the Proxy Group, which may include employees of the Advisers’ affiliates, may change at the Advisers’ discretion.

III. Roles and Responsibilities

A. Proxy Administrator

The Proxy Administrator will assist in the coordination of the voting of each client’s proxy in accordance with the Guidelines below and the Funds’ Proxy Voting Policy and Procedures. The Proxy Administrator is authorized to direct the Agent to vote a proxy in accordance with the Guidelines. Responsibilities assigned herein to the Proxy Administrator, or activities in support thereof, may be performed by such members of the Proxy Group or employees of the Advisers’ affiliates as are deemed appropriate by the Proxy Group.

B. Agent

An independent proxy voting service (the “Agent”), as approved by the Board of each Fund, shall be engaged to assist in the voting of proxies. The Agent is currently Institutional Shareholder Services Inc. The Agent is responsible for coordinating with the clients’ custodians and the Advisers to ensure that all proxy materials received by the custodians relating to the portfolio securities are processed in a timely fashion. The Agent is required to vote and/or refer all proxies in accordance with the Guidelines below. The Agent shall retain a record of all proxy votes handled by the Agent. Such record must reflect all of the information required to be disclosed in a Fund’s Form N-PX pursuant to Rule 30b1-4 under the Investment Company Act of

1940. In addition, the Agent is responsible for maintaining copies of all proxy statements received by issuers and to promptly provide such materials to an Adviser upon request.

Subject to the oversight of the Advisers, the Agent shall establish and maintain adequate internal controls and policies in connection with the provision of proxy voting services to the Advisers, including methods to reasonably ensure that its analysis and recommendations are not influenced by a conflict of interest, and shall disclose such controls and policies to the Advisers when and as provided for herein. Unless otherwise specified, references herein to recommendations of the Agent shall refer to those in which no conflict of interest has been identified.

C. Proxy Group

The Adviser shall establish a Proxy Group which shall assist in the review of the Agent’s recommendations when a proxy voting issue has been referred to the Proxy Administrator by the Agent. The members of the Proxy Group, which may include employees of the Advisers’ affiliates, may be amended from time to time at the Advisers’ discretion.

For each proposal referred to the Proxy Group, the Proxy Group will review the (i) Guidelines, (ii) recommendations of the Agent, and (iii) any other resources that any member of the Proxy Group deems appropriate to aid in a determination of the recommendation.

If the Proxy Group recommends a vote in accordance with the Guidelines, or the recommendation of the Agent, where applicable, it shall instruct the Proxy Administrator to so advise the Agent.

If the Proxy Group recommends a vote contrary to the Guidelines, or the recommendation of the Agent, where applicable, or if the proxy statement relates to a conflicted company of the Agent, as determined by the Advisers, it shall follow the procedures for such voting outlined below.

The Proxy Administrator shall use best efforts to convene the Proxy Group with respect to all matters requiring its consideration. In the event the Proxy Group cannot meet in a timely manner in connection with a voting deadline, the Proxy Administrator shall follow the procedures for such voting outlined below.

IV. Proxy Voting Guidelines ("Guidelines")

       A. General Policies

It shall generally be the policy of the Advisers to take no action on a proxy for which no client holds a position or otherwise maintains an economic interest in the relevant security at the time the vote is to be cast.

In all cases except those highlighted below, it shall generally be the policy of the Advisers to vote in accordance with the recommendation by the Agent, Institutional Shareholder Services Inc.

When a fund client participates in the lending of its securities and the securities are on loan at the record date, proxies related to such securities generally will not be forwarded to the relevant Adviser by the fund’s custodian and therefore will not be voted. In the event that the Adviser determines that the matters involved would have a material effect on the applicable fund’s investment in the loaned securities, the fund will exercise its best efforts to terminate the loan in time to be able to cast such vote or exercise such consent.

Interpretation and application of these Guidelines is not intended to supersede any law, regulation, binding agreement or other legal requirement to which an issuer may be or become subject. The Guidelines relate to the types of proposals that are most frequently presented in proxy statements to shareholders. Absent unusual circumstances, each Adviser will utilize these Guidelines when voting proxies on behalf of its clients. The Guidelines may be revised at any time, provided such revisions are reported to the Boards of Trustees of the Eaton Vance Funds.

B. Proposals Regarding Mergers and Corporate Restructurings

The Agent shall be directed to refer proxy proposals accompanied by its written analysis and voting recommendation to the Proxy Administrator for all proposals relating to Mergers and Corporate Restructurings.

C. Proposals Regarding Mutual Fund Proxies – Disposition of Assets/Termination/Liquidation and Mergers

The Agent shall be directed to refer proxy proposals accompanied by its written analysis and voting recommendation to the Proxy Administrator for all proposals relating to the Disposition of Assets/Termination/Liquidation and Mergers contained in mutual fund proxies.

D. Corporate Structure Matters/Anti-Takeover Defenses

As a general matter, the Advisers will normally vote against anti-takeover measures and other proposals designed to limit the ability of shareholders to act on possible transactions (except in the case of closed-end management investment companies).

E. Social and Environmental Issues

The Advisers generally support management on social and environmental proposals.

F. Voting Procedures

Upon receipt of a referral from the Agent or upon advice from an Eaton Vance investment professional, the Proxy Administrator may solicit additional research from the Agent, as well as from any other source or service.

1. WITHIN-GUIDELINES VOTES: Votes in Accordance with the Guidelines and/or, where applicable, Agent Recommendation

In the event the Proxy Administrator recommends a vote within Guidelines and/or, where applicable, in accordance with the Agent’s recommendation, the Proxy Administrator will instruct the Agent to vote in this manner.

2. NON-VOTES: Votes in Which No Action is Taken

The Proxy Administrator may recommend that a client refrain from voting under the following circumstances: (i) if the economic effect on shareholders' interests or the value of the portfolio holding is indeterminable or insignificant, e.g., proxies in connection with securities no longer held in the portfolio of a client or proxies being considered on behalf of a client that is no longer in existence; or (ii) if the cost of voting a proxy outweighs the benefits, e.g., certain international proxies, particularly in cases in which share blocking practices may impose trading restrictions on the relevant portfolio security. In such instances, the Proxy Administrator may instruct the Agent not to vote such proxy.

Reasonable efforts shall be made to secure and vote all other proxies for the clients, but, particularly in markets in which shareholders' rights are limited, Non-Votes may also occur in connection with a client's related inability to timely access ballots or other proxy information in connection with its portfolio securities.

Non-Votes may also result in certain cases in which the Agent's recommendation has been deemed to be conflicted, as provided for herein.

3. OUT-OF-GUIDELINES VOTES: Votes Contrary to Guidelines, or Agent Recommendation, where applicable, Where No Recommendation is Provided by Agent, or Where Agent's Recommendation is Conflicted

If the Proxy Administrator recommends that a client vote contrary to the Guidelines, or the recommendation of the Agent, where applicable, if the Agent has made no recommendation on a matter requiring case-by-case consideration and the Guidelines are silent, or the Agent's recommendation on a matter requiring case-by-case consideration is deemed to be conflicted, the Proxy Administrator will forward the Agent’s analysis and recommendation and any research obtained from the Agent or any other source to the Proxy Group. The Proxy Group may consult with the Agent as it deems necessary. The Proxy Administrator will instruct the Agent to vote the proxy as recommended by the Proxy Group. The Adviser will provide a report to the Boards of Trustees of the Eaton Vance Funds reflecting any votes cast contrary to the Guidelines or Agent Recommendation, as applicable, and shall do so no less than annually.

The Proxy Administrator will maintain a record of all proxy questions that have been referred by the Agent, all applicable recommendations, analysis and research received and any resolution of the matter.

V. Recordkeeping

The Advisers will maintain records relating to the proxies they vote on behalf of their clients in accordance with Section 204-2 of the Investment Advisers Act of 1940, as amended. Those records will include:

  A copy of the Advisers’ proxy voting policies and procedures;
  Proxy statements received regarding client securities. Such proxy statements received from issuers are either in the SEC’s EDGAR database or are kept by the Agent and are available upon request;
  A record of each vote cast;
  A copy of any document created by the Advisers that was material to making a decision on how to vote a proxy for a client or that memorializes the basis for such a decision; and
  Each written client request for proxy voting records and the Advisers’ written response to any client request (whether written or oral) for such records.

All records described above will be maintained in an easily accessible place for five years and will be maintained in the offices of the Advisers or their Agent for two years after they are created.

VI. Assessment of Agent and Identification and Resolution of Conflicts with Clients

A. Assessment of Agent

The Advisers shall establish that the Agent (i) is independent from the Advisers, (ii) has resources that indicate it can competently provide analysis of proxy issues, and (iii) can make recommendations in an impartial manner and in the best interests of the clients and, where applicable, their beneficial owners. The Advisers shall utilize, and the Agent shall comply with, such methods for establishing the foregoing as the Advisers may deem reasonably appropriate and shall do so not less than annually as well as prior to engaging the services of any new proxy voting service. The Agent shall also notify the Advisers in writing within fifteen (15) calendar days of any material change to information previously provided to an Adviser in connection with establishing the Agent's independence, competence or impartiality.

B. Conflicts of Interest

As fiduciaries to their clients, each Adviser puts the interests of its clients ahead of its own. In order to ensure that relevant personnel of the Advisers are able to identify potential material conflicts of interest, each Adviser will take the following steps:

• Quarterly, the Eaton Vance Legal and Compliance Department will seek information from the department heads of each department of the Advisers and of Eaton Vance Distributors, Inc. (“EVD”) (an affiliate of the Advisers and principal underwriter of certain Eaton Vance Funds). Each department head will be asked to provide a list of significant clients or prospective clients of the Advisers or EVD.
• A representative of the Legal and Compliance Department will compile a list of the companies identified (the “Conflicted
Companies”) and provide that list to the Proxy Administrator.
• The Proxy Administrator will compare the list of Conflicted Companies with the names of companies for which he or she has been referred a proxy statement (the “Proxy Companies”). If a Conflicted Company is also a Proxy Company, the
Proxy Administrator will report that fact to the Proxy Group.
• If the Proxy Administrator expects to instruct the Agent to vote the proxy of the Conflicted Company strictly according to the Guidelines contained in these Proxy Voting Policies and Procedures (the “Policies”) or the recommendation of the
Agent, as applicable, he or she will (i) inform the Proxy Group of that fact, (ii) instruct the Agent to vote the proxies and
(iii) record the existence of the material conflict and the resolution of the matter.
• If the Proxy Administrator intends to instruct the Agent to vote in a manner inconsistent with the Guidelines contained herein or the recommendation of the Agent, as applicable, the Proxy Group, in consultation with Eaton Vance senior management, will then determine if a material conflict of interest exists between the relevant Adviser and its clients. If the Proxy Group, in consultation with Eaton Vance senior management, determines that a material conflict exists, prior to instructing the Agent to vote any proxies relating to these Conflicted Companies the Adviser will seek instruction on how the proxy should be voted from:
• The client, in the case of an individual or corporate client;
• In the case of a Fund, its board of directors, or any committee or sub-committee identified by the board; or
• The adviser, in situations where the Adviser acts as a sub-adviser to such adviser.

The Adviser will provide all reasonable assistance to each party to enable such party to make an informed decision.

If the client, Fund board or adviser, as the case may be, fails to instruct the Adviser on how to vote the proxy, the Adviser will generally instruct the Agent, through the Proxy Administrator, to abstain from voting in order to avoid the appearance of impropriety. If however, the failure of the Adviser to vote its clients’ proxies would have a material adverse economic impact on the Advisers’ clients’ securities holdings in the Conflicted Company, the Adviser may instruct the Agent, through the Proxy Administrator, to vote such proxies in order to protect its clients’ interests. In either case, the Proxy Administrator will record the existence of the material conflict and the resolution of the matter.

The Advisers shall also identify and address conflicts that may arise from time to time concerning the Agent. Upon the Advisers’ request, which shall be not less than annually, and within fifteen (15) calendar days of any material change to such information previously provided to an Adviser, the Agent shall provide the Advisers with such information as the Advisers deem reasonable and appropriate for use in determining material relationships of the Agent that may pose a conflict of interest with respect to the Agent’s proxy analysis or recommendations. Such information shall include, but is not limited to, a monthly report from the Agent detailing the Agent’s Corporate Securities Division clients and related revenue data. The Advisers shall review such information on a monthly basis. The Proxy Administrator shall instruct the Agent to refer any proxies for which a material conflict of the Agent is deemed to be present to the Proxy Administrator. Any such proxy referred by the Agent shall be referred to the Proxy Group for consideration accompanied by the Agent’s written analysis and voting recommendation. The Proxy Administrator will instruct the Agent to vote the proxy as recommended by the Proxy Group.